Exhibit 2(a)

SolGold plc Annual Information Form September 16, 2019

TABLE OF CONTENTS Page NOTICE TO INVESTORS1 About this Annual Information Form  1 References to the Company  1 Forward-Looking Information  1 Technical Information 2 Presentation of Financial Statements  3 Currency 3 Exchange Rate Data  3 CORPORATE STRUCTURE 4 Name, Address and Incorporation  4 Intercorporate Relationships  5 DESCRIPTION OF THE COMPANY'S BUSINESS 6 Business of the Company 6 History 7 Corporate Strategy  12 Exploration Strategy  12 Emerging Market Issuer 15 CASCABEL PROJECT 20 Current Technical Report 20 Reliance on Other Experts  21 Project Description, Location and Access  21 Mineral Tenure 22 Underlying Agreements  23 Licences and Authorisations  23 Environmental Considerations  23 Mineral Rights in Ecuador  24 Climate, Infrastructure and Physiography 25 History 25 Geological Setting, Mineralisation and Deposit Types 26 Exploration 27 Drilling  28 Sample Preparation, Analysis and Data Verification 30 Mineral Processing and Metallurgical Testing  31 Mineral Resource and Mineral Reserve Estimates  34 Mining Operations  35 Mining Parameters  36 Processing and Recovery Operations 39 Infrastructure, Permitting and Compliance Activities 41 Environmental, Permitting and Social or Community Factors  44 Capital and Operating Costs  46 Exploration, Development, and Production  47 Project Development 49 Interpretation and Conclusions  49 OTHER MINERAL PROJECTS49 Ecuador  50 Australia  62 OTHER EXPLORATION 66 - i -

TABLE OF CONTENTS (continued) Page Solomon Islands 66 DIVIDENDS OR DISTRIBUTIONS 67 DESCRIPTION OF CAPITAL STRUCTURE67 Ordinary Shares  67 Options  67 MARKET FOR SECURITIES68 Trading Price and Volume  68 Prior Sales  69 OPTIONS TO PURCHASE SECURITIES69 Share Incentive Plan 70 NEWCREST SUBSCRIPTION AGREEMENT 70 Board Appointment Right  71 Anti-Dilution Right  71 Top-Up Right  72 Undertakings by Newcrest International 73 Technical Advisory Agreement  75 BHP SUBSCRIPTION AGREEMENT 75 MAXIT SUBSCRIPTION AGREEMENT79 Board Appointment Right  79 MAXIT SECOND TRANCHE SUBSCRIPTION AGREEMENT 80 ADMINISTRATION SERVICES AGREEMENT 80 CORNERSTONE TERM SHEETS 81 First Revised Cornerstone Term Sheet  81 Second Revised Cornerstone Term Sheet  81 SAMUEL CONSULTANCY AGREEMENT 83 ENVIRONMENTAL LICENCE85 WATER CONCESSION85 DIRECTORS AND EXECUTIVE OFFICERS 85 Name, Address, Occupation and Security Holdings  85 Biographies  88 Share Ownership  90 Terms of Directors  90 CONFLICTS OF INTEREST 90 DIRECTOR COMPENSATION90 General  90 CORPORATE GOVERNANCE 90 Board of Directors 90 Attendance Record  91 Board Mandate 92 - ii -

TABLE OF CONTENTS (continued) Page Position Descriptions  92 Other Directorships  92 Orientation and Continuing Education 92 Ethical Business Conduct 92 Board Committees 93 Nomination of Directors  93 Compensation  94 Assessments  94 Policies Regarding the Representation of Women 94 AUDIT AND RISK MANAGEMENT COMMITTEE 95 Audit and Risk Management Committee Charter  95 Composition of the Audit and Risk Management Committee  95 Relevant Education and Experience 95 External Auditor Service Fees  95 RISK FACTORS 95 LEGAL PROCEEDINGS AND REGULATORY ACTIONS 104 INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS104 AUDITOR, TRANSFER AGENTS AND REGISTRARS 104 MATERIAL CONTRACTS 104 INTERESTS OF EXPERTS 105 ADDITIONAL INFORMATION106 GLOSSARY OF TERMS107 SCHEDULE "A" CORPORATE GOVERNANCE CHARTER  A-1 SCHEDULE "B" MATTERS RESERVED FOR THE BOARD OF DIRECTORSB-1 - iii -

NOTICE TO INVESTORS About this Annual Information Form Certain capitalized terms and abbreviations used in this annual information form (this "AIF") shall have the meaning ascribed to such terms in the "Glossary of Terms". References to the Company Unless otherwise indicated or the context otherwise indicates, use of the terms "Company" and "SolGold" in this AIF refers to SolGold plc and its subsidiaries, or other entities controlled by them, on a consolidated basis. Forward-Looking Information This AIF contains certain statements which contain "forward-looking information" within the meaning of Canadian securities legislation (each a "forward-looking statement"). No assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this AIF should not be unduly relied upon. Forward-looking information is by its nature prospective and requires the Company to make certain assumptions and is subject to inherent risks and uncertainties. All statements other than statements of historical fact are forward-looking statements. The use of any of the words "anticipate", "plan", "contemplate", "continue", "estimate", "expect", "intend", "propose", "might", "may", "will", "shall", "project", "should", "could", "would", "believe", "predict", "forecast", "pursue", "potential", "capable", "budget", "pro forma" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, among others, statements pertaining to: the Company's future operating and financial results; • • schedules and timing of certain projects and the Company's strategy for growth; • projected revenues and the life of mines; • anticipated cash needs and needs for additional financing; the Company's competitive position and its expectations regarding competition; • treatment under governmental and other regulatory regimes and tax, environmental and other laws; and • • the Company's future plans with respect to exploration, development and, ultimately, production at its mineral properties. The forward-looking statements within this document are based on information currently available and what management believes are reasonable assumptions. Forward-looking statements speak only as of the date of this AIF. In addition, this AIF may contain forward-looking statements attributed to third-party industry sources, the accuracy of which has not been verified by the Company. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from a conclusion, forecast or projection contained in the forward-looking statements in this AIF, including, but not limited to, the following material factors: • the speculative nature of mining operations; • the ability of the Company to attract and retain qualified management to grow its business;

- 2 - • fluctuations in mineral prices and currencies; • the availability of acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions; • failure to complete future acquisitions; • economic and market conditions; future financial needs and availability of adequate financing; • laws governing the Company or the operators of properties where the Company holds interests; • • the Company's ability to make accurate assumptions regarding the valuation, timing and amount of payments in respect of properties in which it holds an interest; the production at or performance of properties where the Company holds interests; • • changes in estimates of mineral resources of properties where the Company holds interests; • acquisition and maintenance of permits and authorizations, completion of construction and commencement and continuation of production at the properties where the Company holds interests; and • publication of inaccurate or unfavourable research by securities analysts or other third parties. Such factors are discussed in more detail under the heading "Risk Factors". New factors emerge from time to time, and it is not possible for management to predict all of those factors or to assess in advance the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements contained in this AIF are expressly qualified by the foregoing cautionary statements and are made as of the date of this AIF. Except as may be required by applicable securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statement to reflect events or circumstances after the date of this AIF or to reflect the occurrence of unanticipated events, whether as a result of new information, future events or results, or otherwise. Technical Information The scientific and technical information contained in this AIF relating to the Company's mineral projects indicated herein is supported by the technical report for the Cascabel project in Ecuador (the "Cascabel Project") entitled "Cascabel Project, Northern Ecuador Alpala Copper-Gold-Silver Deposit Preliminary Economic Assessment ", dated May 7, 2019 and with an effective date of March 25, 2019, prepared by Wood plc, SRK Exploration UK, Mining Plus, Knight Piésold and Ernst and Young (the "Cascabel Technical Report"). The Cascabel Technical Report is subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Cascabel Technical Report, which has been filed with Canadian securities regulatory authorities pursuant to National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators ("NI 43-101") and is available for review under the Company's profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com. The Cascabel Technical Report is not and shall not be deemed to be incorporated by reference in this AIF. Where appropriate, certain information contained in this AIF updates information derived from the Cascabel Technical Report. Any updates to the scientific or technical information derived from the Cascabel Technical Report and any other scientific or technical information contained in this AIF was prepared by or under the supervision of Jason Ward

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((CP) B.Sc. Geol.), the Chief Geologist of the Company. Mr. Ward is a "qualified person" for the purposes of NI 43-101.

Presentation of Financial Statements

The Company's financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union and are presented in United States dollars.

Currency

Unless otherwise indicated, all references to "$" or "C$" in this AIF refer to Canadian dollars, all reference herein to "US$" in this AIF refer to U.S. dollars, all references to "£" in this AIF refer to British pounds, and all references to "A$" in this AIF refer to Australian dollars.

Exchange Rate Data

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rates for each period indicated and the exchange rate at the end of each such period, based upon the closing rates provided by the Bank of Canada:

	Year Ended June 30 (C$)		
	2019	**2018**	**2017**
High	**1.364**	1.331	1.374
Low	**1.280**	1.213	1.277
Rate at end of period(1)	**1.309**	1.317	1.302
Average rate for period(2)	**1.325**	1.270	1.326

(1) Represents the closing rate on the last day of trading of the respective period.

(2) Determined by averaging the closing rate for each day of the respective period.

The following table sets forth the high and low exchange rates for one British pound expressed in Canadian dollars for each period indicated, the average of the exchange rates for each period indicated and the exchange rate at the end of each such period, based upon the closing rates provided by the Bank of Canada:

	Year Ended June 30 (C$)		
	2019	**2018**	**2017**
High	**1.774**	1.837	1.777
Low	**1.662**	1.590	1.588
Rate at end of period(1)	**1.662**	1.736	1.690
Average rate for period(2)	**1.712**	1.711	1.824

(1) Represents the closing rate on the last day of trading of the respective period.

(2) Determined by averaging the closing rate for each day of the respective period.

The following table sets forth the high and low exchange rates for one Australian dollar expressed in Canadian dollars for each period indicated, the average of the exchange rates for each period indicated and the exchange rate at the end of each such period, based upon the closing rates provided by the Bank of Canada:

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	Year Ended June 30 (C$)		
	2019	**2018**	**2017**
High	**.972**	1.021	1.034
Low	**.913**	0.959	0.966
Rate at end of period(1)	**.945**	0.973	0.980
Average rate for period(1)	**.918**	0.984	0.983

(1) Represents the closing rate on the last trading day of the respective period.

(2) Determined by averaging the closing rate for each day of the respective period.

On September 16, 2019, the daily exchange rate for one U.S. dollar expressed in Canadian dollars as reported by the Bank of Canada, was $1.3248. On September 16, 2019, the daily exchange rate for one British Pound expressed in Canadian dollars as reported by the Bank of Canada, was $1.6466. On September 16, 2019, the daily exchange rate for one Australian dollar expressed in Canadian dollars as reported by the Bank of Canada, was $0.9093.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Company was incorporated and registered in England and Wales on May 11, 2005 under the name "Solomon Gold Limited" pursuant to the *Companies Act 1985* (United Kingdom), as amended (the "**UKCA**"). On November 16, 2005, the Company was registered as a foreign company under Part 5B.2 of the *Corporations Act* (Australia) and was assigned Australian Registered Body Number 117 169 856. On December 22, 2005, the Company re-registered as a public limited company pursuant to the UKCA under the name "Solomon Gold PLC". On May 28, 2012, the Company changed its named to "SolGold plc". The Company was admitted for trading on the Alternative Investment Market of the London Stock Exchange (the "**AIM**") under the symbol "SOLG" from February 10, 2006 to October 5, 2017. On October 6, 2017, the ordinary shares in the capital of the Company (the "**Ordinary Shares**") were listed on the standard listing segment of the Official List of the United Kingdom Listing Authority, admission to trade on the Main Market of the London Stock Exchange (the "**Main Market**") under the symbol "SOLG" and simultaneously cancelled trading on AIM. The Ordinary Shares have traded on the TSX under the symbol "SOLG" since July 14, 2017. See "*Description of the Company's Business*", "*Description of Capital Structure*" and "*Risk Factors*".

The Company's registered office is located at c/o Locke Lord (UK) LLP, 201 Bishopsgate, London, EC2M 3AB, United Kingdom. The Company's head office and principal place of business is located at Level 27, 111 Eagle Street, Brisbane, Queensland, Australia. The Company's telephone number is +61 7 3303 0660 and its website address is www.solgold.com.au.

- 5 - Intercorporate Relationships The material subsidiaries controlled by the Company, the jurisdictions of incorporation of those subsidiaries and the percentage of voting securities held, directly or indirectly, by the Company, are as follows: * The Company holds 31,153,092 common shares of Cornerstone Capital Resources Inc. ("Cornerstone") (4.87%) based on there being 639,079,720 shares of Cornerstone issued and outstanding as at June 30, 2019**, the entity which holds an indirect interest in the remaining 15% interest in Exploraciones Novomining S.A. ("ENSA") through its Ecuadorian subsidiary, Cornerstone Ecuador S.A. ("CESA"). Accordingly, through the shares held in Cornerstone, the Company has a further approximate indirect interest in ENSA of 0.74%. ** This information, not being within the knowledge of the Company, is based on Cornerstone's public disclosure, which is available on SEDAR.

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DESCRIPTION OF THE COMPANY'S BUSINESS

Business of the Company

SolGold is a Brisbane-based mineral exploration company that carries a diverse portfolio of exploration projects in Ecuador and Australia. SolGold has been focused on mineral exploration in the Andean copper belt in northern Ecuador since 2012. The Cascabel Project is SolGold's sole material project. As of the date of this AIF, the Company has made a number of announcements relating to copper and gold mineralization at the Alpala deposit, one of the mineral deposits at the Cascabel Project. See "*Cascabel Project*".

As of 30 June 2019, the Company currently holds interests in the following mineral projects:

Project	Location	Style	Ownership
Agustin	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Aurora	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Ayangasa	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Blanca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Carmen	Ecuador	Cu-Au Porphyry	100% owned
Cascabel	Ecuador	Cu-Au-Ag Porphyry	85% owned
Chical	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Cisne Loja	Ecuador	Cu-Au Porphyry & Au-Ag Epithermal	100% owned
Cisne Victoria	Ecuador	Cu-Au Porphyry	100% owned
Chillanes	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Coangos	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
El Cisne Azuay	Ecuador	Cu-Au-Ag Porphyry	100% owned
El Descanso	Ecuador	Cu-Au-Ag Porphyry	100% owned
Helipuerto	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
La Hueca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Machos	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Porvenir	Ecuador	Cu-Au Porphyry	100% owned
Río Amarillo	Ecuador	Cu-Au Porphyry	100% owned
Sacapalca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Salinas	Ecuador	Cu-Au-Ag Epithermal	100% owned
San Antonio	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Sharug	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Timbara	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Yatubi	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Zhucay	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Cracow West	QLD Australia	Au Epithermal	100% owned
Mt Pring	QLD Australia	Au Epithermal Magmatic Ni-Cu-PGE Sulphide Deposits	100% owned
Mt Perry	QLD Australia	Au Mesothermal	100% owned
Normanby	QLD Australia	Cu-Au Porphyry	100% owned
Rannes	QLD Australia	Au-Ag Epithermal	100% owned

- 7 - * The Company holds 31,153,092 common shares of Cornerstone (4.87%) based on there being 639,079,720 shares of Cornerstone issued and outstanding as at June 30, 2019**, the entity which holds an indirect interest in the remaining 15% interest in ENSA through its Ecuadorian subsidiary, CESA. Accordingly, through the shares held in Cornerstone, the Company has a further approximate indirect interest in ENSA of 0.74%. ** This information, not being within the knowledge of the Company, is based on Cornerstone's public disclosure, which is available on SEDAR. See "Other Mineral Projects". The success of the Company's exploration, evaluation and development of its mineral properties will be influenced by significant risks, including, but not limited to: project development, financial, economic, legal, operating in a political environment in an emerging market and fluctuations in commodity prices and currency exchange rates, varying levels of taxation. See "Description of the Company's Business – Emerging Market Issuer" and "Risk Factors". History The Company was incorporated on May 11, 2005, and its primary focus has since been to acquire, explore and, if appropriate, develop precious metal properties in Ecuador, the Solomon Islands and Australia. The following is a summary of the Company's development over the 3 most recently completed financial years. Fiscal Year 2017 On July 8, 2016, the Company announced that it had entered into a term sheet with Maxit Capital LP ("Maxit Capital") for a private placement for gross proceeds of up to US$20,000,000, comprised of a subscription of up to 238,475,000 Ordinary Shares by Maxit Capital and any third parties designated by Maxit Capital or the Company. On August 1, 2016, the Company announced that it had entered into a revised term sheet with Maxit Capital for a private placement for gross proceeds of up to US$36,500,000, comprised of a subscription of up to 268,800,000 Ordinary Shares by Maxit Capital and any third parties designated by Maxit Capital or the Company, at US$0.08 per Ordinary Share, for gross proceeds of US$21,500,000 and an Option to purchase additional Ordinary Shares for up to a further US$15,000,000. On August 16, 2016, the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) entered into a share subscription agreement (the "Maxit Subscription Agreement") pursuant to which Maxit Capital subscribed for 12,501,565 Ordinary Shares at a price of US$0.08 per Ordinary Share (the "Initial Maxit Subscription"). Under the Maxit Subscription Agreement, Maxit Capital was granted the right to nominate a director to be appointed as a director of the board of directors of SolGold (the "Board"), provided that Maxit Capital's percentage interest in the issued and outstanding Ordinary Shares did not, as a result of the voluntary sale of Ordinary Shares by Maxit Capital, fall below a 1.02% interest. Certain fees were payable to Maxit Capital under the Maxit Subscription Agreement relating to: (i) the Initial Maxit Subscription; (ii) Maxit Capital's role in arranging the conversion by DGR Global of approximately US$4,398,000 of debt into approximately 54,862,500 Ordinary Shares; and (iii) Maxit Capital's role in arranging the subscription for 181,687,500 Ordinary Shares by a number of other subscribers. These fees were satisfied by the Company through the issuances of 11,758,038 Ordinary Shares, 5,879,019 Options to purchase Ordinary Shares at 14 pence and 5,879,019 Options to purchase Ordinary Shares at 28 pence to Maxit Capital. For more information regarding the Maxit Subscription Agreement, see "Maxit Subscription Agreement". On August 30, 2016, SolGold announced that it had entered into a conditional share subscription with Newcrest International Pty Ltd. ("Newcrest International"), a wholly-owned subsidiary of Newcrest Mining Limited ("Newcrest Mining"). The agreement provided for the investment by Newcrest International of US$10,868,592 in exchange for 135,857,401 Ordinary Shares at US$0.08 per Ordinary Share, subject to SolGold shareholder approval. Under the agreement (the "Newcrest Subscription Agreement"), subject to Newcrest International holding more than 10% of the share capital of SolGold, Newcrest International has a right (but not an obligation) to appoint a director Westwood QLD Australia PGE Layered Intrusion 100% owned Kuma Valley Solomon Islands Cu-Au Porphyry 100% owned

- 8 - to the Board. For more information regarding the Newcrest Subscription Agreement, see "Newcrest Subscription Agreement". On September 9, 2016, the Company announced that, pursuant to the Maxit Subscription Agreement, Maxit Capital appointed Scott A. Caldwell to join the Board as a Non-Executive Director. On September 22, 2016, the Company announced that it had received a superior investment proposal to the conditional share subscription with Newcrest International. The superior investment proposal was made by Maxit Capital, offering to either: (i) arrange a cash investment into SolGold at a price of US$0.16 per Ordinary Share, for a total of US$20,000,000; or (ii) jointly subscribe with Newcrest International for total proceeds to the Company of US$33,000,000, whereby Newcrest International would subscribe for 10% of the capital of SolGold (10% then being 142,896,661 Ordinary Shares) at US$0.16 per Ordinary Share for an aggregate of US$22,863,000, and Maxit Capital and its clients would subscribe for 4.43% of the capital of SolGold (4.43% then being 63,353,338 Ordinary Shares) at US$0.16 per Ordinary Share, for an aggregate of US$10,137,000. On September 26, 2016, the Company announced that, in response to the superior investment proposal made by Maxit Capital, the Company had entered into conditional agreements with Maxit Capital and Newcrest International for the subscription by Maxit Capital and Newcrest International for a total of US$33,000,000, whereby Newcrest International would subscribe for 142,896,661 Ordinary Shares at US$0.16 per Ordinary Share for an aggregate of US$22,863,000, and Maxit Capital and its clients would subscribe for 63,353,338 Ordinary Shares at US$0.16 per Ordinary Share for an aggregate of US$10,137,000. On October 10, 2016, in connection with the conditional agreements entered into with each of Maxit Capital and Newcrest International, the Company announced that it had received an alternative investment and earn-in proposal from BHP Billiton plc ("BHP Billiton") (by way of Minera Spence S.A. or a nominated affiliate) to acquire a 10% interest of SolGold for US$30,000,000, at an implied price of US$0.22 per Ordinary Share. The offer also included a right in favour of BHP Billiton to appoint a director to the Board and an earn-in to the Cascabel Project in favour of BHP Billiton, entitling BHP Billiton to acquire 70% of ENSA out of SolGold's 85% interest in ENSA in consideration for US$275,000,000. The Company advised its shareholders that the Board (with Scott A. Caldwell abstaining) does not recommend the alternative investment and earn-in proposal from BHP Billiton, as it believes the proposal is not in the best interests of SolGold and its shareholders, and that it is not a superior proposal in comparison to the previously announced US$33,000,000 financing with Maxit Capital and Newcrest International. On October 11, 2016, the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) entered into a second tranche share subscription agreement (the "Maxit Second Tranche Subscription Agreement"), pursuant to which Maxit Capital subscribed for 10,347,089 Ordinary Shares at a price per Ordinary Share of US$0.16 (the "Maxit Second Tranche Subscription"). Certain fees were payable to Maxit Capital under the Maxit Second Tranche Subscription Agreement relating to the Maxit Second Tranche Subscription and its role in arranging the subscription for 53,006,250 Ordinary Shares by a number of other subscribers. These fees were satisfied by the Company through the issue of 7,833,730 Ordinary Shares, 3,916,865 Options to purchase Ordinary Shares at 14 pence and 3,916,865 Options to purchase Ordinary Shares at 28 pence to Maxit Capital. For more information, see "Maxit Second Tranche Subscription Agreement". On October 14, 2016, following shareholder approval, the Company issued a total of 63,353,339 Ordinary Shares at US$0.16 per Ordinary Share, for an aggregate of US$10,136,534 to Maxit Capital and clients of Maxit Capital. On October 17, 2016, following shareholder approval, the Company issued a total of 142,896,661 Ordinary Shares at US$0.16 per Ordinary Share for an aggregate of US$22,863,466 to Newcrest International. On January 31, 2017, the Company issued and allotted 100,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 29.9 pence per Ordinary Share, based on a 10-day VWAP.

- 9 - On March 1, 2017, the Company issued and allotted 240,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 38.4 pence per Ordinary Share, based on a 10-day VWAP. On March 3, 2017, the Company announced that, pursuant to the Newcrest Subscription Agreement, Newcrest International appointed Craig Jones to join the Board as a Non-Executive Director. Mr. Jones' appointment was ratified at the Company's annual general meeting on July 28, 2017. On March 21, 2017, the Company entered into an administrative services agreement with DGR Global (the "Administration Services Agreement"), whereby DGR Global agreed to provide administration services to SolGold from time to time, in exchange for a service fee in the amount of $30,000 per month. For more information, see "Administration Services Agreement". On May 30, 2017, the Company announced that it was granted 38 mineral concessions across Ecuador, totalling at least 128,760 km2. The granted concessions form 14 project areas over individual porphyry systems: Rio Amarillo; Chillanes; San Antonio; Salinas, Salampe, Yatubi; Agustin; Sharug; Porvenir; Helipuerto; Blanca; Sacapala; Timbara; PIÑAS; Chical and Rio Mira. These new concessions are all located on the Andean copper belt and are 100% indirectly owned by the Company, through the Company's Ecuadorian subsidiary companies. On June 19, 2017, Scott Caldwell resigned from his position as a Non-Executive Director of the Company. On June 22, 2017, the Company announced the completion of its offering of 78,889,080 Ordinary Shares at 41 pence per Ordinary Share to raise gross aggregate proceeds of US$41,230,000 (the "June 2017 Offering"). Newcrest International subscribed for US$40,000,000 Ordinary Shares under the June 2017 Offering, which increased Newcrest International's holding to 219,772,271 Ordinary Shares, representing 14.54% of the then issued and outstanding share capital of the Company. For more information, see "Newcrest Subscription Agreement". On June 23, 2017, the Company entered into a consultancy agreement (the "Samuel Consultancy Agreement") with Samuel Capital Pty Ltd. ACN 078 336 044 ("Samuel"), a company associated with Nicholas Mather, chief executive officer ("CEO") and Managing Director of the Company, pursuant to which Samuel is engaged as an independent contractor to the Company. For more information, see "Samuel Consultancy Agreement". Fiscal Year 2018 In July 2017, the Board adopted a share incentive plan (the "Share Incentive Plan"). The Share Incentive Plan was approved by shareholders at the Company's annual general meeting on July 28, 2017. For more information, see "Options to Purchase Securities – Share Incentive Plan". On July 14, 2017, the Company commenced trading on the Toronto Stock Exchange ("TSX") under the trading symbol "SOLG". On July 21, 2017, the Company announced its intention to apply for admission to list its Ordinary Shares on the standard listing segment of the Official List of the United Kingdom Listing Authority, admission to trade on the Main Market and cancellation of trading on the AIM. On July 28, 2017, the Company passed a resolution that generally and unconditionally authorizes the directors of the Company to exercise all the powers of the Company to allot Ordinary Shares in the Company or grant rights to subscribe for or to convert any securities into Ordinary Shares up to a maximum aggregate nominal amount of £6,000,000. This authority will expire at the earlier of: (a) the conclusion of the next annual general meeting of the Company; and (b) October 28, 2018. Notwithstanding the foregoing, if before the expiry of this authority, the Company makes an offer or agreement which would or might require securities to be allotted after such expiry, the directors of the Company may allot the securities in pursuance of such an offer or agreement as if the authority conferred had not expired. This resolution revokes and replaces all unexercised authorities previously granted to the

- 10 - directors of the Company to allot shares or grant rights for or to convert any securities into shares, but without prejudice to any allotment of shares or grants of rights already made, offered or agreed to be made pursuant to such authorities. On July 28, 2017, the Company passed a special resolution that authorizes the directors of the Company to allot equity securities, up to the aggregate nominal amount of £6,000,000, without requiring that such equity securities first be offered to existing shareholders pro rata to their holdings. This authority will expire at the earlier of: (a) the conclusion of the next annual general meeting of the Company; and (b) October 28, 2018. Notwithstanding the foregoing, if before the expiry of this authority, the Company makes an offer or agreement which would or might require securities to be allotted after such expiry, the directors of the Company may allot the securities in pursuance of such an offer or agreement as if the authority conferred had not expired. On August 11, 2017, the Company issued and allotted 690,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 38.16 pence per Ordinary Share, based on a 10-day VWAP. On August 18, 2017, the Company announced that it expects this admission to trade on the Main Market and simultaneous cancellation of trading on AIM to occur on October 6, 2017, subject to receipt of the necessary approvals. On August 29, 2017, the Company announced that it was granted 21 mineral concessions across totaling 249,608 hectares in addition to those granted in May 2017. The granted concessions form an additional 6 project areas over individual porphyry systems: Ayangasa; Coangos; El Cisne; Zhucay; Machos and La Hueca. These new concessions are 100% owned by the Company, through the Company's Ecuadorian subsidiary companies. On October 2, 2017, the United Kingdom Listing Authority approved the Company's prospectus to list its Ordinary Shares on the Main Market. On October 6, 2017, the Ordinary Shares commenced trading on the Main Market under the symbol "SOLG" and simultaneously cancelled trading on the AIM. On November 8, 2017, the Company announced that it had entered into an agreement with a syndicate of underwriters led by National Bank Financial Inc. and Canaccord Genuity Corp. (the "Underwriters"), pursuant to which the Underwriters agreed to purchase, on a bought deal private placement basis, 180,000,000 Ordinary Shares at a price of 25 pence (C$0.42) per Ordinary Share, for aggregate gross proceeds of £45,000,000 (C$75,600,000) (the "November 2017 Private Placement"). In connection with the November 2017 Private Placement, the Company and the Underwriters entered into an underwriting agreement dated November 30, 2017 (the "November 2017 Underwriting Agreement"). Certain fees were payable to the November 2017 Underwriting Agreement relating to the November 2017 Private Placement and the role the Underwriters played in the offering of 180,000,000 Ordinary Shares. These fees were satisfied by the Company through the payment of cash equal to 3.0% of the aggregate gross proceeds from the sale of Ordinary Shares in connection with the November 2017 Private Placement. In connection with the November 2017 Private Placement and pursuant to Newcrest International's Top-Up Right (as defined herein) under the Newcrest Subscription Agreement, Newcrest International subscribed for 26,172,000 Ordinary Shares. On November 30, 2017, the Company announced the closing of the November 2017 Private Placement. The Company used the gross proceeds from the November 2017 Private Placement for exploration and studies to advance its Cascabel Project, regional exploration in Ecuador, working capital and general corporate purposes. On January 3, 2018, the Company announced the results of maiden mineral resource estimate ("MRE") for the Alpala deposit at the Cascabel Project.

- 11 - On January 30, 2018, the Company announced the results of its annual general meeting held on the same date, pursuant to which the shareholders of the Company approved, among other things, the amendment of the Company's Articles to reflect the transition of the Company from the AIM to the Main Market and to make certain other updates. On May 1, 2018, the Company announced the appointment of James Clare to join the Board as a Non-Executive Director and the appointment of Eduardo Valenzuela as Study Manager of the Company. Fiscal Year 2019 On July 2, 2018, the Company disclosed the sale of 850,000 Ordinary Shares at a price of 21.25 pence per Ordinary Share for aggregate gross proceeds of £180,625, by The Mather Foundation Limited, a Philanthropic Auxiliary Foundation Trust Fund, of which the Company's CEO, Nicholas Mather, is a Director. The sale represented less than 1% of the total shareholdings associated with Mr. Mather in the Company. On July 5, 2018, the Company announced the grant of 21,250,000 Options to the Company's key employees of the Company exercisable at 40 pence, expiring on July 4, 2020, and the grant of 250,000 Options to a third party as part of their services contract exercisable at 60 pence, expiring on July 4, 2021. On July 13, 2018, the Company provided an update on the drilling program at Alpala and Aguinaga, at the Company’s Cascabel project in Northern Ecuador. The highlights included extension drilling at Alpala Central “High-Grade Core” is expected to extend the high-grade mineralization along the lower and northeast margins of the deposit, extension drilling at Alpala Central “Western Lobe” continues to intersect shallow mineralization above the existing resource limits along the southwest margin of the deposit, extension drilling at Alpala Northwest and Trivinio continues to extend Alpala deposit, and Aguinaga drilling has confirmed near surface potential. On September 5, 2018, the Company announced that it was informed by BHP Billiton that as a result of the purchase of Ordinary Shares from Guyana Goldfields Inc., BHP Billiton acquired an interest in 103,125,000 Ordinary Shares representing approximately 6.1% of the Company's issued share capital as at such date. On October 17, 2018, the Company issued and allotted 100,000,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to BHP Billiton, pursuant to BHP Billiton’s Top-Up Right (as defined herein). The allotment to BHP Billiton was priced at 45 pence for an aggregate of US$59,200,000 On November 8, 2018, the Company issued and allotted 2,596,826 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to BHP Billiton, pursuant to Billiton’s Top-Up Right (as defined herein). The allotment to BHP Billiton was prices at 38.88 pence per Ordinary Share, based on a 10-day VWAP. On November 26, 2018, the Company issued and allotted 6,712,200 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary share to Newcrest International, pursuant to Newcrest International’s Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 37.14 pence per Ordinary Share, based on a 10-day VWAP On December 20, 2018, John Bovard retired from his position as a Non-Executive Director of the Company. On January 31, 2019, the Company announced its intention to make an offer to acquire all of the issued and outstanding common shares of Cornerstone. On June 14, 2019, the Company disclosed the sale of 400,000 Ordinary Shares at a price of 27.93 pence per Ordinary Share for aggregate gross proceeds of £111,700, by The Mather Foundation Limited, a Philanthropic Auxiliary Foundation Trust Fund, of which the Company's CEO, Nicholas Mather, is a Director. The sale represented less than 0.5% of the total shareholdings associated with Mr. Mather in the Company. On June 28, 2019 the Company announced the filing of a Preliminary Economic Assessment prepared for the Company's Cascabel Project in accordance with NI 43-101.

- 12 - On June 17, 2019, the Company announced the appointment of Jason Ward and Anna Legge to join the Board as Executive Directors and Liam Twigger to join the Board as a Non-Executive Director. Events Subsequent to Fiscal Year 2019 On July 29, 2019 the Company announced the appointment of Mr Ingo Hofmaier to the position of Executive General Manager, Project and Corporate Finance. Corporate Strategy The Company's corporate strategy is to: create wealth for its shareholders by exploring, discovering and defining inventories of, but not limited to, copper and gold metal; • • primarily focus on copper and gold, taking up the growth potential and increasing global demands; target regions with high-grade deposits; • • target lower-scale exploration opportunities to enable low cost entry into mineral projects and prospects; • focus on a disciplined and systematic approach to exploration; • maximize shareholder funds on "in the ground" exploration expenditure as a proportion of the total budget in order to generate high-quality results; • secure additional exploration projects by applying for new tenements and/or farm-in style agreements; • undertake an on-going review of potentially "value accretive" opportunities that are presented to the Company from time to time; • respect the communities and environment in which it operates; and • maintain a strong focus on health and safety for employees and contractors. SolGold aims to capitalize on the growth potential for copper where global urbanization increases copper demand. The Company is focused on two types of metals: copper and gold. At the same time, SolGold seeks to continue its commitment to corporate social responsibility, which includes its commitment to: (i) the health and safety of its employees and contractors; and (ii) to the environmental sustainability of the communities in which it conducts exploration. The Company aims to maintain its outstanding safety record and to ensure that its employees are properly trained and use planned and controlled safety procedures. In addition, the Company intends to continue expanding its environmental and social management programs which were first established in 2012. SolGold strives to build strong community relations with the communities at the Cascabel Project, and sponsors a number of community enterprises as well as engages in environmental monitoring studies and rehabilitation programs. Exploration Strategy At the Cascabel Project, the benefits of corporate deals with Newcrest Mining and Maxit Capital were realised with exploration fully funded for coming years as drilling continued to expand the Alpala deposit. A review of drilling results has clarified significant intersections at updated metal prices, and geology model analysis is constantly improving drill targeting capabilities. Drilling to date has not yet constrained the rich Alpala copper-gold deposit, and the deposit continues to grow.

- 13 - The Company delivered an updated mineral resource estimate (MRE#2) on the Cascabel Project on the 4th of January, 2019 and is currently directing drilling capability and operations currently to the collection of necessary data to complete a prefeasibility assessment by first quarter, 2019. The Company's exploration strategy includes the following elements: • capitalization of the Company's history of successful discoveries of mineral resources; • detailed due diligence of project opportunities; a disciplined approach to the evaluation of projects to generate exploration datasets, that may include some of all of the following exploration activities: (i) geological mapping; (ii) stream, soil and rock chip geochemical sampling; and (iii) geophysical surveying; • generation of robust drill targets testing mineralization deposit models based on multiple exploration datasets; and • drill testing targets to define potentially economic mineral resources that the Company may develop to the feasibility study stage. • SolGold has experience at both the operational management and the Board level to define and develop mineral resources from discovery through to feasibility and development. SolGold plans to remain engaged in project generation globally, targeting tectonically fertile areas and countries which have potential to experience growth in the next mining upturn, as well as streamlining the development of its assets in Australia. In Ecuador, the Company seeks to acquire high-grade projects, advance the Cascabel Project, develop existing regional projects and obtain additional tenements. At the Cascabel Project, the Company aims to continue realising benefits from its corporate transactions with Newcrest Mining and Maxit Capital, as the Company's exploration spreads beyond the Alpala deposits. A review of drilling results has clarified high-grade intersections at updated metal prices, and geology model analyses continue to improve drill targeting capabilities. SRK Exploration was commissioned to update the Alpala mineral resource estimate in this period, supporting the estimate with a NI 43-101 report The November 2018 Alpala MRE update, dated 15 November 2018, was estimated from 68,173 assays, with 66,739 assays representing diamond drill core samples, and 1,434 assays representing rock-saw channel samples cut from surface rock exposures. Drill core samples were obtained from a total of 133,576m of drilling comprising 128 diamond drill holes, including 75 drill holes, 34 daughter holes, 8 redrills, and 11 over-runs, and represents full assay data from holes 1-67 and partial assay data received from holes 68 to 75. Rock-saw samples were obtained from 2743m of rock-saw cuts from 262 surface rock exposure trenches. In contrast, the December 2017 Maiden MRE was estimated from 26,814 assays obtained from 53,616m of drilling comprising 45 drill holes including 10 daughter holes and 5 redrills. Additional porphyry copper-gold targets within the Cascabel Project require significant further drill testing, with supplementary drilling anticipated for resource definition at additional targets. During the financial year ended 30 June 2019, up to twelve drill rigs were operational at the Cascabel project, completing a total of 91,255m of drilling. A total 83,997m of drilling was completed at the Alpala Deposit during the fiscal year deposit. With a total of 203,555m of drilling completed on the Cascabel Project to 30 June 2019. The 2019 drilling campaign at Cascabel is presently utilising 10 drilling rigs, comprising 9 man-portable machines and 1 large track-mounted machine. The drilling fleet is currently expanding, from 9 man-portable machines to a total of 15 rigs expected to be active on the project by September 2019, expanding the drilling fleet as the company expedites data collection ahead of the planned Alpala Deposit Pre-Feasibility Study (PFS) deadline by end Q1 2020.

- 14 - Drilling is focussed on continued resource extension and infill drilling along the Alpala trend as well as extensive geotechnical, hydrological, hydrogeological, metallurgical and petrophysical work. Supplementary work underway at the Alpala Deposit includes geotechnical mining studies using downhole optical and acoustic Televiewer imaging, and rock-mechanics investigations using in-situ over-coring (3D stress testing), as well as in-situ measurement of rock mass permeability by hydraulic packer testing. The current drilling fleet of 10 is deployed as seven rigs focused on resource extension and infill drilling, with and three rigs focussed on geotechnical, hydrogeological and sterilisation drilling. A further four man-portable rigs currently under construction at HP Drilling workshops in Cuenca, Southern Ecuador. One is scheduled for arrival in August, and three others scheduled for arrival in September and October. A specialised Hydrological drilling contractor has been signed to supply a further 2 drilling rigs, scheduled to commence groundwater drilling and water testing in late July 2019, bolstering the drilling fleet to a planned total of 15 machines. Large track mounted Rigs have been demobilised from site following swap-out with man-portable machines due to difficulties in accessing off-road drill sites with the larger machines. Assays of the remaining 6 holes at Aguinaga prospect have been received and a review of the Aguinaga drilling program is currently underway. Assaying of Aguinaga samples was temporarily suspended during 2018 in order to reduce back-log of assays pertaining to Alpala Deposit resource estimation work. Further drilling at the Aguinaga prospect was similarly been delayed due to high demand along the Alpala trend, and future requirements are under assessment as part of the current review. Country wide generative work was initiated in 2012 to acquire top quality projects in this emerging mining country. While this work continues, SolGold has emerged as the largest concession holder in Ecuador. SolGold subsidiaries currently hold 72 granted tenements for approximately 3,200 km2, in addition to the Company's Cascabel Project. These tenements cover the targets previously identified in the study of potential prospective porphyry centres throughout the northern Andean copper belt in Ecuador. Teams of the Company's geologists are on the ground throughout Ecuador conducting initial baseline data collection and identifying prospective targets for follow-up exploration. Over the past year, first pass reconnaissance mapping, stream sediment geochemistry, and detailed geological mapping over target areas has rapidly covered most of the 72 concessions. Based on the results of this initial exploration, 12 priority targets have been identified for second phase exploration in Ecuador. Ongoing exploration will focus on advancing these priority projects, through geophysical surveys and detailed soil geochemistry, with a view to progress to drill testing as soon as permissions are in place. The 12 priority projects are as follows: • • • • • • • • • • • • Blanca – epithermal gold La Hueca – copper gold porphyry Porvenir – copper gold porphyry Cisne Loja – epithermal gold Timbara – copper gold porphyry Rio Amarillo – copper gold porphyry Chillanes – copper gold porphyry Salinas – epithermal gold Sharug – copper gold porphyry Cisne Victoria – copper gold porphyry Coangos – copper gold porphyry and epithermal gold Chical – epithermal gold

- 15 - The reconnaissance programs have demonstrated the presence of porphyry copper gold or epithermal gold style mineralisation in all 12 of the 100% owned granted SolGold priority regional project areas throughout the length of Ecuador. Panned gold, magnetite and outcropping mineralisation are testament to the world class potential of all the SolGold project areas. SolGold was successful in is application to extend the Kuma prospecting license through its wholly owned subsidiary ARM. Field mapping conducted in June 2019 concentrating on the Kuma and Alimuno Rivers supports the need for drilling to further test targets in the identified in the Kuma prospect. A drilling program is planned for 2019. The Mbetilonga lease was surrendered in December 2018. SolGold continues to hold tenements across central and southeast Queensland, through its wholly owned subsidiaries, Central Minerals Pty Ltd and Acapulco Mining Pty Ltd. Exploration during the reporting period included a single diamond hole at Cracow West (374.43m), 8 RC/Diamond holes at Westwood (617.1m), 100 line-km’s / 126km2 Airborne EM (VTEM) and 3D inversion modelling at Rannes, tenement-wide photo-structural interpretation at Normanby and the granting of a new EPM at Mt Pring. Emerging Market Issuer Ecuadorian Properties In order to hold and maintain good title in its Ecuadorian property interests, the Company and its subsidiaries must comply with all laws and regulations concerning the granting and governing of mineral licences, including, amongst others: • payment of the annual licence fees and reclamation fund fee; • submission of exploration / mining work plans and reports; compliance with occupational health and safety requirements; and • • protection of the environment. Similarly, the Company and its subsidiaries must comply with any common practices of the state authorities and/or courts of Ecuador (for example, maintaining regular channels of communication and attendance at regular meetings as requested from time to time). Failure to comply with any statutory or practical requirements could trigger suspension of the mining activities or revocation of the mineral licences held by the offending subsidiaries. The Company also has a syndicated insurance policy in place for political risk insurance through the Company's global insurance broker. If the policy is triggered by a relevant event, it will entitle the Company to reimbursement to the extent of its expenditure on the project. The policy has recently been extended to a maximum of US$143 million in coverage and expires in September 2020. Legal Right to Conduct Operations The current Ecuadorian legislative regime requires that a mining corporation and the Ecuadorian Government enter into an exploitation contract prior to the exploitation of natural resources. Under Ecuadorian law, any mineral resources existing above or below ground are owned by the state. In order to undertake mineral surveys, or exploration/exploitation activities, the Company (or its subsidiaries) must obtain certain exploration and/or mining licences from the relevant authorities in Ecuador. In order to validly hold the relevant licences, the legal entities must be established and registered as taxpayers in Ecuador. Additionally, any business activity intended to be carried out by an entity under a mineral licence must be recorded in the company charter, and state registration certificate, of that entity prior to the commencement of the business activity. See "Cascabel Project – Mineral Rights in Ecuador"

- 16 -

Licences

The following subsidiaries of the Company have been validly established under the laws of Ecuador, are registered as taxpayers and hold the following mineral licences in Ecuador:

- ENSA;
- Carnegie Ridge Resources S.A.;
- Green Rock Resources S.A.;
- Cruz del Sol S.A.; and
- Valle Rico Resources S.A.

These subsidiaries currently hold the mineral concessions as at 30 June 2019 in Ecuador set forth in the following table:

Name of Concession	**Name of Subsidiary**	**Location (Province)**
Agustin 1	Valle Rico Resources S.A.	Los Rios
Agustin 2	Valle Rico Resources S.A.	Cotopaxi
Agustin 3	Valle Rico Resources S.A.	Cotopaxi
Aurora 1	Valle Rico Resources S.A.	Esmeraldas
Aurora 2	Valle Rico Resources S.A.	Esmeraldas
Ayangasa 1	Cruz del Sol S.A.	Morona Santiago
Ayangasa 2	Cruz del Sol S.A.	Morona Santiago
Blanca	Carnegie Ridge Resources S.A.	Carchi
Carmen	Green Rock Resources S.A.	Azuay
Cascabel	ENSA	Imbabura
Chical 1	Carnegie Ridge Resources S.A.	Carchi
Chical 2	Carnegie Ridge Resources S.A.	Carchi
Chical 3	Carnegie Ridge Resources S.A.	Carchi
Chillanes	Green Rock Resources S.A.	Chimborazo
Chimius	Cruz del Sol S.A.	Morona Santiago
Chimius 2	Cruz del Sol S.A.	Morona Santiago
Chimius 3	Cruz del Sol S.A.	Morona Santiago
Cisneros	Cruz del Sol S.A.	Morona Santiago
Coangos	Cruz del Sol S.A.	Morona Santiago
Coangos 2	Cruz del Sol S.A.	Morona Santiago
Cumtza 1	Cruz del Sol S.A.	Morona Santiago
Cumtza 2	Cruz del Sol S.A.	Morona Santiago
El Cisne	Cruz del Sol S.A.	Morona Santiago
El Cisne 1a	Green Rock Resources S.A.	Azuay
El Cisne 1b	Green Rock Resources S.A.	Azuay
El Cisne 2a	Green Rock Resources S.A.	Loja
El Cisne 2b	Green Rock Resources S.A.	Loja
El Cisne 2c	Green Rock Resources S.A.	Loja

- 17 -

Name of Concession	Name of Subsidiary	Location (Province)
El Descanso 1a	Valle Rico Resources S.A.	Santo Domingo de los Tsachilas
El Descanso 1b	Valle Rico Resources S.A.	Pichincha
Helipuerto	Cruz del Sol S.A.	Morona Santiago
Helipuerto 2	Cruz del Sol S.A.	Morona Santiago
Helipuerto 3	Cruz del Sol S.A.	Morona Santiago
Helipuerto 4	Cruz del Sol S.A.	Morona Santiago
La Florida	Cruz del Sol S.A.	Zamora Chinchipe
La Hueca	Cruz del Sol S.A.	Zamora Chinchipe
Loyola	Green Rock Resources S.A.	Zamora Chinchipe
Machos 1	Cruz del Sol S.A.	Zamora Chinchipe
Machos 2	Cruz del Sol S.A.	Zamora Chinchipe
Nangaritza 1	Green Rock Resources S.A.	Zamora Chinchipe
Nangaritza 2	Green Rock Resources S.A.	Zamora Chinchipe
Nieves	Carnegie Ridge Resources S.A.	Carchi
Porvenir 1	Green Rock Resources S.A.	Zamora Chinchipe
Porvenir 2	Green Rock Resources S.A.	Zamora Chinchipe
Porvenir 3	Green Rock Resources S.A.	Zamora Chinchipe
Porvenir 4	Green Rock Resources S.A.	Zamora Chinchipe
Rio Amarillo I	Carnegie Ridge Resources S.A.	Imbabura
Rio Amarillo Ii	Carnegie Ridge Resources S.A.	Imbabura
Rio Amarillo Iii	Carnegie Ridge Resources S.A.	Imbabura
Rio Mira	Carnegie Ridge Resources S.A.	Carchi
Sacapalca 1	Green Rock Resources S.A.	Loja
Sacapalca 2	Green Rock Resources S.A.	Loja
Salampe	Valle Rico Resources S.A.	Los Rios
Salinas	Valle Rico Resources S.A.	Los Rios
Salinas 1	Valle Rico Resources S.A.	Bolívar
Salinas 2	Valle Rico Resources S.A.	Bolívar
Salinas 3	Valle Rico Resources S.A.	Bolívar
Salinas 4	Valle Rico Resources S.A.	Bolívar
San Antonio	Green Rock Resources S.A.	Cañar
San Salvador	Cruz del Sol S.A.	Morona Santiago
Santa Cruz	Cruz del Sol S.A.	Zamora Chinchipe
Sharug	Green Rock Resources S.A.	Azuay
Sharug 2	Green Rock Resources S.A.	Azuay
Timbara	Green Rock Resources S.A.	Zamora Chinchipe
Timbara 2	Green Rock Resources S.A.	Zamora Chinchipe
Timbara 3	Green Rock Resources S.A.	Zamora Chinchipe
Timbara 4	Green Rock Resources S.A.	Zamora Chinchipe
Tsapa	Cruz del Sol S.A.	Morona Santiago
Victoria	Cruz del Sol S.A.	Morona Santiago
Yanguza	Cruz del Sol S.A.	Morona Santiago

- 18 - As at the date of this AIF, neither the Company nor any of its subsidiaries are aware of any restrictions or conditions currently imposed (or likely to be imposed) by the government of Ecuador which may affect their business operations in Ecuador. Ecuador regulations have broad authority to shut down and/or levy fines against facilities that do not comply with regulations or standards. Other Regulatory Matters The Company has engaged local legal counsel with specific expertise in the applicable regulatory areas to advise it on required regulatory approvals. The Company's local legal counsel in Ecuador has delivered a title opinion to the Company and the Board regarding the Company's and its subsidiaries' right to conduct business in Ecuador. Risks of Corporate Structure - Foreign Subsidiaries The Company has incorporated and maintains subsidiaries as they are relevant to the jurisdictions in which the Company undertakes its operations and enables the Company's compliance with its corporate and commercial obligations within each of the legal frameworks of those countries. The Company maintains the subsidiaries as separate operating entities to limit the Company's liability for its operations and business across multiple jurisdictions, to diversify risk and allow for greater diversification and increased efficiencies. The Company has implemented a system of corporate governance, internal controls over financial reporting, and disclosure controls and procedures that apply at all levels of the Company and its subsidiaries. These systems are overseen by the Board, and implemented by the Company's senior management. The Company's corporate structure has been designed to ensure that the Company controls, or has a measure of direct oversight over, the operations of its subsidiaries. With the exception of ENSA, the Company's subsidiaries are 100% beneficially owned, controlled or directed, directly or indirectly, by the Company. ENSA is 85% owned by the Company. The Company, as the ultimate shareholder, has internal policies and systems in place which provide it with visibility into the operations of its subsidiaries, including its subsidiaries operating in emerging markets, and the Company's management team is responsible for monitoring the activities of the subsidiaries. The Company, directly or indirectly, controls the appointments of all of the directors of its subsidiaries. The directors of the Company's subsidiaries are ultimately accountable to the Company as the shareholder appointing him or her, and the Board and senior management. As well, the annual budget, capital investment and exploration program in respect of the Company's mineral properties are established by the Company. Further, signing officers for subsidiary foreign bank accounts are either employees of the Company or employees of the subsidiaries. In accordance with the Company's internal policies, all subsidiaries must notify the Company's corporate treasury department of any changes in their local bank accounts including requests for changes to authority over the subsidiaries' foreign bank accounts. Monetary limits are established internally by the Company as well as with the respective banking institution. Annually, authorizations over bank accounts are reviewed and revised as necessary. Changes are communicated to the banking institution by the Company and the applicable subsidiary to ensure appropriate individuals are identified as having authority over the bank accounts. In addition, the Board is able to cause each subsidiary to transfer funds to the Company to fund the expenses of the Company, including the salary of its officers, director fees, legal fees or the costs of any investigation that the Board or the Audit and Risk Management Committee may need to undertake in order to comply with their fiduciary obligations to the Company. In order to legally remove the directors and officers of each of the Company's subsidiaries, the corporate laws of Ecuador, Australia and the Solomon Islands would need to be complied with, as applicable, based on the jurisdiction Name of Concession Name of Subsidiary Location (Province) Yatubi I Valle Rico Resources S.A. Bolívar Yatubi Ii Valle Rico Resources S.A. Los Rios Zhucay Cruz del Sol S.A. Cañar

- 19 - of incorporation of such subsidiary as well as the constitution of each such subsidiary. The directors (if any) and officers can be removed by the passing of a resolution of the shareholders at a general meeting in Ecuador. The directors can be removed by the passing of an ordinary resolution of the shareholders at a general meeting in Australia and the Solomon Islands and the officers of the Company's subsidiaries in Australia and the Solomon Islands can be removed by way of an ordinary directors' resolution. To the best knowledge of the Company, the Company and all of the subsidiaries of the Company are in compliance with all foreign investment regulations in Ecuador. The Company's books and records are located at the principal office of the Company. The minute books, corporate seal (if applicable) and records of each subsidiary of the Company are held in: (a) in the case of the Ecuadorian subsidiaries, at Tovar ZVS Spingarn, AV.12 De Octubre N26-97 Y Lincoln, Edificio Torre 1492, Oficina 1505, Quito Ecuador; and (b) in the case of all other subsidiaries at Level 27, 111 Eagle Street, Brisbane, Queensland, Australia. The Company confirms that there are no material agreements that involve any of the subsidiaries of the Company that have not been identified as a material contract of the Company and that could reasonably be considered a material contract if the Company itself were a party to the agreement. A "material change" in the business, operations or capital of the subsidiaries of the Company would be regarded as a material change for the Company. See "Risk Factors – The Company is subject to foreign exchange risks relating to its foreign subsidiaries". Management Experience in Foreign Jurisdiction Nicholas Mather (Managing Director and CEO), Brian Moller (Chairman), Craig Jones (Non-Executive Director), James Clare (Non-Executive Director), Jason Ward (Executive Director and President of ENSA) and Priy (Priyanka) Jayasuriya (Chief Financial Officer ("CFO")) have experience conducting business in Ecuador. For officers with limited experience conducting business in Ecuador, in order to facilitate such individuals familiarizing themselves with: (i) the laws and legal/operational requirements of Ecuador; and (ii) the local business culture and practices in Ecuador, including differences in banking systems and controls as between Ecuador and the jurisdiction(s) they are familiar with, the Company has taken the following measures: The Company has considered facilitating visits of such individuals to Ecuador as well as the material project of the Company; • • The Company has engaged English-speaking legal counsel in Ecuador, which has prepared a title opinion in English, relating to the Company's Ecuadorian properties. Individuals are able to reach out to such legal counsel; and There is active communication among and between directors and officers and management and directors and officers able to share their experiences conducting business in Ecuador and regular updates on current events and business in Ecuador is shared among directors and officers. • Of the Board, Nicholas Mather (Managing Director and CEO), Craig Jones (Non-Executive Director), Jason Ward (Executive Director and President of ENSA) and Anna Legge (Executive Director) have visited Ecuador and the Cascabel Project. The members of the Board are able to discuss with local management in Ecuador on a regular basis via teleconference/telephone. Language Proficiency The primary language of Ecuador is Spanish. Jason Ward (Executive Director and President of ENSA) is fluent in Spanish. Nicholas Mather (Managing Director and CEO), Brian Moller (Chairman) and Priy (Priyanka) Jayasuriya (CFO) speak limited Spanish. All members of the Company's local management team in Ecuador also speak proficient English. In addition, all members of the Company's management team, all members of the Board and all relevant Company advisors, including the Company's legal advisor in Ecuador, speak English fluently and as such, there is no language barrier that will need

- 20 - to be overcome. All Board meetings are conducted in English and all material documents relating to the Company and its subsidiaries that are provided to the Board have either been prepared in English or have been translated to English, if applicable. Given the foregoing, the Company has determined that a formal communication plan is not necessary. Difficulty in Enforcing Judgements All of the Company's subsidiaries and assets are located outside of Canada. Accordingly, it may be difficult for investors to enforce within Canada any judgments obtained against the Company, including judgments predicated upon the civil liability provisions of applicable Canadian securities laws. Consequently, investors may be effectively prevented from pursuing remedies against the Company under Canadian securities laws. Certain directors and officers of the Company, including the Managing Director and CEO, reside outside of Canada and substantially all of the assets of these persons are located outside of Canada. The Company has adequately addressed the risk of the Company's mind and management being domiciled outside of Canada in terms of an investor's ability to exercise statutory rights and remedies under Canadian securities law by setting this fact out by appointing Bennett Jones LLP as their agent for service of process. In the event a judgment is obtained in a Canadian court against one or more of the Company's directors or officers for violations of Canadian securities laws, it may not be possible to enforce such judgment against those directors and officers not resident in Canada. Additionally, it may be difficult for an investor, or any other person or entity, to assert Canadian securities law claims in original actions instituted in Ecuador. Courts in this jurisdiction may refuse to hear a claim based on a violation of Canadian securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by foreign law. CASCABEL PROJECT ENSA holds a 100% ownership interest in the Cascabel Project. SolGold holds approximately a 85.73% ownership in the Cascabel Project, comprised of: (i) its 85% ownership interest in ENSA; and (ii) its investment in Cornerstone of 31,153,092 shares in Cornerstone (4.87%) based on there being 639,079,720 shares of Cornerstone issued and outstanding as at June 30, 2019 (this information, not being within the knowledge of the Company, is based on Cornerstone's public disclosure, which is available on SEDAR)), the entity which holds the remaining 15% ownership interest in ENSA through its Ecuadorian subsidiary, CESA, which amounts to a further indirect interest in ENSA of approximately 0.73%. In this section, capitalised terms used by not defined have the meaning given in the PEA. Current Technical Report Cascabel Project, Northern Ecuador Alpala Copper-Gold-Silver Deposit Preliminary Economic Assessment (PEA) with an effective date of 25th of March 2019, and a signed date of 7th of May, 2019 was filed on SEDAR in accordance with National Instrument 43-101 Standards of Disclosure for Mineral Projects on the 27th of June, 2019. The Cascabel Technical Report was prepared and compiled by Wood plc (Wood) for SolGold Plc (SolGold) for its Cascabel Project, Alpala Copper-Gold-Silver Deposit in Northern Ecuador. The authors and qualified persons for this report are: Table 2.1: Authors Company Qualified Person Wood Plc Stephen G. Cowley BScEng, MEngSc, MIEAust, CPEng (Ret), RPEQ Wood Plc Peter Jens Gron, BSc, MAusIMM SRK Exploration Services Ltd James Gilbertson CGeol, MCSM, FGS SRK Consulting (UK) Limited Martin Pittuck CEng, MIMMM, FGS Mining Plus Pty Ltd Aaron Spong MAusIMM CP (Mining) B Eng (Mining) Knight Piésold Ltd Ken Embree BASc Geo Eng

- 21 - The effective date for the PEA is 25th March 2019. It relies on geological and Mineral Resource Estimate published on the 4th January 2019 with an effective date of 7 November 2018, and on metallurgical Testwork data received prior to 25th March 2019. Readers are cautioned that the projected mining method, potential production profile and plan and mine plan referred to in the PEA are conceptual in nature. There is no certainty that an economic outcome will be realised or that a production decision will be made. The PEA of the Cascabel Project (Alpala deposit) includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be categorized as Mineral Reserves and there is no certainty that the preliminary economic assessment will be realised. Reliance on Other Experts Analyses of SolGold exploration samples have been performed by different laboratories over the life of the project. All laboratories are independent of SolGold and Cornerstone and are accredited laboratories for the analysis methods used. Those used to date include: ACME Vancouver, Met-Solve Vancouver, ALS Lima and Inspectorate Lima. ALS Kamloops Canada performed the metallurgical Testwork used by Wood to develop the recovery models and the process plant flowsheets for this study. Ernst & Young ("EY") carried out the economic analysis and prepared Section 22 of the PEA report. Information including process plant recoveries, mill production schedules, and capital and operating cost estimates used by EY as inputs to the economic analysis were provided by Mining Plus and Wood, who also verified that those inputs were used by EY in the preparation of Section 22. Project Description, Location and Access Location and access The Cascabel Project is located within the Imbabura province of northern Ecuador, approximately 100 km north of the capital Quito. The northern border of the project lies approximately 20 km south of the Colombia-Ecuador border, and 75 km southeast of San Lorenzo, located on Ecuador's pacific coast. Access is via a sealed highway that runs along the Rio Mira River. The closest major centre is Ibarra located 90 km by road from the north of the concession. The property contains three small settlements: Santa Cecilia Village, Rocafuerte Base Camp and Alpala Camp. Three further settlements lie proximal to the project area at San Pedro, Urbina and Cachaco. Local labour is drawn from these settlements.

- 22 -

Figure 3.1: Location Map (Source: SolGold, 2018)


N
700000 E
San Lorenzo
800000 E
COLOMBIA
ALPALA DEPOSIT
Esmeraldas
ECUADOR
10100000 N
10100000 N
Carchi
ALPALA DEPOSIT
Porphyry Cu-Au
Carolinas Hydro
Power Station
Powerline
Esmeraldas
Powerline
Imbabura
Ibarra
LEGEND
Project tenement
Town
Major road
Railway
Port
Powerline
Oil pipeline
LLURIMAGUA DEPOSIT
Sucumbios
10000000 N
Pichincha
Quito
Orellana
700000 E
800000 E
50km

Mineral Tenure

The Ecuador Mining cadastre classifies the Cascabel licence area as a single area under cadastral code 402288. The licence area covers 4,979 hectares (4.5 km^2) and is registered as an Advanced Exploration Licence for metallic minerals.

The current mining licence was granted in March 2011 to Santa Barbara Copper and Gold S.A. (Santa Barbara) (which is now called Exploraciones Novomining S.A. (ENSA)) under the name Cascabel with cadastral code 402288. The licence is valid for 25 years and renewable for a further 25 years.

The licence was initially issued to ENSA on 12 January 2007. ENSA was subsequently sold to Cornerstone Ecuador S.A. (CESA), a subsidiary of Cornerstone Capital Resources Ltd in July 2011. In July 2012, SolGold Plc entered into a Earn-in Agreement with Cornerstone, ENSA and Cornerstone Ecuador S.A (CESA) to explore the Cascabel licence (Earn-in Agreement). ENSA is currently jointly owned by SolGold (85%) and Cornerstone Capital Resources (15%).

In February 2013 the Earn-in Agreement was supplemented by a binding Term Sheet between SolGold Plc, Cornerstone, CESA and ENSA (Term Sheet).

- 23 - Underlying Agreements As part of the terms of the sale of Exploraciones Novomining S.A. by Santa Barbara Resources, Santa Barbara Resources Ltd were granted a 2 percent net smelter return (the "NSR"). The NSR is the gross amount received from the sale of ores, concentrates or precipitates process for the mine less the fair market costs of smelting, refining, sampling, charges and penalties for treatment and testing and less the fair market costs of handling, transporting, securing and insuring that material. Pursuant to the Earn-in Agreement and the Term Sheet, SolGold Plc is entitled to the purchase of 1% NSR for US$1 M within 3 months of the completion of a bankable feasibility report, and a further 1% NSR for US$3 M within 3 months of a decision made by the owners to mine the projects. Since the dissolution of Santa Barbara Resources Ltd in 2015, the benefit of the NSR has been held by a third-party agent in trust for the benefit of the prior shareholders of Santa Barbara Resources Ltd. In the event Cornerstone Capital Resources Inc.'s (Cornerstone) equity interest in ENSA is diluted below 10%, Cornerstone's equity interest will be converted to a half of one percent (0.5%) interest in a Net Smelter Return and SolGold will have right to purchase the Net Smelter Return for US$3.5 million at any time. As of the 25th March 2019, Cornerstone's equity interest in ENSA had not diluted below 10%. Licences and Authorisations Regulatory licences and authorisations currently related to the Cascabel Project include: • Registration of the Cascabel Mining Title for Advanced Exploration under Code 402288 and approved by the Ministry of Natural Resources, Mines North Sub-secretariat, Ecuador - MRNNR-SRM, and the Mining Regulations and Control Agency of Ecuador - ARCOMM). • Environmental Licence under Mining Title Code 402288 (Ministry of the Environment, Ecuador). Water Licensing approved by the National Secretariat of Water of the Republic of Ecuador (SENAGUA). • • Fuel Licensing approved by the Hydrocarbon Regulation and Control Agency ("ARCH") • ANEXO 2.5. Copia de la Declaración Juramentada [ANNEX 2.5. Copy of the Affidavit] • Certificate of Compliance with Employers Obligations (Ecuadorian Social Security Institute). All licences listed above remain current and no additional licences beyond the granted licences above are required to undertake exploration within the Cascabel licence. An extension to the current advanced exploration area was granted in 2016 to allow drilling of the Aguinaga deposit. SolGold have entered into Land Access Agreements to all areas of the Cascabel Project concession with proprietors and maintains strong working relationships with all stakeholders. Environmental Considerations Exploration and mining activities in Ecuador are subject to provisions of the Mining Act, 2009 (Ley de Minería). According to the Mining Act, the holders of mining licences must obtain and submit environmental studies to prevent, mitigate, control and repair the environmental and social impact resulting from such activities. The Environmental Department of the Ministry of Energy and Mines is responsible for the approval of the environmental studies of the Project. According to the Environmental Regulation for Mining Activities (Reglamento Ambiental para Actividades Mineras), the required environmental studies are: • Environmental Impact Preliminary Evaluation ("EIPA")

- 24 - • Environmental Impact Assessment ("EIA") • Environmental Audit ("EA"). In August 2013, an Environmental Licence for advanced exploration including drilling was issued by the Ecuadorean Ministry of Environment. SolGold has commenced acquisition of landholdings in the Cascabel project area in anticipation of infrastructure requirements for the project development. As of the 30th of November 2018, SolGold has purchased 686 hectares with negotiations ongoing on other properties. There are no existing environmental liabilities on the property. Mineral Rights in Ecuador Mining in Ecuador is mainly governed by the Mining Act ("MA"), issued on 29 January 2009 and the General Regulation of the Mining Act ("GRMA"), issued on 16 November 2009, which regulates activity as a whole. To conduct exploration in Ecuador, a mining licence must be granted by the Ministry of Mining and registered with the respective mining registry managed by the Agency for Regulation and Control of Mining ("ARCOM" (Agencia de Regulación y Control Minero)). The term of a mining licence is 25 years and is renewable for similar periods upon request by the licence holder. Once the licence has been granted, exploration may be conducted for a four-year term, which is identified as the initial exploration period and governed by Article 36. The holder of the licence is entitled to request a further four-year period from the Ministry of Mining, under Article 37, to proceed with advanced exploration. At this point, part of the exploration licence will be relinquished, although there is no legislated minimum area to be dropped. The Ministry will process this application provided the company has met the minimum investment commitment during the initial exploration stage and submitted a plan of activities and minimum expenditures contemplated under the advanced exploration stage. Other aspects of the Mining Act that are considered to be pertinent are described as follows: Regarding taxation and royalties - The holder of the licence is subject to other taxes, payments and contributions such as: Corporate Income Tax – 25% of profits derived from the project • • Labour Profit-Sharing Tax – 15% (12% to the State and 3% to employees in the case of large-scale mining, and 10% to the State and 5% to employees in the case of medium-and small-scale mining) Value Added Tax – 12% • Municipal taxes and contributions, social security contributions • • Annual conservation fee that the holder of the licence shall pay for each mining hectare by March each year – This equates to 2.5% of the government mandated "basic salary", currently US$394, per hectare of the mining licence for the initial exploration period for fiscal year 2019. This doubles to 5% of the basic salary per hectare for the advanced exploration and economic evaluation periods, and doubles again to 10% during the operational phase of the mining licence. In addition to the taxes outlined above, the holder of the licence must pay to the State a royalty of no less than 5% of the value of all sales and no more than 8% for the sale of gold, silver and copper (large-scale mining). For medium and small-scale mining, the royalty is 4% and 3% respectively, while artisanal mining is not subject to royalties.

- 25 -

The Ecuadorian government has various taxes, duties and levies that may or may not be applicable to future mining operations depending on the mining exploitation contract established between SolGold and the Ecuadorian government and the laws in force at that time.

Regarding surface rights – The holder of a mining licence has an easement over the surface land in order to duly exercise its mining rights. The rights emanating from this easement include, among others, the right to occupy certain areas for constructions required for mining activities, as well as rights related to waterways, railways, landing strips, ramps, transport belts, and electrical installations. The easement must be registered in the mining registry managed by the ARCOM.

In August 2013, an Environmental Licence for advanced exploration including drilling was issued by the Ecuadorean Ministry of Environment.

Climate, Infrastructure and Physiography

The topography of the project area is moderate to steep with elevations rising from 750 to 2,140 m above sea level. The rugged terrain is incised by four large drainage complexes. Vegetation is tropical forest with a well-developed soil horizon up to 10 m thick in parts.

The climate of the Project area is characterised by humid weather, with a bi-modal rainy season having peaks in December and March, each with rainfall in excess of 200 mm on average. Total average rainfall for the region is approximately 1,500 mm. Regionally, temperatures do not fluctuate greatly throughout the year. Average annual temperature is approximately 17ºC, with maxima in excess of 30ºC and minima typically around 10ºC.

Infrastructure in the region and throughout Ecuador is generally good, with road access, power, water, skilled labour and unskilled labour all readily available in the local area. A two-lane sealed highway (E10) connecting the cities of Ibarra and San Lorenzo runs along the northern margin of the property, and a further multi-lane highway (E15) provides a link further south to the port city of Esmeraldas. A multi-lane highway (Pan-American E35) links Ibarra and the capital Quito.

Power generation in Ecuador is dominated by hydro-electric with 18 power plants across the state. Currently eight new hydroelectric dams are under construction in Ecuador, with the first completed in April 2016. Once fully operational, this power station is set to generate 1,500 MW with Ecuador aiming for 86% of electricity needs to be met by hydropower in 2020.

A small hydro-electric site is located at Carolinas to the southeast of the licence (Figure 3.1). Its current design capacity is unknown.

History

Historical exploration of the project area, undertaken from 1980 to 2011, highlighted widespread geochemical anomalism in stream pan-concentrates, stream sediments and rock chips over a 9 km^2 area in the northern half of the licence area. Previous explorers focused on the source of gold, copper, lead and zinc in stream sediments, which led to the location of gold-bearing, polymetallic epithermal quartz veins in streams that flank the northern periphery of the Alpala deposit. A description of ownership history and key activities is summarised in Table 4.1.

Table 4.1: Summary of Ownership History and Key Activities

Period	Company	Major Activities Advancing Cascabel Project
1980-1984	Ecuadorian Institute of Mining (INEMIN) in JV with Codelco (Chile) through the Llurimagua JV.	Noroccidente Project
1984-1985	INEMIN & Belgium-Ecuadorian Mission (BEM)	Preliminary inspections

- 26 -

Table 4.1: Summary of Ownership History and Key Activities		
Period	**Company**	**Major Activities Advancing Cascabel Project**
1986	INEMIN (ex-DGGM) & Rio Tinto Zinc Corporation	Western Cordillera I: analyses of samples from anomalies in the Parambas and Morán Rivers and extensions identified in previous INMEM/BEM study
1988-1991	Lumina Gold (ODIN Mining & Exploration)	Preliminary stream sediment sampling
1991-1997	Japan International Cooperation Agency	Discovered porphyries that intrude the Apuela batholith at Junin - in the same belt of mineralisation as the Cascabel licence (proximal to but not including Cascabel)
1998 - 2000	Government of Ecuador	Western Cordillera II: Definition of geochemical provinces within the Western Cordillera including Cascabel as part of a Cu-Pb-Zn-Ag-Au epithermal deposit.
1998-2000	INEMIN	EMDEC Project (Ecuadorian Mining Development & Environmental Control Project)- 1
2008-2011	Santa Barbara Copper and Gold (SBCG)	Stream Sediment & Rock Sampling (Indicated presence of nearby porphyry system)
2011-2012	Cornerstone Capital Resources (CCR)	Stream sediment, pan-con, rock chip sampling (93 samples)
2012-Present	Exploraciones Novomining SA (ENSA) (SolGold 85% & CCR 15%)	**May 2012**: Alpala discovery outcrop found. Immediate follow-up field programs
		soil/rock chip/rock-saw channel sampling
		Anaconda mapping
		Soil spectral mapping – coarse fragments in soils
		Nov 2012: Geophysics (ongoing)
		Aug 2013: Environmental licence received from MAE
		Sep 2013: Drilling commences at Alpala (ongoing)
		Hole 5 marks the discovery of the high-grade world-class Alpala porphyry copper-gold deposit
		Dec 2017: Mineral Resource Estimate #1 announced
		Nov 2018: Mineral Resource Estimate #2 announced

Geological Setting, Mineralisation and Deposit Types

The Eocene Alpala porphyry deposit lies in a zone of overlap between the Eocene and Miocene Andean porphyry belts. The Andean Porphyry belt is a well-documented linear belt that hosts many known copper porphyry deposits as well as epithermal concentrations of gold, copper and silver. The belt extends from southern Chile and Argentina in the south to Ecuador and Colombia in the north.

The Western Tectonic Realm (Cedial et al., 2003) of Ecuador and Colombia hosts multiple intrusion related systems. This geological setting is associated with the porphyry copper, epithermal gold, and polymetallic skarn mineral deposit types.

The accretionary terranes around the Cascabel licence are considered to hold significant potential for hosting economic porphyry systems due to the combination of terrane accretion and compressional tectonics, shallow subduction, crustal scale sutures and calc-alkaline magmatism.

The major rock types of the Cascabel tenement consist of Cretaceous siltstones and minor sandstones that are unconformably overlain by a Tertiary sequence of andesitic lavas and volcano-sedimentary rocks. A series of Middle

- 27 - to Late-Eocene (Bartonian) hornblende-bearing diorites, quartz diorites and tonalities intrude the volcano-sedimentary sequence and form plutons, stocks and dykes. The Alpala group is a roughly northwest trending porphyry cluster located in the south of the Cascabel licence and has been the primary focus for exploration under SolGold, hosting all the drilling to date. The diamond drilling has defined a northwesterly-trending, steeply northeast-dipping, dyke-stock complex of diorite to quartz diorite intrusions that extends more than 2,000 m northwest by 1,000 m northeast and exceeds 2,000 m in height. The geometry of the various lithologies and intrusive bodies at Alpala is now well understood and has been modelled from the completed drilling demonstrating 3D continuity. Table 5.1 provides a summary of the main intrusions in chronological order. A series of later stage post mineralisation ("PM") barren intrusions have also been identified as well as an extensive zone of hydrothermal brecciation along the northeastern flank of the deposit. Minor intersections of mineralisation have been identified within the breccia, attributed to quartz vein-bearing clasts of mineralised diorite. Three major steeply-dipping to sub-vertical sets of faults are recognised in the Alpala system, showing strike-directions of northwest, north-northwest and less commonly, northeast. The amounts of post-mineralisation offset along these faults are believed to be small. SolGold has undertaken the 3D geological modelling of the Alpala lithologies based on the lithological logging, cross sectional and bench plan diagrams developed on site, SRK provided initial guidance and conducted a detailed review of the geological and grade models. A 3D fault model has also been created by SolGold. Exploration Amongst the first exploration techniques employed on the Cascabel Project was geochemical sampling of stream sediment, soil and rock which built on historical programmes. Soils samples collected over the Cascabel Project area produced coincident molybdenum, gold and copper/zinc ratio in soil anomalies across a number of inferred porphyry centres. TerraSpec™ analysis of the coarse residues from 3,300 soil samples was used to identify zones of variable clay-mica alteration. Hydrothermal alteration deduced from these results was inferred to represent the structurally controlled roots of a lithocap above the Alpala porphyry system. Building on past 1:10,000 scale mapping of the project area, the SolGold field teams continue to perform 1:500 scale, "Anaconda" style geological mapping over the tenement area and updates to the local geology map remain on-going. Table 5.1: Relative Timing of the Volcanic Rocks and Six Main Intrusive Phases Identified at Alpala Lithology V D10 QD10 QD15 D15/IM D20/LM QD20/ LM QD Relative Timing 0 1 2 3 4 5 6 Lithology Macuchi volcanics & volcaniclas tics Sub-porphyritic fine-med Diorite Porphyritic Qtz-Diorite Porphyritic Qtz-Diorite Fine grained Diorite Porphyritic Diorite Porphyritic Qtz-Diorite Veining All vein types All vein types All vein types, Abundant B1, B2 and C Minor B1, Common B2 & later veins Common D, Occasional B1 and B2 Rare B, Abundant D No B or C, Abundant D Distinguishing Features - - Unidirectio nal solidificati on textures (UST) - - - -

- 28 - A total of 423 rock chip and grab samples have been taken across the Alpala prospect to identify and define the surface mineralisation and geology and form the basis of more detailed channel sampling. The channel sampling program resulted in 702 samples from 84 channels. The results provided an inferred margin of a mineralised porphyry system and allowed SolGold to plan the first targeted core drill holes into the Alpala system. A helicopter-borne magnetics and radiometric survey was flown over the entire Cascabel tenement. The reduced to the pole images from this data identified a magnetic high/low complex that is broadly coincident with the >1.4 ppm Mo soil anomaly that is centred on the Alpala cluster. A ground magnetic survey was completed over about 30 km2 of the Cascabel tenement. This represented 650 km of total-field magnetic data that was acquired from east-west oriented lines spaced every 50 m. The reduced to the pole image for the ground magnetics data identified a major zone of magnetite-destruction to occur over much of the Alpala porphyry cluster. The 3D magnetic inversion (MVI) models based on the ground magnetic data in the Alpala region mostly coincide with subsurface mineralised envelopes and reveal a northwest trending line of significant magnetic bodies at Moran, Trivinio, Alpala Northwest, and Alpala Central. Petrographic studies have identified more than six major phases of intrusion that are delineated on the basis of composition and relative timing-relationships with porphyry-related vein-stages. Scanning Electron Microscopy (SEM) techniques indicate that the primary copper minerals are chalcopyrite and bornite. Also, gold occurs as discrete grains of electrum (typically 65% to 85% Au) that range from 1 to 50 microns in diameter. The electrum grains occur within chalcopyrite, bornite, pyrite and rarely quartz and anhydrite. Grains of low-Ag gold (>90% Au) that are 1 to 3 microns in diameter are associated with sulphide grains and occur locally within silicate minerals. Drilling Introduction Diamond drilling to date has defined a northwest-trending, steeply northeast-dipping dike-stock intrusive complex that extends more than 2000 m northwest by 1000 m northeast and exceeds 2000 m in height. A total of six major phases of intrusion have been defined by SolGold geologists on the basis of composition and relative timing-relationships with porphyry-related vein-stages from observations at surface and within the drill core. Each of these subsequent intrusions have either introduced mineralising fluids into the Alpala system, remobilised existing mineralisation or contributed to localised overprinting and destruction of the pre-existing mineralisation. SolGold commenced diamond drilling on 1 September 2013. A total of 133,576 m of drilling has been completed at the time of the effective date of MRE#2. Three distinct phases of drilling have been completed to date, with drilling on the Alpala deposit continuing in a fourth phase. Phase 1 Drilling: Exploration and Reconnaissance Drilling Phase 1 drilling focussed on extending the discovery outcrop of sheeted and stockwork "B" type quartz veins in Alpala Creek, both at depth and along strike towards the northwest. Phase 1 drilling utilised 2 HP man-portable machines to complete a total of 23,670.04 m diamond drilling. Drill holes were inclined at angles between -60 to -87° towards the south west and provided relatively steep intersection angles into the northwest trending Alpala body which dips approximately –78° towards northeast. Initial results indicated that a mineralised copper-gold porphyry system exists at depth and that this mineralisation is intimately related to the sheeted and stockwork veining seen at surface. The first phase of drilling concluded on 6 June 2016 following completion of a detailed review of geological interpretations at Alpala.

- 29 -

Phase 2 Drilling: Maiden Resource Drilling (MRE#1)

Phase 2 drilling focused on defining the extent of mineralisation at Alpala and the northwest and southeast extensions to allow a maiden Mineral Resource estimate to be calculated. Phase 2 drilling utilised 7 HP man-portable rigs, 2 Titeline track mounted rigs and 1 x Hytec track mounted rigs. The second phase of drilling concluded on 18 December 2017 ahead of completion of the Maiden MRE (MRE#1). MRE#1 was completed from an overall 62,525.6 m of drilling.

Phase 3 Drilling: Resource Update Drilling (MRE#2)

Phase 3 drilling focused on extending and upgrading the existing Alpala resource with drill targeting focussed on infill drilling of the high-grade core of the deposit, as well as resource extension drilling both along and across the main northwest trend of the deposit. Phase 3 drilling utilised 7 HP man-portable rigs, 3 Titeline track mounted rigs and 2 x Hytec track mounted rigs to complete drilling. Phase 3 drilling was completed on the 7 November 2018 ahead of the updated MRE (MRE#2).

MRE#2 was estimated from a total of 133,576 m of drilling comprising 128 diamond drill holes, including 75 drill holes, 34 daughter holes, 8 re-drills, and 11 over-runs.

Figure 7.1: Plan of all Drill Holes and Rock-Saw Channels Showing Copper Equivalent Assay Results, Intervals Awaiting Assay Results are Coloured Blue (SolGold, 2018)


Alpala Drilling Plan
Looking Down
to Moran
Trivinio
to Parambas
Ventanas
Alpala NW
Alpala West
Carmen
Alpala East
ALPALA CAMP
Alpala South
Alpala SE
to Cristal
Drill Hole & Rocksaw Collar Position
Drill Hole Path with Assay Results
Drill Hole Path with Assay Results Pending
Dual Carriage Dirt Road
Dirt Access Tracks
Major Streams

- 30 - Sample Preparation, Analysis and Data Verification Verifications by SolGold SolGold routinely undertakes data verification as part of the on-going exploration programme. Checks completed include validation for all tabulated data, including collar and down-hole survey, sampling information, assay and lithology interval data. Validation of sample results from the latest phase of drilling uses standards, blanks and duplicate samples inserted routinely into each batch submitted to the laboratory to a percentage of 8.7%. Sample Security Samples are packaged on site by SolGold and have been dispatched periodically to one of the three assaying laboratories via two sample preparation laboratories in either Cuenca or Quito though the history of the drilling programme. Sample security and dispatch forms are completed for each shipment documenting the number and type of samples to be received by the laboratory. A SolGold driver transports the samples to either the ACME preparation laboratory in Cuenca (ACME or Met-Solve assaying), or the ALS preparation laboratory in Quito (ALS assaying). Sample Storage The Rocafuerte core facility is located in a secured compound with dedicated undercover processing and storage areas. After logging and cutting, samples are bagged, and magnetic susceptibility readings taken in the sample area. Samples remain here until they are despatched. Core is stored in stacked core boxes available for review and future sample requirements. Pulps are held at the laboratory for 90 days, then transported to the SolGold facility in Quito. Sample preparation and analysis Sample preparation has been performed by two laboratories to date: Luis Aucay and Asociados, Cuenca, and ALS Quito. The assaying of drill core and channel samples collected during SolGold's exploration programmes have been performed by the laboratories: ACME, Vancouver, ALS Geochemistry, Lima and Met-Solve, British Columbia. Sample preparation, chain of custody and data security procedures and assaying methods employed by SolGold are consistent with industry best practices (Gilbertson & Pittuck, 2018). A routine quality assurance and quality control ("QAQC") programme has been implemented by SolGold to monitor the on-going quality of the analytical database. This programme involves Certified Blanks, Certified Reference Material ("CRMs" or standards), Field Duplicates and Interlaboratory comparisons. SRK's review (Gilbertson & Pittuck, 2018) of the programme and the copper and gold results concluded: Ore Research and Exploration, Australia ("OREAS") samples performed adequately, reporting values within three standard deviations. • • The two CDN CRMs used in the initial stage of drilling (up to hole CSD-15-011) show initially poor precision in both copper and gold; however, this improved with time after changing laboratory. • Good correlation between the parent and field duplicate assay results for copper and gold. The limited outliers are considered to reflect small-scale geological variability, especially with respect to gold. Inter-laboratory comparisons of copper and gold test results shows a strong positive trend with certified materials performing well. •

- 31 -

Independent On-site verifications

Onsite verifications were conducted as part of the PEA study by Wood, Knight Piésold and SRK in August 2018. This site visit included observations of personnel performing exploration activities, visits to communities and potential sites to contain infrastructure and reviews of procedures and information collected in the areas of environment, community, geotechnics, metallurgy and surface infrastructure.

Additional onsite verifications were conducted by SRK in October 2017 and January 2018 to review exploration procedures, the geological database, geological modelling procedures, examine drill core, interview project personnel and collect relevant information for the preparation of mineral resource models and compile technical reports.

Onsite verifications found the procedures and information collected are of sufficient quality with no critical gaps in the data that would pose significant risk to completing the PEA.

Mineral Processing and Metallurgical Testing

A metallurgical test program was conducted at ALS Metallurgical Laboratories, Kamloops, Canada. Metallurgical testwork based on 20 samples, averaging 53 kg per sample, obtained from 480 m of NQ sized half core from five drill holes representing the major domain groups from preliminary geometallurgical models.

The laboratory program consisted of sample preparation and composite formation, comminution tests including SMC, Bond Ball Mill Work Index ("BWI") and Bond Abrasion Index ("Ai"), flotation optimisation and locked cycle tests on specified composites and rougher kinetic tests. Selected half HQ core was grouped into comminution and flotation samples, with twenty sets of comminution tests and twenty rougher kinetic flotation variability tests conducted. The sample was also used to form three master composites for process optimisation and locked cycle tests. The composites were designated as:

1. Low Copper – Low Gold (LC-LG)
2. Intermediate Copper – High Gold (IC-HG)
3. High Copper – High Gold (HC-HG).

Assays for the three composites are presented in Table 9.1.

Table 9.1: Head Assay Summary – Master Composites

Composite	ASSAY – percent or g/tonne						
	Cu	Fe	S	S(s)	Ag	Au	TOC
Low Copper – Low Gold (LC-LG)	0.77	6.7	3.34	2.26	2	0.76	0.03
Intermediate Copper – High Gold (IC-HG)	1.19	8.8	5.38	4.74	3	2.39	0.05
High Copper – High Gold (HC-HG)	1.93	8.9	4.64	3.51	5	2.61	0.02

Based on the samples tested, the Cascabel deposit is competent from a SAG mill perspective (average DWi - 7.06 kWh/m³ / average A*b - 42.7), moderately hard from a ball mill perspective (average BWI – 13.7 kWh/t) and moderately abrasive (average Ai – 0.139). Based on average results the comminution circuit would consist of SAG and ball mills. Elevated RQD values indicate that once the mine approached nameplate capacity pebble crushing may be required. The initial comminution tests indicate significant variability and secondary crushing may potentially need to be implemented in latter stages of operation.

Both the mineralogy and flotation results indicate the flotation performance aligns with similar chalcopyrite dominant porphyry deposits. A flotation circuit would consist of roughing with a feed P_{80} of 150 µm, a multistage cleaner circuit, incorporating a regrind section to reduce the cleaner feed P_{80} to 25 µm. Rejection of pyrite in the cleaner circuit results

- 32 - in a 5% to 10% loss in gold and consideration should be given to retreatment of the cleaner scavenger tailing. The Locked Cycle Flotation Circuit as tested is depicted in Figure 9.1. Figure 9.1: Locked Cycle Flotation Circuit The mass recoveries for each individual circuit have been applied to determine the flotation circuit requirements for a typical three stage cleaning circuit with recycle of a cleaner scavenger concentrate and second and third cleaner tailings. Summaries of locked cycle conditions and results are given in Table 9.2 and Table 9.3, respectively. Mineralogy and flotation results indicate the flotation performance aligns with similar chalcopyrite dominant porphyry deposits. The concentrate grade and metal content will be impacted by the feed bornite to chalcopyrite ratio and the feed pyrite content. At the current stage of evaluation there is insufficient information to incorporate these factors. The concentrate grade equation has been developed to align with Testwork. It is recommended that a geometallurgical approach to concentrate grade estimation be developed in subsequent phases of the project. The comminution tests conducted to date indicate significant variability for comminution. Flotation tests indicated little variability, based primarily on the copper head grade. The concentrate produced will be affected by both the bornite to chalcopyrite ratio and the pyrite content of the deposit. At the current stage of evaluation there is insufficient information to determine the effect these factors will have on performance.

- 33 -

No thickening or filtration tests have been conducted. Considering the expected size of final concentrate (P_{80} ~25 µm) pressure filtration of concentrates will be required.

On the basis of drill core results, extended sample head assays and metallurgical Testwork carried out to date, no penalty elements are anticipated in the copper concentrate.

Table 9.2 Locked Cycle Test Conditions

Operation	Conditioning Time (min)	pH	Lime (kg/t)	Collector PAX (Potassium Amyl Xanthate) (g/t)	Frother MIBC (Methyl Isobutyl Carbinol)	Flotation Time (min) Note 1
Mill – P_{80} 155 µm		8.1				
Rougher Con 1	1	8.0		5	As required	0.5
Rougher Con 2	1	8.0		1		1.0
Rougher Con 3	1	8.0		1		2.0
Rougher Con 4	1	8.0		1		4.0
Rougher Con 5	1	8.0		1		4.0
Rougher Total				9		11.5
Regrind – P_{80} 25 µm			0.30			
Cleaner 1	1	11.0		8		4 / 5 / 6
Cleaner 2	1	11.0		4		3 / 4 / 5
Cleaner 3	1	11.0		2		2/ 3 / 4
Clnr Scavenger	1	10.6		10		3

Note 1: Lower Batch Flotation Times correspond to lower feed copper values

Table 9.3 Locked Cycle Results

Parameter	Units	LC-LG Composite	IC-HG Composite	HC-HG Composite
Copper feed grade	% Cu	0.79	1.17	2.03
Gold feed grade	g/t Au	0.80	2.29	2.97
Copper recovery to copper concentrate	%	86.0	93.2	93.0
Copper in copper concentrate	% Cu	28.8	27.6	30.5
Gold recovery to copper concentrate	%	79.4	79.3	85.2
Gold in copper concentrate	g/t Au	28.3	46.2	41.0
Mass yield to copper concentrate	%	2.0	3.9	6.2
Copper recovery to pyrite concentrate	%	5.8	2.2	1.9
Copper in pyrite concentrate	% Cu	3.50	1.52	2.11
Gold recovery to pyrite concentrate	%	4.9	5.6	5.5
Gold in pyrite concentrate	g/t Au	3.04	7.8	8.85
Mass yield to pyrite concentrate	%	1.3	1.6	1.8

- 34 -

Mineral Resource and Mineral Reserve Estimates

Mineral Resource Estimates

MRE#2 resulted in a Mineral Resource Estimate of 2,050 Mt grading 0.60% copper equivalent ("CuEq") of Indicated Mineral Resources for a contained metal content of 8.4 Mt copper and 19.4 Moz gold, and an additional 900 Mt grading 0.35% CuEq of Inferred Mineral Resources for 2.5 Mt Cu and 3.8 Moz Au, using a 0.2% CuEq cut-off grade (Table 10.1).

Mineral Reserves have not been declared at this time.

Table 10.1: Alpala Mineral Resource Statement Effective 07 November 2018*							
Resource Category	**Tonnage (Mt)**	**Grade**			**Contained Metal**		
		Cu (%)	**Au (g/t)**	**CuEq (%)**	**Cu (Mt)**	**Au (Moz)**	**CuEq (Mt)**
Indicated	2,050	0.41	0.29	0.60	8.4	19.4	12.2
Inferred	900	0.27	0.13	0.35	2.5	3.8	3.2

*Notes:

1. Mr. Martin Pittuck, CEng, MIMMM, FGS, is responsible for this Mineral Resource statement and is an "independent qualified person" as such term is defined in NI 43-101
2. Mineral Resource is reported using a cut-off grade of 0.2% copper equivalent calculated using [copper grade (%)] + [gold grade (g/t) x 0.63]
3. Mineral Resource is considered to have reasonable prospects for eventual economic extraction by underground mass mining such as block caving
4. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability
5. The statement uses the terminology, definitions and guidelines given in the CIM Standards on Mineral Resources and Mineral Reserves (May 2014) as required by NI 43-101.
6. The MRE is reported on 100 percent basis

Within the deposit and included in the above total MRE figures, a higher-grade core exists, totalling 400 Mt grading 1.49% CuEq of Indicated Mineral Resources for a contained metal content of 3.6 Mt Cu and 11.9 Moz Au, and 20 Mt grading 1.05% CuEq of Inferred Mineral Resources for a contained metal content of 0.2 Mt Cu and 0.4 Moz Au, using a 0.9% CuEq cut-off (Table 10.2).

Table 10.2: Alpala Mineral Resource Statement Effective 07 November 2018, Expressed by a Range in Copper Equivalent Cut-off Grades*								
Classification	**CuEq Cut-off**	**Tonnes (Mt)**	**Grade**			**Metal**		
			Cu (%)	**Au (g/t)**	**CuEq (%)**	**Cu (Mt)**	**Au (Moz)**	**CuEq (Mt)**
Indicated	0.1	2,460	0.36	0.26	0.52	8.9	20.2	12.9
	0.15	2,290	0.38	0.27	0.55	8.8	19.9	12.7
	0.2	2,050	0.41	0.29	0.60	8.4	19.4	12.2
	0.3	1,500	0.49	0.37	0.73	7.4	17.8	10.9
	0.45	810	0.66	0.57	1.03	5.4	15.0	8.3
	0.7	490	0.84	0.83	1.37	4.1	13.0	6.7
	0.9	400	0.90	0.93	1.49	3.6	11.9	5.9
	1.1	200	1.13	1.36	1.99	2.2	8.7	3.9
	1.5	120	1.35	1.77	2.47	1.7	7.0	3.0
Inferred	0.1	1,380	0.22	0.11	0.28	3.0	4.7	3.9
	0.15	1,140	0.24	0.12	0.32	2.8	4.3	3.6
	0.2	900	0.27	0.13	0.35	2.5	3.8	3.2
	0.3	490	0.34	0.16	0.45	1.7	2.5	2.2

- 35 -

	0.45	150	0.49	0.26	0.65	0.7	1.2	1.0
	0.7	50	0.67	0.41	0.93	0.4	0.7	0.5
	0.9	20	0.72	0.52	1.05	0.2	0.4	0.2
	1.1	10	0.76	0.70	1.20	0.1	0.1	0.1
	1.5	-	-	-	-	-	-	-

*Note: refer to the Notes under Table 10.1 for description and qualifications that pertain to the resource statement.

The November 2018 MRE update (MRE#2) is reported using a cut-off grade of 0.2% copper-equivalent (CuEq) which SolGold and SRK Consulting consider to be reasonable, reflecting the potential for economic extraction by high production rate mass mining methods such as block caving. The central portions of the deposit present an opportunity for early extraction of higher-grade material.

The updated resource estimate represents an increase in the overall reported resource of 108% (by metal content) from 7.4 Mt CuEq in Dec 2017 Maiden MRE (MRE#1) using at 0.3% CuEq cut-off, to the current 15.4 Mt CuEq using a 0.2% CuEq cut-off.

To the best of SRK's knowledge, there are no environmental, permitting, legal, title, tax, socio-economic, market, political or other relevant factors that would affect the Mineral Resource presented in the PEA.

Resource Estimation Procedures

The Mineral Resource estimation methodology involved the following procedures:

- Database compilation and verification
- Construction of wireframe models for the lithologies described in Section 6 of the PEA
- Construction of wireframe models for the mineralisation extents
- Definition of resource estimation domains
- Data conditioning (compositing and capping review) for statistical analysis
- Geostatistical analysis (variography)
- Block modelling and grade estimation
- Resource classification and validation
- Assessment of "reasonable prospects for economic extraction" and selection of appropriate reporting cut-off grades
- Preparation of the Mineral Resource statement.

Mining Operations

The mining assessment conducted for the PEA study indicates that the Alpala deposit lends itself to underground mining using low cost mass mining methods such as block caving or panel caving. Other methods reviewed as part of the study included sub-level caving and sub-level open stoping in isolated pockets of high-grade mineralisation. However, for the purpose of this study, these methods have not been considered.

The conceptual mine plan considered in the PEA consists of two phases. In the first phase, the highest value material is targeted. Mining criteria are more conservative with column heights restricted to ~500 m and a relatively even draw across each footprint to ensure even cave propagation. In the second phase, lower value, but potentially economic

- 36 -

material is mined, along with more aggressive mine planning assumptions, with taller columns and a greater variation of draw heights within a column.

Based on the current mineral resource estimate (MRE #2) and the application of the parameters and design process described above, approximately 2.4Bt of mill feed averaging 0.54% CuEq has been defined at this stage. This includes a high-grade central core containing a mineral resource of some 420 Mt averaging 1.47% CuEq, most of which (approx. 95%) is classified as Indicated with the remaining in the Inferred category.

The above mill feed tonnages include:

- Indicated Mineral Resources of 1.83Bt @ 0.61% CuEq ROM (0.41% Cu, 0.31g/t Au and 1.2 g/t Ag) which constitutes approximately 89% of the MRE#2 Indicated Mineral Resource at a 0.2% CuEq cutoff grade

- Inferred Mineral Resources of 0.55Bt @ 0.36% CuEq (0.27%Cu, 0.13g/t Au and 0.8g/t Ag) which constitutes approximately 61% of the MRE#2 Inferred Mineral Resource at a 0.2% CuEq cutoff grade

  The objective of the mine plan is to provide environmentally sound project development options and optimise the economics of the project whilst attempting to maximise recovery of the Alpala mineral resource. It targets the high value material in the first phase to ensure optimisation of the project economics. Mining the lower value second phase later maximises extraction without compromising the economics of the project.

  Mine production scenarios preselected and assessed as part of the PEA include:

- Case 1 – 40 Mt/a, Life of Mine (LOM) 66 years.

- Case 2a – 50 Mt/a, Slow (Staged) Ramp-up, LOM 57 years.

- Case 2b – 50 Mt/a, Fast Ramp-up, LOM 55 years.

- Case 3 – 60 Mt/a, LOM 49 years.

  For the purpose of the PEA, the production scenario assumed as the base case is Case 2b: 50 Mt/a Fast ramp-up.

Mining Parameters

Mining parameters used in the conceptual mine design are summarised in Table 11.1.

Table 11.1: Concept Design Parameters		
Parameter	**First Phase**	**Second Phase**
Maximum cave height above footprint	520 m	Unconstrained
Maximum height of draw	520 m	Unconstrained
Height of draw variation	80 m	Unconstrained
Decline/Conveyor Max Gradient	1 in 6*	
Average Development Decline Rate (using TBM)	390 m per month	
Footprint Advance Rate	6000 m² per month	
Draw Column Draw Rate	70 m per year

- 37 - The critical span/hydraulic radius ("HR") required for caving has been established using the MRMR system. Geotechnical analysis (Mining Plus, 2019) has established a modified rock mass rating ("MRMR") in the range 22-37. This leads to a critical maximum HR of 18 m, that empirically has shown to produce caving conditions. Based on the findings of the preliminary geotechnical study, it is anticipated that the ground support for the extraction level and mine development will be typical for a large modern block cave. Cost estimation of the development has allowed for this level of support. The conceptual mine design has been developed on the assumption that all infrastructure is stood off the cave abutment zone by 100 m. From the empirical analysis a cave angle of 76 degrees and the extent of failure of 68 degrees was determined at final cave draw. Hydrological conditions are not considered to materially affect mining development rates or pumping costs relative to other block caving operations. Mine Design The conceptual mine plan is based on underground mine access via a twin decline from a portal on the hanging wall side of the deposit (the path to the footprint of the first lift is approximately 5 km in length). At this stage, a 1 in 6 gradient has been used for both the access decline and the conveyor decline. Ventilation shafts are located to the north of the deposit along the access corridor. The northern location reduces the required rise length due to favourable topography. Ventilation development follows the path of the access decline, using a series of shafts to reduce the lateral development metres. The deposit is split into 6 footprints in the first phase, with 2 lifts in each footprint. The second phase includes lower grade material around and above the first 6 footprints. The concept infrastructure design has been designed with the aim of minimising the development required to mine footprints in the first phase without being compromised by the mining of material in the second phase.

- 38-Figure 11.1: Plan View of Footprints and Access Infrastructure access decline Portal Conveyor and paths irst phase footprints Second phase footprints Vent rise locations F

- 39 -

Figure 11.2: Long Section Showing Access Infrastructure and First Phase Production Columns (Second Phase Footprints Not Shown for Clarity)


Portal
Vent rise paths
Conveyor and access decline paths
First phase footprints

In this concept design an "El Teniente" extraction level and a "W" style advanced low undercut has been assumed. In an "El Teniente" layout the draw point drives are aligned in straight rows. This allows them to be used as an alternate travel way before the drawbell is fired. In a "W" style undercut, an upper undercut development drive is mined at the top of the major apex and a lower one over the drawbells. Drill and blast and swell loading activities are performed on the lower drive while the upper drive is used for monitoring and ensures continuity of the undercut.

From draw point to crusher, the layout of the footprints and the expected fine fragmentation should allow either perimeter located crushers or in-footprint ore passes. The high-level infrastructure design in this concept plan has assumed that the crushers will be located on the perimeter.

Extraction drives and crushers will be ventilated from a ventilation level located under the extraction level. The extraction level will be connected to the ventilation level by multiple small diameter vertical rises. At this stage it is planned that the ventilation levels will be connected to the main ventilation drives following the same path as the lateral conveyor drives.

The conceptual mine plan assumes that development and production activities will be undertaken with a rubber tired, diesel powered mechanised mining fleet.

Processing and Recovery Operations

The dominant copper mineral in the Alpala deposit is chalcopyrite with accessory amounts of bornite. Chalcopyrite forms free grains from ~1 µm to 500 µm in altered host rock. Partial chalcopyrite rimming of pyrite, as well as chalcopyrite and bornite inclusions in pyrite exist, from below 10 µm in size.

Grains of free gold exist, ranging in size from ~1 µm to 20 µm. In most cases the gold is included in chalcopyrite, bornite or pyrite.

- 40 - The copper concentrator and gold recovery circuit proposed for each mine production scenario is as follows: Case 1: 40 Mt/a – Two parallel lines with one line built for Phase 1 (ramp up to 50% nameplate capacity) and two lines for 100% nameplate capacity. • • Case 2a: 50 Mt/a – (Slow Ramp-up) – Two parallel lines with one line built for Phase 1 (ramp up to 50% nameplate capacity) and two lines for 100% nameplate capacity. • Case 2b: 50 Mt/a – (Fast Ramp-up) – Two parallel lines with one line built for Phase 1 (ramp up to 50% nameplate capacity) and two lines for 100% nameplate capacity. In this case, the second line will be commissioned three years earlier than in Case 2a. • Case 3: 60 Mt/a – Three parallel lines with one line built for Phase 1 (ramp up to 33% nameplate capacity) and three lines for 100% nameplate capacity. (Modules identical to 40 Mt/a case.) The concentrator is anticipated to utilise the following principal process areas for the recovery of copper and gold into copper concentrates: • Crushed ore stockpile and reclaim • Secondary crushing (deferred) • Open circuit SAG milling Pebbles return to pebble crushers (deferred) • • Closed circuit ball milling and classification • Copper rougher flotation • Rougher concentrate regrind Three stages of copper cleaners and cleaner scavenger flotation • • Copper concentrate thickening and storage • Copper concentrate thickening, concentrate pipeline, filtration and storage • Tailings thickening, disposal and decant water return • Process water storage and distribution Raw water storage and distribution • • Reagent make-up and distribution • High-and low-pressure air distribution. The conceptual Cascabel flow sheet has been assembled from unit processes used commonly throughout the minerals processing industry. The configuration of the unit processes have been optimised to provide the most energy efficient flow sheet, with enhanced metallurgical performance.

- 41 - Simplified versions of the Cascabel flowsheet are shown in Figure 12.1. The 40 Mt/a will utilise two modules while the 60 Mt/a option will utilise the same configuration with three modules. The 50 Mt/a option will utilise two modules (larger modules than the 40 Mt/a or 60 Mt/a cases). Figure 12.1: Cascabel Simplified Flowsheet Infrastructure, Permitting and Compliance Activities Project Infrastructure It is envisaged that the Cascabel Project will consist of an underground block cave mining operation and a surface processing plant, with associated materials handling and infrastructure facilities. The infrastructure (on-site and off-site) considered in the PEA study, included the following: Roads and Logistics During both construction and operation, it is assumed that workers may be transported daily to and from the project to the city of Ibarra. The PEA assumes workers will reside in Ibarra, which lies approximately 50 km east of the project site (90 km by road).

- 42 - The general approach for transport is to use existing national roads. Construction of new roads to access facilities inside the concession property is expected. A new road to access the new power transmission line connecting Cascabel to the international line to Colombia located outside the concession may also be required. Concentrate Transport Various concentrate transport options were considered including trucking, rail and pipeline options. The favoured option at this stage of the project is considered to be transport by pipeline through a 200 mm diameter pipeline from the process plant to the concentrate filter plant at the Esmeraldas port. The pipeline would be constructed parallel to the alignment of roads E-10 and E-15, over a 217 km long route, including two pumping stations. A water return pipeline from the filter plant in Esmeraldas to the process plant is considered, following the same route. Waste Storage Facilities Waste rock produced by the proposed underground mine at Alpala is considered to be very limited, amounting to no more than 360,000 m3, which may be used as fill material for plant and/or stockpile pads and for starter walls of the water process pond and/or the first tailings dam. Tailings Storage Facilities The Cascabel project area has favourable topography with natural valleys in the proximity of the process plant which provide potentially viable location options for tailings storage facility sites. Site inspection and initial investigations have identified several suitable sites in the vicinity of the project facilities which would provide sufficient storage capacity to sustain production from the Alpala operation as currently proposed in the mining schedule. The sites were all located near the process plant and utilise rockfill dam walls. A more detailed assessment of the tailings management facilities is currently in progress in preparation for the pre-feasibility study. To optimise the process, the following options will be investigated: Cycloned tailings as construction material for the dam walls; • • Paste thickened tailings for deposition; and • Filtered tailings for dry stacking. Furthermore, opportunities exist to introduce ore sorting practices in the underground mining operation in order to reject some waste material in the mine thus improving ROM ore grades and reducing the volume of tailings produced. Initial ore sorting Testwork will be conducted during the PFS stage. Water will be captured upstream from each TSF and channelled downstream through deferral channels. An evacuation shaft for each site will be constructed, each one connected to its own evacuation tunnel. Due to the limited hydrological information available, it is advisable for the following phase of engineering, to obtain detailed information for this area. Water coming to the tailing dams will be pumped back to the Cascabel process plant as required or sent to a treatment plant for discharge to the environment. Surface Facilities During both construction and operation, it is proposed that a significant number of workers are transported daily to and from the project to the city of Ibarra reducing the requirements for large accommodation camps at site. An allowance has been made for a 1,000-bed camp at the Cascabel site.

- 43 - A large multi-purpose two-story building is proposed near the process plant. This complex would house and service administrative staffing for the mine, plant, infrastructure and general administration. It will also house the central operations control room and other ancillary facilities. Mine, plant and infrastructure maintenance, repair and warehousing facilities, internal roads, parking areas, and storage areas will also be incorporated in the internal road design. Port The Esmeraldas Port located 150 km west of Cascabel was selected as the preferred location for shipping concentrate. It is proposed that a 217 km pipeline will follow the route of national Highways E10 and E15 from Cascabel to the Port. The Port has a water depth of 12 m on low tide, allowing a draft of 11 m for vessels operating in the port. The port handles a volume slightly over 1,000,000 t of cargo with an average of 320 vessels each year. The Esmeraldas pier has a total length of 350 m. It is a plain berth with no specific superstructure or equipment installed. It appears (from analysis of satellite imagery) there may be land available for copper concentrate receiving and storage systems. Concentrate would be transported by pipeline from the process plant to a filter plant located at the port, where it would be dewatered and transported by conveyor belt to a storage building. Ship loading system would include front end loaders and dozers for stacking and reclaiming, hoppers, telescopic link conveyor belts and an inclined lattice boom ship loader. Security Considerations All the project areas would be delimited by a perimeter fence, with possibility of multiple levels of security if/where required. Water Supply System and Water Management A number of water supply systems for the project were assessed in relation to the various catchment areas in the vicinity of the project. The selected option for this study pumps water from the Mira River to the process plant. Fresh water requirements total 0.50 m3/s (1% of the river´s minimum flow). The water would be pumped through a 5.6 km long carbon steel pipeline (450 mm diameter) to the process plant. There would be one pumping station (elevation 780 masl) to pump the water to elevation 1,340 masl where it then flows by gravity to the Santa Cecilia plant elevation at 1,100 masl. A conceptual water balance indicates an annual average of 0.30 m3/s excess water in TSF, before process water return to the plant. The excess water could be recycled to the process plant or to a water treatment plant. Excess water may be stored for recycling in during periods of low rainfall or may be treated and discharged into the environment when conditions allow environmentally sound and clean discharge. Preliminary evaluation indicates there is little advantage in the use of ground water as a source of raw water, however, ground water infiltration into mine and its associated developments may require appropriate management strategies. Power Supply System The estimated Cascabel Project overall power demand, including mine, process plant and other service facilities, is 200-250 MVA for the 40 Mt/a scenario and 300-350 MVA for the 50-60 Mt/a scenarios. Various supply sources were considered including self-generation. At this stage, connection to the Ecuadorian "Sistema Interconectado Nacional" (SIN, National Transmission Grid) has been selected as the preferred option. The electrical power supply and distribution system for the Cascabel site would consist of the following main items:

- 44 - • Tap-off substation from the 230 kV international line • New substation (potentially located north of Pimampiro) Overhead transmission 230 kV line (30 km) from the tap-off station to the Cascabel site • • Cascabel main power substation 230/23 kV • Cascabel distribution power system at 23 kV and low voltage distribution substation. The electrical power supply and distribution system for the Esmeraldas port facility would consist of the following main items: • Esmeraldas facility substation 23 kV • Distribution lines and substations for pumping stations to be fed from Cascabel. Site emergency power (in the event of a utility power failure) will be provided by a standby power plant rated at 15 MVA (40 Mt/a case) and 25 MVA (50-60 Mt/a cases). Communication, Process Control and Instrumentation System It is envisaged that process control for the plant would use a network of distributed controllers and human–machine-interface (HMI) stations. The system would be capable of direct expansion to control all equipment required to meet possible future project requirements. Instrumentation and control would consist of equipment for measurement and control of process variables (e.g. pressure, level, flow, temperature, density, weight, speed, etc.). The degree of instrumentation will be optimised to ensure safe operation of the mine, plant and infrastructure, and efficient control of the processes, while using a minimum number of operators. Other Services Fuel will be delivered to the mine site using tanker trucks. The fuel storage tanks around the site will be single walled within a lined containment berm. It is assumed that solid wastes will be trucked to approved landfill and recycling facilities. Waste lubricates and hydraulic oils from vehicle maintenance will be stored in dedicated tanks and sent to a recycling facility off site. Their disposal will be contracted to an approved treatment contractor. Environmental, Permitting and Social or Community Factors Current Permitting The Cascabel Project conducts its current exploration activity under a valid Environmental Licence, granted as Resolución 0618 from the Ministry of Environment in August 2013 upon the successful conclusion of an exploration phase EIA (Cardno ENTRIX, 2013) ("Environmental Licence"). The Environmental Licence remains valid for the duration of the exploration and evaluation phases of the project, subject to fulfillment of monitoring report submissions. The SENAGUA has similarly granted authorisation for all exploration water extraction from local surface sources. In fulfillment of the Environmental Licence requirements, the project currently submits semi-annual reports to the Ministry of Environment that report on internal monitoring of water, soil, noise, air, flora, fauna, and effluent. This is supported by periodic environmental audits and site inspections by government authorities to demonstrate compliance.

- 45 - SolGold have implemented a very strict Environmental Management Plan during the exploration drill program. The construction of trails, roads, drill platforms or other infrastructure are assessed according to their potential impact on water courses and flora and fauna. Adjustments to the placement or alignment are conducted at the planning stage in order to minimise potential impacts, and sensitive plants or animals are relocated prior to clearing activities. Drill platform size is limited to 400 m2, and requires enhanced mitigation where infrastructure is located close to water, or on a slope, including water diversion ditching, and blanketing with geomembrane. Trails are limited to a width of 1.5 m, and vehicle access roads are limited to a width of 6 m. A comprehensive monitoring plan of abiotic and biotic parameters is conducted semi-annually by qualified external consultants in order to confirm efficacy of the mitigation program. Social and Community factors The Cascabel Project is located within the Lita and La Carolina parishes, within the Ibarra Canton, Imbabura Province. According to the 2010 census conducted by the National Institute of Statistics and Census (INEC, or Instituto Nacional de Estadísticas y Censos), the Lita parish has of a population of 3,349, while La Carolina has a population of 2,875. The communities most proximate to the project include Santa Cecila, Rocafuerte and Parambas. The principal economic activity of the area is farming of naranjilla, a fruit-bearing shrub, and cabuya, an agave plant grown for production of fibers used to make twine. SolGold operates a robust community engagement program, with an office available to the public and used as a base of outreach activities. Interviews with representatives of organisations, local governments, community leaders and members of the public in the local communities are conducted often to continually educate communities on the project activities. Open houses and community presentations are conducted regularly, and community members are invited to participate with ongoing environmental monitoring. SolGold has made it a priority to emphasise good corporate citizenship, with a number of social programs implemented. This includes preferential employment and training for local residents. Over 400 Ecuadorian nationals are employed at the project, representing approximately 97% of the total workforce. Financial support of school, health care and social events is provided, but the focus is on training, capacity building, and community strengthening. These ongoing outreach activities will continue as part of the Corporate Social Responsibility ("CSR") activities, and to remain transparent as the project develops, in keeping with public participation requirements of the Environmental Act. There are no indigenous individuals or communities within the concession or the immediate surroundings. An archaeological study was completed as part of the 2013 EIA, where sites pertaining to the pre-Incan Caranqui culture were identified in the project area. During the study, four sites were found that contained fragments of ceramics, further supporting the theory that there is archaeological value in the region. SolGold, through their community consultation program, has additionally identified culturally important sites in the region. Many of these are associated with their importance to support to the community, including water collection tanks, sports fields, and churches, but also include natural areas such as waterfalls. Mine closure The Mining Law (Ley de Minería) specifies that a Closure Plan is required as part of the environmental management plan submitted as part of the EIA. The Closure Plan will include an estimated closure cost, upon which a financial guarantee or insurance policy in favour of the government will be required, which must remain in force until the final closure of operations. Specific closure items will include: All openings to underground workings will be sealed with cement plugs or barricades; •

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- Access will be restricted to the subsidence zone with the use of berms, road closures, and warning signs to restrict access of personnel and vehicles, and to prevent unsafe utilisation;
- The tailings facility will have a sufficient combination of flood storage and routing capacity to safely pass flood flows;
- The tailings embankment will have an appropriate allowance to withstand settlement from a Maximum Credible Earthquake ("MCE") event;
- All Potentially Acid Generating ("PAG") material will be isolated from possible oxidation, either in the underground, encapsulated in inert material, or stored sub-aqueously;
- Access to the tailings facility will be restricted with the use of berms, road closures, and warning signs to restrict access of personnel and vehicles;
- Reagents and supplies will be removed and will be returned to suppliers, sold to other operations, disposed of in approved waste facilities, or transported to a certified company for disposal;
- Equipment, conductors and other above ground facilities for the electrical supply will be dismantled or demolished; and
- All foundations will be demolished and covered to approximate as closely as possible the pre-mining landscape topography.

In advance of the Closure Plan development, a conceptual closure allowance of US$80 million has been assigned for the project. This cost will be more defined and developed in the Closure Plan included in the EIA, which will be informed by feasibility level design inputs.

Capital and Operating Costs

The estimate base date assumed is 4th quarter 2018 and is expressed in US Dollars.

Table 14.1: Life of Mine Expenditure Estimate Summary (US$ Millions)				
WBS Description	**40 Mt/a**	**50 Mt/a Fast Ramp Up**	**50 Mt/a Slow Ramp Up**	**60 Mt/a**
Pre-Production Capital Cost	2,538.25	2,715.44	2,447.87	2,849.41
Post Establishment Capital Cost [Note 1]	7,525.40	7,572.01	7,798.07	7,661.68
Operating Cost	25,929.64	25,631.36	25,741.25	25,469.68
Total Capital and Operating Costs	**35,993.29**	**35,918.81**	**35,987.20**	**35,980.77**

Note 1: Includes Sustaining Capital Cost

The capital cost estimate has been developed in accordance with Wood's capital cost estimating procedure (PRJ-340-05) for a Conceptual study to meet the requirements of the National Instrument NI 43-101 for a PEA study and is consistent with "AACE International" cost estimating guidelines for a Class 5 estimate for the Process Industries.

Economic Analysis

A discounted cash flow model was developed to evaluate the economics for the Project on a 100% Project basis.

The economic modelling was done on a post-tax basis and the results are presented herein. The economic results are summarised in Table 14.2 and indicate an after-tax NPV from US$4.1 B to US$4.5 B based on a copper price of US$3.30 /lb and gold price of US$1300 /oz at an 8% discount rate for the four scheduled cases. The projects' Internal Rate of Return (IRR) is between 24.8% and 26.5%, with payback periods after production commencement from 3.5

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to 3.8 years. Sensitivity analysis was conducted on the copper and gold prices. The model assumes a corporate tax rate of 25% (current Ecuadorian corporate tax rate), a profit share of 15% on earnings before tax (12% government, 3% employee), a government royalty of 5% to 8% depending on the type of mineral, and a straight-line depreciation rate of 10%.

The model also includes a sovereign adjustment levy where project contributions to government (royalties, income tax, government profit share) fall below 50% of cumulative economic project benefits – noting under the scenarios considered no sovereign adjustments are required.

The basis for the Economic Analysis is from the commencement date of the project, and therefore, it does not include sunk costs which will have been incurred prior to approval to proceed to project implementation.

Table 14.2: Economic Results

		40 Mt/a	50 Mt/a Slow	50 Mt/a Fast	60 Mt/a
Post-tax cash flow (discounted) (8%)	$M Real	4,195	4,094	4,349	4.548
Post-tax IRR	%	26.5	24.8	25.9	25.7
Payback period (production commencement)	Years	3.5	3.8	3.6	3.8

The financial evaluation presents the determination of the Net Present Value (NPV), payback period (time in years to recapture the initial capital investment), and IRR for the project.

Annual cash flow projections were estimated over the life of the mine based on the estimates of capital expenditures and production cost and sales revenue.

The results of the analysis show the Cascabel Project to be potentially viable, warranting further study.

Exploration, Development, and Production

Exploration

In addition to the several exploration targets on the Cascabel licence, many of which require follow-up work, SolGold's focus will be to continue drilling in the Alpala cluster.

Phase 4 drilling is now underway, with a primary focus on further resource growth. SolGold believes that there remains good potential for further growth with the 2019 drilling campaign which is aimed at continuing to expand the deposit at Alpala Southeast, Alpala Northwest, Trivinio and Alpala Western Limb.

Most of the currently defined medium- and high-grade mineralisation is confined to the Indicated Mineral Resource.

Several corridors of Cu-Au mineralisation are currently recognised within the Cascabel Project area which are based on topographic expression and mapping of quartz veins, sulfide veinlets and fractures. Three major veinlet- and fracture-orientations exist, northwesterly, northerly and northeasterly, which are similar to the orientations expressed by the intrusions and faults. Many of the targets lie near the intersection of the mineralised corridors (see Figure 15.1).

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Figure 15.1: Cascabel Tenement Distribution of Intrusions, Mineralised Corridors and Copper-Gold Target Areas (Garwin, et al., 2017)


Chinambicito
Tandayama
Aguinaga
Moran
Trivino
Alpala
Alpala SE
Cristal
Geological Explanation
Hydrothermal breccia inferred from drill-hole
Hydrothermal breccia – surface interpretation
Quartz diorite – surface interpretation
Diorite complex – surface interpretation
Mineralised Structural Corridors
Northwesterly-trending
Northeasterly-trending
Northerly-trending
Inferred porphyry center / target
Greater Alpala porphyry cluster
The porphyry targets typically occur near the intersection of northwesterly-corridors with northeasterly- and northerly-belts.
N
1000 m

Fifteen Cu-Au targets were initially defined by geological mapping, soil and rock-chip geochemical anomalies and magnetic expression. A sixteenth target is recognised at Urbina. The main targets comprise the Alpala porphyry cluster, with satellite targets at Moran, Tandayama, Chinambicito, Aguinaga, Paramba, Cristal and Urbina. The Alpala porphyry cluster itself comprises: Alpala (Central), Carmen, Alpala West, Trivinio, Alpala NW, Alpala North, Alpala East, Alpala Southeast, and Alpala South.

The geophysical modelling and spatial coincidence of magnetite to copper-gold mineralisation suggests that other high-grade zones may exist peripheral to the Alpala deposit area.

Deep seated intrusions of late tonalite and extensive occurrence of shallower hydrothermal breccia that occupy the northern flank of the Alpala deposit, could represent a barren core to what may be a larger system at Cascabel, with the Alpala deposit representing a single flank of that larger system. Current interpretations suggest the potential for a second ore zone may lie further north and/or northwest in the Moran vicinity.

The subdued magnetic signatures in the southeastern portion of the Greater Alpala mineralised corridor, inferred to be caused by late phyllic alteration, may indicate that the magnetically 'quiet' targets at Alpala Southeast and Cristal also require significant drill testing.

The potential for significant structural offsets by dip-slip faults, normal faults and thrust faults may also play a role in displacement of mineralisation within the tenement, and SolGold intends to drill test a number of interpreted displacement targets, including the Urbina target in the coming year.

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Project Development

Following completion of the PEA in 2019, it is expected that the project will progress to the Pre-Feasibility Study (PFS) stage to further define and assess various mining, processing, materials handling and infrastructure options, and ultimately select a preferred option for further evaluation at the Definitive Feasibility Study (DFS) level with capital and operating cost estimates at an accuracy of +/- 10 to 15%.

Following DFS and upon project approval, project execution will follow consisting of Detail Engineering, Procurement and Construction (EPCM / EPC).

SolGold will appoint EPCM / EPC consultants to engineer and design the new mine facility, to manage the process of procuring (or procuring on behalf of SolGold) all tagged equipment and bulk materials, to manage the logistics relating to equipment and materials, to enter construction contracts on behalf of SolGold and to manage the construction and commissioning of the facilities required for the project. The strategy adopted for project execution is based on an EPCM or EPC model.

During the execution, SolGold may self-perform certain activities which are best done by the owner and where extensive local knowledge is essential. SolGold may manage aspects of the preparation for the new plant start up and operation phase.

The schedule developed for the PEA shows the development of the underground block cave mine and associated infrastructure is the longest duration activity. The approval process and the start of mine production will govern to a large extent the timeline for the construction of other project facilities.

The permitting and approvals process will commence as soon as possible and will continue through the PFS and DFS stages to ensure the proposed schedule will be achieved.

The PEA envisages that the project will be built using a modular approach. It is likely that some parts of the plant may be more suited to pre-assembly. This concept of pre-assembled modules will be considered in detail during the PFS and DFS phases.

Interpretation and Conclusions

Based on the current Mineral Resource base (MRE#2) and geological, mining, metallurgical, environmental, logistical, and financial information available for the study, the Preliminary Economic Assessment (PEA) suggests that the Cascabel Project (Alpala Coper-Gold-Silver deposit) has the potential to support a large scale, low cost underground block cave mining operation and associated processing, materials handling, and project infrastructure facilities, capable of sustaining commercial production over a mine life in excess of 54 years depending on the production scenario finally adopted.

The Alpala deposit is located in a favourable geological setting at low altitude in the proximity of infrastructure including access roads, power, water supply sources, close to a major centre (Ibarra) potentially offering source of labour, supplies and accommodation and facilities.

Based on the findings of this study, it is recommended that given the strong fundamentals, the Cascabel Project should progress to the Pre-Feasibility Study stage.

OTHER MINERAL PROJECTS

The Company's interest in various other mineral projects as of the 30 June 2019 are as follows:

Project	Location	Style	Ownership
Agustin	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Aurora	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned

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Project	Location	Style	Ownership
Ayangasa	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Blanca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Carmen	Ecuador	Cu-Au Porphyry	100% owned
Cascabel	Ecuador	Cu-Au-Ag Porphyry	85% owned
Chical	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Cisne Loja	Ecuador	Cu-Au Porphyry & Au-Ag Epithermal	100% owned
Cisne Victoria	Ecuador	Cu-Au Porphyry	100% owned
Chillanes	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Coangos	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
El Cisne Azuay	Ecuador	Cu-Au-Ag Porphyry	100% owned
El Descanso	Ecuador	Cu-Au-Ag Porphyry	100% owned
Helipuerto	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
La Hueca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Machos	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Porvenir	Ecuador	Cu-Au Porphyry	100% owned
Río Amarillo	Ecuador	Cu-Au Porphyry	100% owned
Sacapalca	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Salinas	Ecuador	Cu-Au-Ag Epithermal	100% owned
San Antonio	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Sharug	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Timbara	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Yatubi	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Zhucay	Ecuador	Cu-Au Porphyry & Au Epithermal	100% owned
Cracow West	QLD Australia	Au Epithermal	100% owned
Mt Pring	QLD Australia	Au Epithermal Magmatic Ni-Cu-PGE Sulphide Deposits	100% owned
Mt Perry	QLD Australia	Au Mesothermal	100% owned
Normanby	QLD Australia	Cu-Au Porphyry	100% owned
Rannes	QLD Australia	Au-Ag Epithermal	100% owned
Westwood	QLD Australia	PGE Layered Intrusion	100% owned
Kuma Valley	Solomon Islands	Cu-Au Porphyry	100% owned

Ecuador

A comprehensive, nation-wide desktop study has been undertaken by the Company's independent experts to analyse the available regional topographic, geological, geochemical and gravity data over the prospective magmatic belts of Ecuador, with the aim of understanding the controls to copper-gold mineralization on a regional scale. The Company has delineated and ranked regional exploration targets for the potential to contain significant copper-gold deposits. As a result of this study, the Company formed and initially funded, four new 100% owned subsidiary companies in Ecuador; Carnegie Ridge Resources S.A., Green Rock Resources S.A., Cruz del Sol S.A. and Valle Rico Resources S.A. These subsidiaries currently hold 72 mineral concessions over approximately 3,200 km^2.

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COLOMBIA
PERÚ
Pacific Ocean
Blanca Nieves
Cascabel
Rio Amarillo
ESMERALDAS
IMBABURA
PICHINCHA
SUCUMBIOS
SANTO DOMINGO DE LOS TSACHILAS
MANABI
COTOPAXI
ORELLANA
TUNGURAHUA
LOS RIOS
Salinas
BOLIVAR
PASTAZA
Chillanes
CHIMBORAZO
GUAYAS
SANTA ELENA
CAÑAR
MORONA SANTIAGO
AZUAY
Sharug
EL ORO
ZAMORA CHINCHIPE
Cisne Loja
La Hueca
Timbara
Porvenir
LEGEND
Subsidiaries of SOLGOLD GROUP
Tenement granted by company
ENSA
Exploraciones Novomining S.A.
Carnegie Ridge Resources S.A.
Cruz del Sur CSSA S.A.
Green Rock Resources GRR S.A.
Valle Rico Resources VRR S.A.
Priority projects
50 25 0 50 100
Kilometers

Blanca Project

Location:	Charchi province, Northern Ecuador
Ownership:	SolGold holds 100% ownership though Carnegie Ridge Resources S.A.
Tenement Area:	2 concessions (Blanca 1 and Nieves 1) over 73 km^2
Primary Targets:	Epithermal gold

The rich epithermal gold mineralisation has been identified within the Blanca concession is thought to be associated with large copper gold porphyry systems in the area including the Alpala deposit, some 8km to the south-southeast (SSE).

In the Blanca concession, sampling of the intermediate sulphidation "Cielito" vein and outcropping veins in surrounding drainages are hosted in volcanics and volcanic breccias showing weak quartz-pyrite-illite and chlorite-sericite alteration.

The ridge and spur and gridded auger soil program traversing the projected trend of the epithermal structural corridor identified several zones of multielement anomalism. Logging of lithic chips from the auger soil program also mapped out zones of chlorite and sericite alteration around the Cielito vein and Cerro Quiroz prospects.

High grade epithermal style gold mineralisation has been identified over an interpreted 5km long NW trending

- 52 - structural corridor. The Blanca epithermal gold veins are situated in a previously unrecognised corridor of gold mineralisation highlighting once again the under explored potential of the gold rich Ecuadorean section of the Andean copper-gold belt. Cielito Vein Prospect Hosted in volcanics and volcanic breccias showing weak quartz-pyrite-illite and chlorite-sericite alteration. Sampling of the intermediate sulphidation Cielito vein returned very high grade gold mineralisation. The results include: • • R01000562: 617 g/t Au, 317g/t Ag, 0.59% Cu, 0.74% Zn R01000564: 542g/t Au, 254g/t Ag, 0.54% Cu, 0.50% Zn A drilling program has been designed that awaits permitting. La Hueca Project Location: Zamora Chinchipe province, Southern Ecuador Ownership: SolGold holds 100% ownership though Cruz del Sol S.A. 3 concessions (La Florida, La Hueca, Santa Cruz), 160 km2 Tenement Area: Primary Targets: Copper-gold porphyry The project lies within the eastern Jurassic Belt, which contains the Fruta del Norte epithermal gold deposit (14 million ounces Au), the Mirador copper porphyry deposit (3 million tonnes Cu) and the Santa Barbara gold-(copper) porphyry deposit (8 million ounces Au). Teams conducted extensive stream sediment and panned concentrate sampling throughout the La Hueca project. The geochemical results of this work delineated 5 porphyry copper targets situated along the contact between the Zamora batholith and volcanic units. The results delineate a copper rich porphyry corridor running through the La Hueca project. Best rock chip results from Targets 1 to 4 include: • • • • R02000263: 13.82% Cu R02000310: 8.37% Cu R02000259: 4.08% Cu R02000307: 2.50% Cu Target 6 Target 6 has returned strong copper, gold and molybdenum anomalism over a large area 1.25 km by 1.0 km. The discovery is significant due to k-feldspar, secondary biotite, and chlorite-sericite hydrothermal alteration intensity, and the presence of chalcopyrite, molybdenite and bornite. A-and B-type quartz veins are also present at variable density. Geochemical high Cu-Mo results are significant, and they are dispersed over an extensive area. Best rock chip results from Target 6 include: R02000802: 6.27% Cu, 0.29 g/t Au, 22.9 g/t Ag, >1% Mo; R02000785: 4.58% Cu, 0.13 g/t Au, 14.6 g/t Ag, 0.16% Mo; R02000768: 4.15% Cu, 0.24 g/t Au, 16.1 g/t Ag, 0.28% Mo; and R02000784: 2.19% Cu, 0.12 g/t Au, 9.11 g/t Ag, 0.02% Mo. • • • • A program of gridded auger soil sampling was completed at Target 6 to further delineate drilling targets. Fathom Geophysics were commissioned to carryout 3D geochemical porphyry footprint modelling of soil data over Target 6. Fathom Geophysics also re-interpreted the existing aeromagnetic data covering Targets 1 – 5. The results of this work have been used to help design drill holes to test for porphyry mineralisation.

- 53 - A drilling program has been designed that awaits permitting. Porvenir Project Location: Zamora Chinchipe province, Southern Ecuador Ownership: SolGold holds 100% ownership though Green Rock Resources S.A. Tenement Area: 7 Concessions (Loyola, Nangaritza 1-2, Porvenir 1-4), 244 km2 Primary Targets: Copper-gold porphyry The project is located in Southern Ecuador and is hosted in Ecuador’s eastern Jurassic Belt, hosting the Fruta del Norte epithermal gold deposit (14 million ounces Au), the Mirador copper porphyry deposit (3 million tonnes Cu) and the Santa Barbara gold-(copper) porphyry deposit (8 million ounces Au). The geology is characterised by a sequence of prospective intrusive porphyry bodies and regional geochemical sampling and detailed geological mapping has identified a north easterly zone over 6 km long and 1km wide in the northern part of the project area, hosting at last two significant mineralised porphyry centres believed to be the same age as the 85% SolGold owned Alpala deposit in Northern Ecuador. A stream sediment sampling program at the Porvenir project delineated two geochemical anomalies within the larger 6 km by 5.5 km stream anomaly at the Derrumbo and Bartolo prospects. Mineralised outcrops have been identified which extend over some 1.5 km by 1 km with chalcopyrite up to 7% and lesser covellite up to 1%, chalcocite up to 2%, bornite up to 1%, malachite up to 3% and pyrite. New mineralised outcrops identified in the Porvenir project that are rich in chalcopyrite, chalcocite, covellite, bornite (copper sulphide minerals) and malachite (copper carbonate mineral). This zone is interpreted to be genetically related to the intersection of deep-seated northwest and northeast trending deep crustal faults which have focused mineralising events. Initial auger soil results having identified a 2.5 km by 2 km zone of strong copper anomalism. Initial multi element soil geochemistry is delineating a strongly zoned porphyry copper target with copper in soil values of up to 0.42% Cu. Follow up mapping has confirmed mineralisation in outcrop, with best rock chip results including: • • • • R03000875: 8.65% Cu, 0.19g/t Au, 38.1g/t Ag R03000696: 6.64% Cu, 0.09g/t Au, 33.1g/t Ag R03000699: 5.10% Cu, 0.05g/t Au, 22.3g/t Ag R03000588: 4.27% Cu, 0.09g/t Au, 14.6g/t Ag Target 15 Target 15 is located within Porvenir #2 concession, north of the town of La Canel in southern Ecuador. The exposed outcrops along La Cacharposa Creek in Target 15 lie within soil copper, gold, molybdenum, Cu/Zn and Mo/Mn geochemical anomalies in a diorite, manga diorite and quartz diorite porphyry complex that cover an area approximately 1200m long and 800m wide open ended. The presence of potassic alteration (K-feldspar – magnetite) overprinted by intermediate argillic alteration (chlorite – sericite – clay) is associated with higher gold grades and surrounded by phyllic (quartz – sericite – pyrite) and extensive epidote-propylitic alteration. The size and strength of the geochemical anomalies and the zoning of the hydrothermal alteration assemblages are consistent with the presence of a porphyry copper-gold system. The Target 15 mineralised corridor is characterised by surface exposure of porphyry-style sheeted and stockwork B-type quartz-chalcopyrite-magnetite veining. Veining occurs as three steeply-dipping vein sets orientated northwest, east-northeast, and west-northwest.

- 54 - Target 15 returned very high coincident gold results in rock chips taken from a 400m wide NE-SW trending corridor with B veining and alteration. Results for the area include: • • • • • • R03000986 R03002510 R03002519 R03002518 R03002526 R03002527 2.35% Cu, 1.67 g/t Au, 7.87 g/t Ag 2.17% Cu, 0.73 g/t Au, 53.8 g/t Ag 1.91% Cu, 3.59 g/t Au, 8.96 g/t Ag 1.52% Cu, 0.85 g/t Au, 10.6 g/t Ag 1.27% Cu, 1.04 g/t Au, 3.09 g/t Ag 1.04% Cu, 0.97 g/t Au, 2.08 g/t Ag Rock saw channel sampling across the exposed mineralisation along La Cacharposa Creek returned an open-ended intersection of: • 62.4m @ 0.71 % Cu and 0.71 g/t Au (open-ended), including o29.5m @ 1.01 % Cu and 0.89 g/t Au from 12.1 to 41.6m 147.83m @ 0.64% CuEq (0.43 g/t Au, 0.37% Cu) - open ended. oincluding 82.63m @ 0.96% CuEq (0.71 g/t Au, 0.55% Cu). • The assay results from this work shows highly consistent copper and gold grades throughout the intersection and exhibit a consistent copper gold ratio of approximately 1% Cu : 1g/t Au. Field studies of the porphyry-related vein types and paragenesis at Target 15 are ongoing, and initial work indicates a sequential vein development typical of many significant porphyry deposits such as Alpala. Detailed mapping within Target 15 has identified new mineralised outcrops in other streams. These outcrops display strong alteration and mineralization with B-veins present, at least 15-20 metres of 1.2% quartz vein density. Field studies of the porphyry-related vein types sequencing and genetic relationships at Target 15 are ongoing, and initial work indicates a sequential vein development typical of many significant porphyry deposits, such as SolGold's Alpala porphyry copper-gold deposit in Northern Ecuador (10.9Mt Cu, 23.2Moz Au). An extended rock-saw channel sampling program continues to further expose mineralisation and determine the surface extent of mineralisation at Target 15. Continued detailed Anaconda style mapping (as applied at Alpala) within Target 15 continues to identify new mineralised outcrops along nearby streams, displaying porphyry style B-type quartz veining and associated strong hydrothermal alteration assemblages. A program of detailed ground magnetics was completed during the year covering the entire Target 15 area, along with an airborne-magnetic survey covering the entire Porvenir Project. A drilling program has been designed that awaits permitting. Mula Muerta Creek The Mula Muerta Creek located on the opposing side of the ridge from the Carchaposa creek displays similar style mineralisation. Both areas are believed to be part of the same mineralised system within the 800m wide northeast trending mineralised corridor approximately 1200m long and open-ended, interpreted to be genetically related to the intersection of deep-seated northwest and northeast trending crustal faults. The lithology of along the Mula Muerta creek comprises greenstone with fine veinlets of albite and magnetite in some areas. The other unit is monzodiorite with weak magnetism. The Mula Muerta creek contains two alteration types; Argillic intermediate with moderate chlorite and sericite present in monzodiorite. Phyllic (quartz-sericite-pyrite) that is moderate to strong at the top of the Mula Muerta creek system. • •

- 55 - The two areas of hydrothermal alteration have been mapped and sampled. The first area is characterised by pyrite (2.5%) - chalcocite (0.8%) ± chalcopyrite (0.3%). The other area exhibits pyrite (3%) - chalcocite (0.7%) - chalcopyrite (0.1)± molybdenum (tr-0.1%). Fathom geophysics carried out 3D geochemical modelling at Porvenir using the auger soil data collected to date. Both the Target 15 and the Bartolo targets were identified as excellent targets with Target 15 representing shallow and deeper drill targets and the Bartolo prospect representing a deep target. Two additional targets were identified from the Porvenir dataset. Further delineation of the two new target areas was performed through extending the Anaconda mapping over anomalous areas and in-filling auger soils over the 3D geochemical targets. Cisne Loja Project Location: Loja province, Southern Ecuador Ownership: SolGold holds 100% ownership though Green Rock Resources S.A. 3 concessions (El Cisne 2A, El Cisne 2B, El Cisne 2C), 146 km2 Tenement Area: Primary Targets: Epithermal gold and silver, Porphyry copper gold The Cisne Loja project is located in the southern central region of Ecuador at the southern end of the Miocene Belt. It is very close to the Loma Largo deposit owned by INVmetals. The Loma Largo is a high sulphidation epithermal deposit containing 3Moz Au and 125 Mlbs of Cu. The southern end of the Miocene Belt is defined by the northeast trending fault systems thought responsible for introducing the hydrothermal fluids responsible for mineralisation in this area. Cuenca Loma Recent follow up of gold anomalies has led to the discovery of outcropping epithermal style alteration and mineralisation over an area of 2.5 km by 1.5 km with several episodes of quartz veining, which shows similarities to the epithermal gold system at Fruta del Norte in Southern Ecuador. This northern epithermal prospect is called Cuenca Loma. Numerous areas of epithermal quartz veins with alteration exhibiting silica-kaolinite-quartz clay assemblages together with vuggy quartz, indicate an intermediate to low sulphidation epithermal environment. Streams over a 6 km by 4 km zone draining the area of interest were ubiquitously rich in gold and magnetite indicating the prevalence of the copper gold mineralised porphyries in the area. Geological mapping of these anomalies defined alteration and quartz veining over an area of 2.5 km by 1.5 km. These were outcropping, epithermal style alteration and mineralisation with multiple episodes of quartz veining evident. Rock chip samples have returned gold and silver results greater than 1 g/t Au with a best rock chip sample of: • R03000453: 15.25 g/t Au and 23.6g/t Ag Celen Prospect Celen Prospect is located 7km south of the Cuenca Loma in the El Cisne 2C concession. Rock chip results just in from Cisne 2C concession in the Cisne Loja project have returned highly anomalous Cu-Au-Mo. The copper mineralization is developed within the granodiorite mainly along fractures with minerals malachite, azurite, chalcopyrite and Neotocite, occasionally accompanied by traces of Pyrite. Mineralisation has been identified over an area 1.5km by 1km. Significant results from rock chips include: Hector Stream • • • • R03001218 R03001221 R03001204 R03001206 5.28% Cu, 0.66 g/t Au, 91.4 g/t Ag 5.08% Cu, 1.10 g/t Au, 25.8 g/t Ag 4.92% Cu, 3.90 g/t Au, 55.7 g/t Ag 2.06% Cu, 0.24 g/t Au, 28.7 g/t Ag

- 56 - R03001207 R03001217 1.39% Cu, 0.15 g/t Au, 24.6 g/t Ag 1.33% Cu, 0.08 g/t Au, 27.6 g/t Ag • • El Tio Stream R03001215 R03001214 3.65% Cu, 0.02 g/t Au, 95.5 g/t Ag 3.43% Cu, 0.09 g/t Au, 73.8 g/t Ag • • Mandarina Stream R03001211 R03001213 1.63% Cu, 0.30 g/t Au, 39.8 g/t Ag 1.45% Cu, 0.02 g/t Au, 36.6 g/t Ag • • Activities planned for Cisne Loja project include: Auger soil programs in Cisne 2A and Cisne 2B Additional mapping and sampling of the streams in Cisne2B and Cisne 2C Planning drill holes for testing the epithermal veins in Cisne 2A • • • Timbara Project Location: Zamora Chinchipe province, Southern Ecuador Ownership: SolGold holds 100% ownership though Green Rock Resources S.A. Tenement Area: 4 concessions (Timbara 1 - 4), 152 km2 Primary Targets: Copper-gold porphyry The Timbara Project is located in Ecuador's eastern Jurassic Belt which hosts the Fruta del Norte epithermal gold deposit (14 million ounces Au), the Mirador copper porphyry deposit (3 million tonnes Cu) and the Santa Barbara copper-gold porphyry deposit (8 million ounces Au). The concessions cover 151km2 and is owned by the Company's 100% owned subsidiary, Green Rock Resources. Results from rock chip samples collected during stream reconnaissance programs at Timbara include: R03000252: 28.89% Cu, >100g/t Ag R03000260: 4.00% Cu, >100g/t Ag R03000219: 2.94% Cu R03000236: 2.32% Cu • • • • The location and orientation of mineralised veins may represent a continuation of the highly prospective porphyry corridor identified at SolGold's La Hueca Project. Teams have carried out detailed infill of stream sediment, panned concentrate and rock chip sampling in areas identified as anomalous from earlier regional geochemistry. To date, a total of 430 stream sediment samples and 406 panned concentrate samples have been collected in the Timbara Project. Results highlight the potential for epithermal mineralisation in Timbara 1 & 2 concessions and porphyry style mineralisation in Timbara 4 concession. Teams have continued detailed Anaconda mapping and rock chip sampling of the anomalous areas. Timbara 1 Prospect Outcropping porphyry style mineralisation occurs as northeast trending narrow quartz veins containing pyrite, chalcopyrite, covellite and bornite hosted within granodiorite intrusive. Timbara 2 Prospect Fine-grained diorite contains abundant stock works of porphyry style quartz-chalcopyrite veins and magnetite veinlets characterised by intense propylitic chlorite alteration. Mineralisation is represented by up to 3% chalcopyrite, 2% bornite, and 1% chalcocite, with traces of malachite and native Cu.

- 57 - Timbara 3 Prospect Reconnaissance mapping has located a 25 m wide zone of quartz-hematite veining including localised bornite rich veining. Other outcrops identified show significant exposed 5 m thick quartz veins containing pyrite, chalcopyrite, bornite, and minor chalcocite. Peripheral to these mineralised zones, host rocks contain abundant magnetite veinlets cut by quartz veins containing chalcopyrite, magnetite, pyrite and minor chalcocite. Rio Amarillo Project Location: Imbabura province, Northern Ecuador Ownership: SolGold holds 100% ownership though Carnegie Ridge Resources S.A. 3 concessions (Rio Amarillo 1 - 3), 123 km2 Tenement Area: Primary Targets: Copper porphyry Located in northern Ecuador Miocene Belt near SolGold’s Cascabel Project. Two main prospects have been identified in both Rio Amarillo 1 & 2; Chilanes and the Pugaran prospects. The main geological feature of the Rio Amarillo project is the extensive lithocap extending 2km by 2.4km in area. Chilanes Prospect Chilanes located in Rio Amarillo 2, consists of an extensive lithocap with surrounding strong stream sediment anomalies. The lithocap measures approximately 2.4 km by 2.4 km. It consists of crackle and hydrothermal breccias, with silica-clay and advanced argillic alteration, typical of the upper levels of a porphyry system. At the Chilanes prospect, located proximal to the lithocap, B type veins have been mapped and sampled. An outcrop of stockwork B type veins has been identified hosted in a dark micro diorite - quartz diorite with the matrix altered to magnetite and chlorite, with best rock chip results including: R01000025 R01000026 R01000029 0.93 g/t Au, 0.18% Cu, 11.85ppm Mo 0.90 g/t Au, 0.01% Cu, 13.75 ppm Mo 0.51 g/t Au, 0.13% Cu, 10.35 ppm Mo • • • Pugaran Prospect Located in Rio Amarillo 1, Pugaran hosts abundant B-type veins and zones of strong copper mineralisation. It represents a 250 m long outcrop of copper mineralisation consisting of B type veins with pyrite, chalcopyrite, chalcocite and bornite. K-alteration overprinted by phyllic alteration. • 140m @ 0.24% Cu oIncluding 13m @ 0.65% Cu oIncluding 12m @ 0.38% Cu Cuambo Prospect Located in Rio Amarillo 2, Cuambo prospect is located distal to the lithocap with epithermal vein mineralisation identified. • • R01001018 11.3 g/t Au R01001019 1.85 g/t Au Pasquel Prospect Located in Rio Amarillo 2, Cuambo prospect is located distal to the lithocap with epithermal vein mineralisation identified. • • • R01001290 13.35 g/t Au R01001294 3.00 g/t Au R01001295 2.45 g/t Au The epithermal veining at Cuambo and Pasquel prospects are possibly associated with a deeper porphyry system that is responsible for the advanced argillic alteration forming the lithocap.

- 58 - Auger soil programs were completed during the year at the Chilanes lithocap that is returning anomalous results. Along with rock chip sampling the northern lithocap zone is starting to define significant anomalism. Several intrusive stocks and hydrothermal breccias have been located in this zone that exhibit significant alteration and mineralisation that support the results received from the auger soils. An airborne magnetic program is scheduled to commence in July/August 2019. A drilling program has been designed that awaits permitting. Chillanes Project Location: Bolivar/Chimborazo province, Central Ecuador Ownership: SolGold holds 100% ownership though Green Rock Resources S.A. Tenement Area: 1 concession (Chillanes), 48 km2 Primary Targets: Copper-gold porphyry The Chillanes project is located in the central Miocene belt that is host to several large epithermal and porphyry deposits including Quimsacocha and Junin. Stream sediment geochemical sampling has returned the highest copper results from any SolGold project in Ecuador with best results including 1,140 ppm Cu and 1,110 ppm Cu. Detailed follow up mapping and rock chip sampling is continuing with the best rock chip assay returned to date of 1.42% Cu. Hydrothermal alteration consists of phyllic alteration with abundant chalcopyrite and pyrite with lesser chalcocite and bornite mapped in outcrop. Following the completion of initial anaconda mapping, a program of auger soil geochemistry will be carried out to delineate priority drill targets. Social teams have been working with government to ensure ongoing access to this project which is progressing well. Negotiations for access is ongoing. Salinas Project Location: Bolivar province, Southwest Ecuador Ownership: SolGold holds 100% ownership though Valle Rico Resources S.A. 4 concessions (Salinas 1 - 4), 189 km2 Tenement Area: Primary Targets: Gold-silver-copper epithermal The Salinas project represents a high sulphidation epithermal Ag-Au-Cu with indications of a nearby Cu-Au porphyry system. Mineralisation is hosted in structurally controlled hydrothermal volcanic breccias. A hypogene covellite-enargite-chalcocite-arsenopyrite paragenesis of phases in the hydrothermal breccia suggests a nearby larger Cu-Au porphyry system. Valle Rico will focus on exploring for both epithermal and porphyry systems at the Salinas project. Along with continuing to drill test the mineralised epithermal breccias, Valle Rico will carry out regional prospecting to identify porphyry targets. An airborne magnetic program is scheduled to commence in July/August 2019. Access to Salinas 3 and 4 concessions has now been granted and work is continuing on gaining field access to Salinas 1 and 2 concessions. Initial exploration work will commence at Salinas 3 and 4 and access should be granted shortly

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for Salinas 1 and 2 concessions.

Sharug Project

<u>Location</u>:	Azuy province, Southwest Ecuador
<u>Ownership</u>:	SolGold holds 100% ownership though Green Rock Resources S.A.
<u>Tenement Area</u>:	2 concessions (Sharug and Sharug 2), 58.4 km^2
<u>Primary Targets</u>:	Copper-gold porphyry

The Sharug project is located in the southern end of the Miocene Belt. It is located south of known mineral deposits; Tres Chorreras and the Cerro Negro mining areas. New diorite outcrops were identified in the Sharug project, in the Sharug 2 concession. Two prospects have been identified, the Quillosisa epithermal prospect and the Santa Martha porphyry prospect.

A gridded soil program at Sharug was completed that covered both the Quillosisa and Santa Marta prospects that confirmed anomalous mineralisation at both prospects.

<u>Quillosisa Prospect</u>
The Quillosisa epithermal target (northern target) returned anomalous results for Au, Ag, Pb, Zn, Sb, Bi coincident with mineralized outcrops occurring in an area 500 x 150 meters.

Table 1: Significant Results from the Quillosisa Prospect

Sample ID	easting	northing	elevation	Au_gt	Ag_ppm	Cu_ppm	Pb_ppm	Zn_ppm
R03001156	664409	9638870	1815	39.6	>100	81	1130	93
R03000159	663958	9638913	1576	7.4	7.12	154	159.5	353
R03001157	664416	9638903	1823	2.93	>100	189	731	141
R03001169	664688	9639219	1879	2.52	6.41	156	1745	90
R03001194	664403	9638958	1851	2.15	98.3	372	3470	164
R03001195	664643	9639167	1879	1.865	17.25	432	298	395
R03001171	664635	9639259	1905	1.775	17.6	368	845	408
R03001203	664558	9638269	1421	1.125	>100	22960	>10000	3310

<u>Santa Martha Prospect</u>
Continued field mapping along the identified structural corridor has now discovered a significant copper gold molybdenum porphyry target called Santa Martha. Highly anomalous rock values followed by strong auger soil anomalies show this target covers an area 1.2km by 0.5km and remains open to the east. Auger soils were unable to test the eastern flank of the anomaly due to a drainage system comprising colluvial material.

The Santa Martha prospect consists of diorite, quartz diorite and small zones of tourmaline breccia. Hydrothermal alteration comprises zones of biotite-sericite, quartz-sericite, chlorite, chlorite-epidote and sericite alteration.

The Santa Martha porphyry returned results high in Cu and Mo coincident with the mineralised outcrop displaying strong stockwork quartz and feldspar veinlets, with disseminated chalcopyrite and secondary biotite in an area of 1200 x 600 meters.

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Table 2 Significant results from rock chip sampling at Santa Martha

Sample ID	easting	northing	elevation	Cu %	Au g/t	Mo_ppm
R03001043	663071	9636625	1087	2.52	0.15	491.00
R03001045	662921	9636654	1126	0.78	0.51	6.35
R03001044	662950	9636668	115	0.73	0.33	53.70
R03001052	662932	9636671	1122	0.60	0.56	84.20
R03000168	662908	9636607	1149	0.56	0.20	13.80
R03001046	662829	9636695	1150	0.33	0.01	2.42

A ground magnetics geophysical program was completed covering both the Quillosisa and Santa Martha prospects. This program has highlighted an area of magnetite destruction over the Santa Martha prospect.

A drilling program has been designed at both the Quillosisa and Santa Martha prospects that awaits permitting

Cisne Victoria Project

Location: Morana Santiago province, South-eastern Ecuador

Ownership: SolGold holds 100% ownership though Cruz del Sol S.A.

Tenement Area: 4 concessions (El Cisne, San Salvador, Victoria, Yanguza), 170 km²

Primary Targets: Copper-gold porphyry

The project lies in south-eastern Ecuador within the eastern Jurassic Belt, which contains the Fruta del Norte epithermal gold deposit (14 million ounces Au), the Mirador copper porphyry deposit (3 million tonnes Cu) and the Santa Barbara gold-(copper) porphyry deposit (8 million ounces Au).

Numerous prospects have been discovered during SolGold's initial geochemical stream sampling. Significant alteration and mineralisation were identified that is indicative of a large porphyry system. Best results include a 7 metre continuous channel chip sample that returned: 7m @ 2.28% Cu, 0.73 g/t Au, 8.83 g/t Ag.

Coangos Project

Location: Morana Santiago province, South-eastern Ecuador

Ownership: SolGold holds 100% ownership though Cruz del Sol S.A.

Tenement Area: 7 concessions (Coangos 1-2, Chimius 1-3, Cisneros and Tsapa), 259 km²

Primary Targets: Porphyry & Epithermal Copper gold

The Coangos Project is located on the Southern Jurassic aged belt in Ecuador, which hosts the Fruta del Norte, Mirador and other projects in Ecuador.

Cruz del Sol teams have discovered two areas of mineralised outcrops in the Coangos project, characterised by strong copper-carbonates and copper-oxides exposed mainly in fractures.

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Anomaly 1
Anomaly 1 contains mineralization hosted in volcanoclastic rocks. The copper-silver zones contain primary chalcocite and chalcopyrite, and secondary chrysocolla, malachite, and tenorite. Near-source stream boulders with chrysocolla have returned very high copper and silver grades. Stream outcrops are up to 120m in length.

The main vein-joint orientation is 20°/70°E. A second area of concentrated copper-silver occurrences is associated with regional faults oriented 128°/62°W and 240°/85°W. Chrysocolla – tenorite occurs together with k-feldspar, plagioclase, and carbonates in micro-fractures. The following significant results have been obtained from in situ outcrops:

- R02001026 9.27% Cu, 91.5g/t Ag
- R02001027 8.31% Cu, 99.8g/t Ag
- R02001031 6.12% Cu, 60.1g/t Ag
- R02001019 4.13% Cu, 23.0g/t Ag
- R02001021 3.19% Cu, 28.3g/t Ag
- R02001017 2.23% Cu, 17.3g/t Ag

Results from rock float samples include:

- R02001010 23.2% Cu, 122g/t Ag, 0.98% Zn
- R02001011 20.6% Cu, 114g/t Ag
- R02001012 13.5% Cu, 90.4 g/t Ag

Teams have located likely sources of the high-grade results returned from transported boulders located in streams. The majority of outcrops correspond to a repetitive sequence of sandstones and volcanic- breccias. The breccias present subangular clasts of volcanic rocks with ferruginous interstitial matrix. Several mineralised structures that have corresponding high grades.

Anomaly 2
Anomaly 2 is located at the head of the Numpaim River where a breccia structure has been mapped. Mineralisation is associated with a fault breccia 1.5m wide containing quartz veins up to 8mm thick, sugary quartz clasts, rhodochrosite, barite and calcite in a zone of chlorite-sericite alteration.
The breccia outcrop contains up to 7% bornite, 3% chalcocite, 1% chalcopyrite 1% and 5% enargite. The breccia is exposed along strike in two separate streams, located 200m apart. The structure has not been closed off and mapping continues in streams along strike.

Rock chip samples from the breccia return:

- R02001034 27.98% Cu, 227 g/t Ag, 0.98% Zn
- R02001035 8.37% Cu
- R02001036 6.45% Cu

Anomaly 2 mapping delineated an 8m wide mineralised breccia mapped over 200m in the southwestern edge of Anomaly 2. The structure has quartz-sericite-chlorite alteration, containing abundant bornite, chalcopyrite, chalcocite and enargite.

Auger soil sampling over Anomalies 1 & 2 helped further delineate the Anomaly 1 & 2 prospects.

Chical Project

Location: Carchi province, Northern Ecuador

Ownership: SolGold holds 100% ownership though Carnegie Ridge Resources S.A.

Tenement Area: 4 concessions (Chical 1 - 4), 1835 km²

Primary Targets: Epithermal Copper gold

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Follow up of anomalous stream sediment geochemistry has identified 5.8km² area of mineralised epithermal veining comprising 3 prospect areas; Pascal, La Esperanza and Espinoza prospects.

Mineralisation is associated with an extensive contact zone between intrusive granodiorite and gabbro with volcano-sedimentary units. Mineralised is related to epithermal stockwork quartz veining with density of 10 to 15 per metre with associated strong chlorite-sericite-epidote hydrothermal alteration.

Pascal and Espinoza Prospects

Follow up mapping and rock chip sampling of a stream sediment geochemical gold anomaly, known as the Pascal and Espinoza prospects returned rock results of up to 45.5 g/t Au in granodiorite and andesite rocks. Samples were taken from epithermal quartz stockwork outcrops associated with the mineralisation. Significant rock chip results from the Pascal prospect include:

- R01003083 45.5g/t Au (float)
- R01003217 7.05 g/t Au
- R01003148 3.27g/t Au
- R01003134 2.57g/t Au
- R01003064 2.41g/t Au

La Esperanza Prospect

A stream sediment geochemical copper anomaly was also identified in the La Esperanza prospect dominated by diorite and granodiorites with veinlets of quartz – chalcopyrite associated with potassic alteration. This copper anomaly has coincident molybdenum and copper - zinc ratio (Cu/Zn) geochemical anomalies. Best geochemical rock chip results include:

- R01003071 1.04% Cu, 0.42 g/t Au, 886 ppm Mo
- R01003095 0.94% Cu, 0.18 g/t Au, 5.84 ppm Mo
- R01003156 0.9% Cu, 0.44 g/t Au, 348 ppm Mo
- R01003226 0.63% Cu, 0.59 g/t Au, 50.8 ppm Mo (float)
- R01003157 0.42% Cu, 0.1 g/t Au, 459 ppm Mo

Australia

In Queensland, Australia, the Company has identified the following 4 major project areas:

(i) Rannes;
(ii) Mount Perry;
(iii) Normanby; and
(iv) Cracow West

SolGold continues to hold tenements across central and southeast Queensland, through its wholly owned subsidiaries, Central Minerals Pty Ltd and Acapulco Mining Pty Ltd. Central Minerals Pty Ltd currently holds 5 exploration permits as follows: EPM 25300 (Cooper Consolidated, Rannes Project), EPM 18760 (Westwood), EPM 18032 (Cracow West), EPM 27211 (Mt Pring) and EPM 19639 (Goovigen Consolidated). Acapulco Mining Pty Ltd. currently holds exploration permits at EPM 25245 (Mount Perry) and EPM 19410 (Normanby).

Exploration during the reporting period included a single diamond hole at Cracow West (374.43m), 8 RC/Diamond holes at Westwood (617.1m), 100 line-km's / 126km² Airborne EM (VTEM) and 3D inversion modelling at Rannes, tenement-wide photo-structural interpretation at Normanby and the granting of a new EPM at Mt Pring.

- 63 -

Rannes Project

Location:	140 km west of Gladstone, Queensland, Australia
Ownership:	SolGold holds 100% ownership interest through Central Minerals Pty Ltd.
Tenement Area:	126 granted sub-blocks (403km²)
Primary Targets:	Disseminated and vein-hosted low sulphidation gold-silver deposits

Located, 140 km west of Gladstone (Queensland, Australia), SolGold's principal targets at the Rannes project are structurally-controlled, low-sulphidation epithermal gold-silver deposits. Thirteen prospects have been identified within the Permian-aged Camboon Volcanics, with the majority lying along north-northwest trending fault zones. Exploration has included tenement wide stream sediment, soil and rock chip sampling surveys. A detailed airborne magnetic survey was recently re-interpreted to enhance the development of the structural model of the belt. Exploration methods have included a 3D IP survey, detailed airborne magnetics, geological mapping, and trenching all contributing to definition of additional drill targets at several prospects.

During the year ended 30 June 2019, a variable time airborne electromagnetic survey (VTEM) was completed during the reporting period (100 line km's, 126km²) and identified several conductive anomalies located both below the depth of drilling at the Crunchie and Kauffman's prospects as well as larger anomalies along strike in areas that have no historic drilling. Preliminary 3DEM inversion modelling has resolved conductivities/resistivities down to 10 Ohm-m's and are considered prospective. Targets will be ranked and prioritized ahead of drill-testing in the 2019/2020 reporting period.

Mineral resource estimates completed by Hellman & Schofield Pty Ltd. and by H&S Consulting Pty. Ltd. includes resources in both Indicated and Inferred categories for reporting under the Australasian Joint Ore Reserves Committee's "*Code for Reporting of Mineral Resources and Ore Reserves*". The table below lists the current mineral resource estimates at the Kauffman's, Crunchie, Cracklin' Rosie, Porcupine and Brother prospects as of May 23, 2012. These estimates are based on gold to silver ratio of 1:50 and a 0.5 g/t Au equivalent cut-off. The resource at 0.3 g/t Au cut-off was announced on May 23, 2012.

Prospect	Cut-Off (Au.Eq)	Resource Category	M.Tonnes	Au (g/t)	Ag (g/t)	Ounces (Au)	Ounces (Ag)	Ounces (Au.Eq)
Kauffman's	0.5	Indicated	1.58	0.79	10.30	40,304	522,074	50,729
		Inferred	3.49	0.74	8.90	83,060	999,278	103,092
Crunchie	1.5	Indicated	2.40	0.46	42.40	35,833	3,310,000	102,100
		Inferred	3.20	0.49	39.80	49,797	4,040,000	130,676
Cracklin' Rosie	0.5	Inferred	0.43	0.59	5.60	8,023	76,145	9,544
Porcupine	0.5	Inferred	0.57	0.50	7.50	9,202	137,085	11,941
Brother	0.5	Inferred	0.57	0.60	1.10	11,021	20,490	11,434
Total (All Prospects)			**12.24**	**0.63**	**23.18**	**237,240**	**9,105,072**	**419,516**

- 64 - Mount Perry Project (EPM 25245) Location: 130 km northwest of Gympie, Queensland, Australia Ownership: SolGold holds 100% ownership interest through Acapulco Mining Pty Ltd. Tenement Area: 64 granted sub-blocks (205 km²) Primary Targets: High grade, lode gold deposits and possible gold porphyry deposits Cu-Au porphyry deposits and batholith associated gold vein deposits The Mount Perry mineral field is located approximately 100 km southwest of Bundaberg (Queensland, Australia) and comprises epithermal to mesothermal veins that cluster around mineralized porphyry intrusions and associated breccia bodies. The project is located approximately 25km northwest of Evolution Mining’s 2Moz Mt Rawdon breccia-hosted epithermal gold deposit. Assays were received for two RC water bores (NMN016, NMN017, total 59m) and two diamond holes (NMN018, NMN019, total 567.4 m). Drilling identified mineralization consistent with and indicative of a porphyry system, however, assay results were disappointing and lacked gold within the system core assemblage (best intercept 76m @ 0.09% Cu, 0.97 g/t Ag from 110m, NMN018). A comprehensive assessment of the project has identified the Upper Chinaman’s Creek prospects as the highest priority high-grade opportunity. Work in the upcoming reporting period will include 3DEM inversion modelling and potentially a 3D IP survey (3.7 x 1.5km) that will help define key mineralized structures and allow prioritization of drill hole targets. Normanby Project (EPM 19410) Location: 120 km northwest of Mackay, Queensland, Australia Ownership: SolGold holds 100% ownership interest through Acapulco Mining Pty Ltd. Tenement Area: 60 granted sub-blocks (192 km²) Primary Targets: Intrusion-related epithermal gold veins and potential porphyry Cu-Au deposits The Normanby Goldfield comprises over 300 historic pits and shafts located within 14 prospects along an 8km structural zone. Gold-bearing quartz veins are hosted almost exclusively in the Shannon Vale Gabbro within a complex left-lateral dilation zone. Work completed during the reporting period included completion of a tenement-wide photo-structural interpretation that resulted in review and prioritization of key higher-grade targets. The Mt Flat Top prospect potentially sits at the transition between the epithermal and porphyry Cu-Au environment and represents the best opportunity to define a bulk tonnage within the goldfield. Mineralization at Mt Flat Top has been identified over a strike length of at least 500m and comprises 10-20m wide silica-pyrite zones hosted within a broader <80m-wide sericite-pyrite alteration envelope. A 3D IP survey has been planned to define the mineralized corridor and to assess the potential for bulk-tonnage, porphyry-type targets at depth.

- 65 -

Westwood Project (EPM 18760)

<u>Location</u>: 45 km west-southwest of Rockhampton, Queensland, Australia

<u>Ownership</u>: SolGold holds 100% ownership interest through Central Minerals Pty Ltd

<u>Tenement Area</u>: 16 granted sub-blocks ($45km^2$)

<u>Primary Targets</u>: Ultramafic layered intrusion Pd-Au-Pt deposits

Palladium-Gold-Copper ± Platinum mineralization at the Westwood project is associated with the Late Permian – Early Jurassic aged Bucknall mafic-ultramafic layered gabbro intrusive complex.

The Company's exploration has included stream sediment, soil and rock chip sampling and RC / Diamond drilling. Metal anomalism is focused in the southeast part of the gabbro and is defined by a 2km strike of sporadic soil anomalism (+125ppb Pd, +46ppb Au, +490ppm Cu, +27ppb Pt).

Reverse circulation and diamond drilling in 2018 (WWD001 – WWD004, 713.7m) focused in the far southeast of the complex and identified a number of highly anomalous zones of magmatic sulphide concentration including 44m @ 1g/t combined PGE, 0.11% Cu from 8m (WWD001) and 38m @ 0.27ppm combined PGE, 0.1% Cu from 22m (WWD004). Exploration during the reporting period (WWD005 – WWD012, 617.1m, including 373.1m diamond) targeted lateral extension to known mineralization and untested magnetic and electromagnetic anomalies in the northern limits of the complex. RC pre-collar assays available at time of reporting include 46m @ 0.217 g/t Au, 0.157 g/t Pd, 0.13% Cu from 0m (WWD008) and 28m @ 0.176 g/t Pd from 2m (WWD010). Disseminated sulphide mineralization (up to 5%) was identified in two drill holes adjacent to 2018 intercepts (WWD009, WWD010), however, assay results were not available at time of reporting.

Mt Pring Project (EPM 27211)

<u>Location</u>: 65 km northwest of Proserpine, Queensland, Australia

<u>Ownership</u>: SolGold holds 100% ownership interest through Central Minerals Pty Ltd.

<u>Tenement Area</u>: 40 granted sub-blocks ($120km^2$)

<u>Primary Targets</u>: Magmatic Ni-Cu-PGE sulphide deposits

The Mt Pring Project is located within the east-northeast trending Mt Carlton structural zone, approximately 60km east of Evolution Mining's Mt Carlton high-sulphidation Au-Ag deposit. The project hosts several, poorly-explored ultramafic intrusive complexes that historically have never been assayed for gold or platinum group elements. Historical exploration is limited to Ni-Cu stream sediment sampling by WMC in the late 1970's and limited Ni-Cu soil sampling in the late 1980's. Soil sampling at Mt Pring defined a 700 x 350m, +1,000ppm Ni anomaly that has not been followed up with more advanced exploration.

Exploration within the first reporting period will include tenement-wide photo-structural interpretation, stream sediment sampling followed by mapping and soil sampling of identified targets.

- 66 - Cracow West Project (EPM 18032) Location: 260 km west-northwest of Gympie, Queensland, Australia Ownership: SolGold holds 100% ownership interest through Central Minerals Pty Ltd. Tenement Area: 12 granted sub-blocks (38km²) Primary Targets: Low-sulphidation epithermal Au-Ag deposits Gold mineralization at the Cracow mine is associated with Permian-aged, low-sulphidation, epithermal quartz veins which have been emplaced along northwest and north-northwest trending fault zones. The Company's initial exploration concept was to explore for a similar deposit to Cracow gold mine, but a recent review of the regional geology suggests that the anomalism seen at Cracow West may be associated with a later phase of Triassic intrusions, suggesting a later mineralization event. The Company's exploration at Cracow West has included stream sediment, soil and rock chip sampling. This has identified three significant prospects: Dawson Park, Kambrook and Theodore Bends. A sub-audio magnetotellurics survey was completed over the Kambrook and Dawson Park prospect which identified a potential buried target at the Dawson Park prospect, which coincides with a distinct soil tellurium anomaly at surface. EPM 18032 was renewed for a further 3 years (to 10th December 2020) and future work will include a re-interpretation of the geophysical and structural dataset with specific focus on identifying high-priority targets within the Dawson park, Kambrook and Theodore Bends prospects. OTHER EXPLORATION Solomon Islands The Kuma tenement in the Solomon Islands (South West Pacific) is considered by SolGold to be highly prospective for porphyry copper gold and epithermal gold deposits. Kuma Project Location: 37 km south-east of Honiara on the island of Guadalcanal Ownership: SolGold holds 100% ownership interest Tenement Area: 43km² Primary Targets: Copper-gold porphyry The Kuma project lies just to the south-west of a series of major NW-SE-trending arc parallel faults, associated with numerous Cu and Au anomalies in streams and soils. The project area overlies a 3.5 kilometre wide, annular, caldera  like topographic feature. Annular and nested topographic anomalies in the region suggest the presence of extensive batholiths of the Koloula Diorite beneath the volcanic cover of the Suta Volcanics. The prospect geology is dominated by a 4km by 1km lithocap. This extensive zone of argillic and advanced argillic alteration is caused by hydrothermal fluids that emanate from the top of porphyry copper-gold mineralising systems, and thus provides a buried porphyry copper-gold target. The geochemically anomalous portion of the Kuma lithocap (north-west end) lies within the annular topographic anomaly. Kuma has a spectacular oxidised float boulder trail along the Kuma River and was traced to Alemba and Kolovelo creeks which lead to discovery of broad hydrothermal alteration zones and lithocap. Previous exploration completed at Kuma under the Guadalcanal Joint Venture between SolGold and Newmont

- 67 - included extensive geochemical sampling (BLEG, rock chip and channel samples), geological mapping, a magnetic survey and an electromagnetic survey. Geochemical results define a central zone of manganese depletion (Mn < 200 ppm) inferred to indicate the destruction of mafic minerals by hydrothermal alteration. Zinc > 75 ppm forms an annulus to this zone, and Molybdenum > 4 ppm lies along the margins of the manganese low indicating potential for porphyry CuAu mineralisation at depth. TerraSpec spectral analysis of sieved coarse fraction soil samples covering the Kuma lithocap in integration with known geology in the prospect area has highlighted a primary porphyry target centre in the northern portion of the lithocap that SolGold plans to drill test upon granting of tenure. Geological reconnaissance surveys and mapping was conducted at Kuma in June. Activities focused on the Kuma and Alimuno Rivers where large red boulders were discovered in the 1990s. Low temperature quartz veins with comb textures were observed in outcrop. Surface alteration, geochemistry, and Terraspec results have been encouraging. Further work is planned to test the high sulfidation Kuma prospect that focuses on the upper part of Kuma ridges and a drilling program is planned for 2019. DIVIDENDS OR DISTRIBUTIONS The Company has not paid dividends since its incorporation. While there are no restrictions precluding the Company from paying dividends, it anticipates using all available cash resources toward its stated business objectives. At present, the Company's policy is to retain earnings, if any, to finance its business operations. The Board will determine if and when dividends should be declared and paid in the future based on the Company's financial position at the relevant time. See "Risk Factors". DESCRIPTION OF CAPITAL STRUCTURE Ordinary Shares The share capital of the Company is divided into Ordinary Shares with a nominal par value of 1 pence (1p) each. The Company does not have an authorized capital share. As at the date of this AIF, 1,846,321,033 Ordinary Shares are issued and outstanding. All of the Ordinary Shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and entitlement to any dividends declared by the Company. The holders of the Ordinary Shares are entitled to receive notice of, and to attend and vote at, all general meetings of shareholders of SolGold. Each Ordinary Share carries the right to one vote. In the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Ordinary Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the payment by the Company of all of its liabilities. The holders of Ordinary Shares are entitled to receive dividends as and when declared by the Board in respect of the Ordinary Shares on a pro rata basis. Any alteration of the rights, privileges, restrictions and conditions attaching to the Ordinary Shares under the Company's Articles must be either consented to in writing of not less than ¾ of the nominal value of the issued Ordinary Shares or with the sanction of a special resolution passed at a separate general meeting of the holders of Ordinary Shares duly convened and held as provided in the Articles. Options As of the date of this AIF, there are 139,012,000 Options exercisable at 60 pence and 21,250,000 Options exercisable at 40 pence, outstanding. For additional information, see "Options to Purchase Securities".

- 68 -

MARKET FOR SECURITIES

Trading Price and Volume

The Ordinary Shares are admitted for trading on the Main Market and the TSX under the symbol "**SOLG**".

The following table sets forth the reported high and low prices (including intra-day prices) and the total volume of trading of the Ordinary Shares on the Main Market and the TSX for the periods indicated during the 12-month period before the date of this AIF. On October 6, 2017, the Ordinary Shares were listed on the Main Market under the symbol "SOLG". The Ordinary Shares have traded on the TSX under the symbol "SOLG" since July 14, 2017.

LSE

	High (pence)	Low (pence)	Total Volume
September 2018	39.00	20.55	81,729,246
October 2018	45.05	29.80	82,570,892
November 2018	39.75	34.20	34,297,429
December 2018	38.00	34.55	32,457,368
January 2019	39.50	35.00	29,312,649
February 2019	36.00	35.15	35,011,294
March 2019	41.75	36.50	26,645,354
April 2019	38.50	36.65	26,399,910
May 2019	41.85	24.40	91,525.034
June 2019	37.60	24.80	102,521,575
July 2019	32.00	28.30	43,341,853
August 2019	28.75	20.85	60,532,231
September 16, 2019	27.33	22.10	21,161,855

TSX

	High (dollars)	Low (dollars)	Total Volume
September, 2018	0.63	0.35	2,950,467
October 2018	0.71	0.52	927,188
November 2018	0.66	0.52	695,905
December 2018	0.64	0.52	660,345
January 2018	0.66	0.58	336,692
February 2018	0.64	0.60	215,550
March 2018	0.76	0.63	514,550
April 2018	0.69	0.62	264,412
May 2018	0.71	0.52	452,575
June 2018	0.64	0.39	487,713
July 2018	0.56	0.475	147,744
August 2018	0.485	0.43	52,120
September 16, 2019	0.44	0.42	26,695

- 69 - Prior Sales During the financial year ended June 30, 2019, the Company issued Ordinary Shares and securities convertible or exercisable into Ordinary Shares as follows: Price per Security(1) Number of Securities(2) Date of Issue/Grant Ordinary Shares October 4, 2018 October 11, 2018 October 11, 2018 October 17, 2018 October 29, 2018 November 8, 2018 November 26, 2018 Securities Convertible or Exercisable into Ordinary Shares July 5, 2018 July 5, 2018 November 6, 2018 December 20, 2018 550,000(3) 9,795,884(4) 9,795,884(4) 100,000,000(5) 20,624,553(6) 2,596,826(5) 6,712,000(7) £0.280 £0.140 £0.280 £0.450 £0.280 £0.3888 £0.3714 21,250,000(8) 250,000(9) 82,875,000(10) 11,375,000(11) £0.400 £0.600 £0.600 £0.600 Notes: (1) For Options and warrants, this represents the exercise price per Ordinary Share of the options or warrants, as applicable, to purchase Ordinary Shares. For Options and warrants, this represents the maximum number of Ordinary Shares issuable upon exercise of the Options or warrants, as applicable, to purchase Ordinary Shares. Represents Ordinary Shares issued to contractors through the exercise of options. Represents Ordinary shares issued to Maxit Capital LP through the exercise of options. Represents Ordinary Shares issued to BHP Billiton. Represents Ordinary Shares issues to employees and contractors though the exercise of options. Represents Ordinary Shares issued to Newcrest International. Represents unlisted Options issued to the Company’s key employees, which expire on July 4, 2020. Represents unlisted Options issued to a third party as part of their services contract, which expire on July 4, 2021. Represents unlisted Options issued to the Company’s employees, which expire on November 6, 2021. Represents unlisted Options issued to directors, which expire on December 20, 2021. (2) (3) (4) (5) (6) (7) (8) (9) (10) (11) OPTIONS TO PURCHASE SECURITIES As of the date of this AIF, there are 139,012,000 Options exercisable at 60 pence and 21,250,000 Options exercisable at 40 pence outstanding. Of these: • 21,250,000 Options at 40 pence (expiry June 4, 2020) were issued to key employees of the Company; • 250,000 Options at 60 pence (expiry July 4, 2021) were issued to a third party as part of their services contract;

- 70 - • 82,875,000 Options at 60 pence (expiry November 6, 2021) were issued to employees of the Company; and • 11,375,000 Options at 60 pence (expiry December 20, 2021) were issued to Directors of the Company. Share Incentive Plan The Share Incentive Plan of the Company was adopted by the Board in July 2017 and approved at the Company's annual general meeting held on July 28, 2017. The Company believes that the Share Incentive Plan is instrumental in securing for the Company and its shareholders the benefits of incentives inherent in share ownership by officers, employees and consultants of the Company who, in the judgment of the Board, will be largely responsible for its future growth and success, through the holding of Ordinary Shares. As of the date hereof, 21,250,000 Options at 40 pence (expiring June 4, 2020) and 139,012,000 Options exercisable at 60 pence (expiring July 4, November 6 and December 20, 2021) were issued to key employees of the Company under the Share Incentive Plan. NEWCREST SUBSCRIPTION AGREEMENT On August 30, 2016, the Company, Newcrest International and Newcrest Mining entered into the Newcrest Subscription Agreement, pursuant to which Newcrest International agreed to subscribe for 135,857,401 Ordinary Shares at a price of US$0.08 per Ordinary Share for aggregate gross proceeds of US$10,868,592.08. On September 26, 2016, the Company, Newcrest International and Newcrest Mining entered into a deed to vary the Newcrest Subscription Agreement (the "Further Deed of Variation"), pursuant to which Newcrest International subscribed for 142,896,661 Ordinary Shares at a price of US$0.16 per Ordinary Share for aggregate gross proceeds of US$22,863,465.76. On June 21, 2017, the Company, Newcrest International and Newcrest Mining entered into a third deed of variation (the "Third Deed of Variation") to vary the Newcrest Subscription Agreement as amended by the Key Terms Summary of Share Incentive Plan Securities An Option entitles a holder to purchase an Ordinary Share at an exercise price set at the time of the grant. Ordinary Shares granted under the Share Incentive Plan will be new Ordinary Shares. Eligibility Under the Share Incentive Plan, eligible participants include the directors, officers and employees (including both full-time and part-time employees) of the Company or of any designated affiliate of the Company and any person or corporation engaged to provide ongoing management or consulting services for the Company or a designated affiliate of the Company (or any employee of such person or corporation) are eligible to participate. Administration The Share Incentive Plan is administered by the Board or the committee of the Board authorized to administer the Share Incentive Plan, including the Remuneration Committee (the "Committee"). Exercise Price The exercise price for Options is determined by the Committee at the time the Option is granted, provided that the exercise price of any Option may not be less than the closing price of the Ordinary Shares on the TSX, or such other principal market upon with the Ordinary Shares are traded, on the last trading day immediately preceding the date of the grant of such Option. Limitations The maximum number of Ordinary Shares made available for the Share Incentive Plan shall not exceed 10% of the total number of Ordinary Shares then outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option. The maximum number of Ordinary Shares issuable to insiders, at any time, pursuant to the Share Incentive Plan and any other share compensation arrangement is 10% of the total number of Ordinary Shares then outstanding. The maximum number of Ordinary Shares issued to insiders, within any one-year period, pursuant to the Share Incentive Plan and any other share compensation arrangement is 10% of the total number of Ordinary Shares then outstanding.

- 71 - Further Deed of Variation. Under the Third Deed of Variation, Newcrest International subscribed for 76,535,610 Ordinary Shares at a price of US$0.52 per Ordinary Share in respect of the June 2017 Offering. Board Appointment Right Pursuant to the Newcrest Subscription Agreement (as varied by the Further Deed of Variation), the Company granted to Newcrest International a right (but not an obligation) to nominate an individual to be appointed as a director of the Board for so long as Newcrest International, Newcrest Mining or any wholly owned subsidiary (together, "Newcrest") holds at least 10% of the Ordinary Shares of the Company (the "Newcrest Minimum Holding") (the "Newcrest Board Appointment Right"). Once the nominee is proposed by Newcrest, the nominee must be approved by the Board. Newcrest is only permitted to nominate an individual that: (i) the Board believes, in its reasonable opinion, has the requisite business acumen and relevant experience; (ii) the Board believes, in its reasonable opinion, is suitable to be a director of SolGold; and (iii) is suitable to be a director listed on AIM, as certified or attested to by SolGold's nominated advisor (the "NOMAD"), in accordance with the rules of AIM. If Newcrest's nominee meets these criteria, SolGold must take all steps necessary to appoint such person to the Board as soon as practicable. Any nominee that is proposed by Newcrest and subsequently appointed to the Board shall hold office until the next annual general meeting of the Company following the nominee's appointment. At such annual general meeting of the Company, the nominated director shall stand for re-election to the Board and the SolGold shareholders will have the opportunity to vote on the nominee's re-election to the Board. A nominated director retires by rotation in the same manner as any other director of the Board. Upon a nominated director's regular retirement by rotation from the Board, SolGold shareholders will have the opportunity to vote on the nominee's re-election to the Board. If SolGold shareholders decide not to re-elect a relevant nominee, Newcrest may, subject to maintaining the Newcrest Minimum Holding, nominate a new nominee. Newcrest has the right to remove its nominee from the Board at any time and may propose a new nominee, in which case SolGold shall take all steps necessary to appoint that new nominee to the Board as soon as practicable, by giving written notice to SolGold. Where Newcrest's current nominee is due to retire by rotation and Newcrest nominate another person as their new nominee: (i) Newcrest must procure that its current nominee retires; (ii) the new nominee will be considered for election at an annual general meeting of the Company; and (iii) the Board will recommend that the new nominee be elected. In the event that Newcrest's shareholding in the Company falls below the Newcrest Minimum Holding, solely as a result of Newcrest having failed to participate in any future equity raising or due to a voluntary sale of Ordinary Shares by Newcrest, and provided the Company has complied with its obligations pursuant to the Newcrest Anti-Dilution Right (as defined below), then Newcrest must procure the resignation of its nominated director within 3 business days after the date that it ceased to hold the Newcrest Minimum Holding and Newcrest shall no longer have a Newcrest Board Appointment Right, even in the event that its shareholdings exceeds the Newcrest Minimum Holding at some future date. Should Newcrest fail to procure the resignation of its nominee, SolGold is then entitled to take steps to remove the appointee as director or officer, including seeking a shareholder resolution to remove the appointee and is entitled to be indemnified for all costs and expenses incurred by SolGold in respect of the same. Anti-Dilution Right Subject to the passage of any necessary authorised issue resolution and/or disapplication resolution (which the Company must use its reasonable endeavours to secure), if the Company wishes to allot and issue any equity securities either for cash (a "Newcrest Further Raising") or pursuant to a transaction for non-cash consideration (a "Newcrest Other Transaction"), and at that time Newcrest International holds at least 5% of the Ordinary Shares in the Company, then the Company must give Newcrest International the opportunity to subscribe for: (a) in the case of a Newcrest Further Raising, such number of Ordinary Shares in the Newcrest Further Raising; and

- 72 - (b) in the case of a Newcrest Other Transaction, such number of Ordinary Shares (a "Newcrest New Issue"), that following the allotment and issue of all Ordinary Shares pursuant to the Newcrest Further Raising or the Newcrest Other Transaction (as the case may be, together the "Relevant Transaction"), Newcrest International holds the same percentage of Ordinary Shares on issue as it held immediately prior to the Newcrest Further Raising or the Newcrest Other Transaction (as the case may be) (the "Newcrest Anti-Dilution Right"). If at the time of a Relevant Transaction, Newcrest International holds more than 10% of the Ordinary Shares, then the Company shall give Newcrest International the opportunity to subscribe for so many Ordinary Shares that following the allotment and issue of all Ordinary Shares issued pursuant to the Relevant Transaction, Newcrest International holds 10% of the Ordinary Shares then issued and outstanding. If at any time before a Relevant Transaction, Newcrest International has held less than 5% of the Ordinary Shares on issue as a result of failing to take part in an earlier Relevant Transaction or due to a voluntary sale of Ordinary Shares, then the Newcrest Anti-Dilution Right ceases to apply. The Newcrest Anti-Dilution Right does not apply to an allotment or issue of equity securities that would, apart from any renunciation or assignment of their right to their allotment, be held under an employee share scheme, employee share option scheme, directors and officers share scheme or directors and officers share option scheme. The issue price of Ordinary Shares issued under a Newcrest New Issue will be the 10-day VWAP calculated as at the date 10 business days after completion of the Newcrest Other Transaction. Top-Up Right Subject to the passage of any necessary authorised issue resolution and/or disapplication resolution (which the Company must use its reasonable endeavours to secure), if at the beginning of each 6 month period (the first of which 6 month periods commenced on October 18, 2016) (each a "Newcrest Relevant Period") Newcrest International holds at least 5% of the Ordinary Shares and the Company allots and issues equity securities during the Newcrest Relevant Period either: (a) as part of an employee share scheme, employee share option scheme, directors and officers share scheme or directors and officers share option scheme; (b) as a result of the conversion of debt (including the exercise of convertible notes); or (c) upon the exercise of Options over unissued Ordinary Shares, (each a "Newcrest Top-Up Event"), then, Newcrest International will be entitled, at the same time or immediately following the Newcrest Top-Up Event, to subscribe for so many Ordinary Shares (the "Newcrest Top-Up Shares") so that following the issue of those Newcrest Top-Up Shares, Newcrest International holds the same percentage of Ordinary Shares on issue as it held immediately prior to the Newcrest Top-Up Event (a "Top-Up") ("Newcrest International's Top-Up Right"). However, in the event that the Newcrest International has been issued convertible notes or Options during a Newcrest Relevant Period and those notes or Options may be converted or exercised, then Newcrest International must first convert those convertible notes or exercise those Options (as the case may be) in order to Top-Up, and if the resulting number of Ordinary Shares issued to it after having done so is insufficient to Top-Up, then Newcrest International may subscribe for Newcrest Top-Up Shares. Any Newcrest Top-Up Shares will be issued at the higher of: (a) the conversion price of the last convertible notes converted or the exercise price of the last Options exercised during the Newcrest Relevant Period; (b) the 10-day VWAP calculated as at the date of issue of the Newcrest Top-Up Shares; and

- 73 - (c) the highest subscription price at which a bona fide independent third party offers in writing to subscribe for Ordinary Shares representing not less than 5% of the issued Ordinary Share capital of the Company during or at the end of the Newcrest Relevant Period (the "Offer"), on terms acceptable to and capable of acceptance by the Company where: a. the Offer is a cash offer; b. the Offer is made no more than 2 months prior to the end of the Newcrest Relevant Period; and c. a copy of the Offer has been provided to Newcrest International. If at any time before a Newcrest Top-Up Event, Newcrest International has held less than 5% of the Ordinary Shares on issue as a result of failing to take part in an earlier Newcrest Further Raising or due to a voluntary sale of Ordinary Shares, then Newcrest International's Top-Up Right ceases to apply. On January 31, 2017, the Company issued and allotted 100,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right. The allotment to Newcrest International was priced at 29.9 pence per Ordinary Share, based on a 10-day VWAP. On March 1, 2017, the Company issued and allotted 240,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 38.4 pence per Ordinary Share, based on a 10-day VWAP. On August 11, 2017, the Company issued and allotted 690,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 38.16 pence per Ordinary Share, based on a 10-day VWAP. On November 30, 2017, the Company issued and allotted 26,172,000 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International's Top-Up Right (as defined herein) and in connection with the November 2017 Private Placement. The allotment to Newcrest International was priced at 25.00 pence per Ordinary Share. On November 26, 2018, the Company issued and allotted 6,712,200 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Newcrest International, pursuant to Newcrest International’s Top-Up Right (as defined herein). The allotment to Newcrest International was priced at 37.14 pence per Ordinary Share, based on a 10-day VWAP. Undertakings by Newcrest International Newcrest International has undertaken to the Company that until October 17, 2019, and unless otherwise agreed: (a) in respect of any Relevant Control Proposal that cannot proceed to completion or conclusion without shareholder approval (the "RCP Shareholder Resolutions"), to vote in favour of the RCP Shareholder Resolutions, provided that: a. the Relevant Control Proposal is the subject of a favourable report by an independent expert (in the absence of a superior proposal); and b. immediately prior to the consideration of the RCP Shareholder Resolutions at the relevant meeting of shareholders, at least 60% of the votes that may be cast in respect of the RCP Shareholder Resolutions (exclusive of Newcrest International) are in favour of those resolutions; (b) in respect of any Offer undertaken as a tender offer to shareholders, accept the Offer, provided that:

- 74 - a. the Offer is the subject of a favourable report by an independent expert (in the absence of a superior proposal); and b. holders of at least 60% of all Ordinary Shares to whom the Offers have been made have accepted the Offer (not including Newcrest International); (c) that it will vote on any authorised issue resolution or disapplication resolution in respect of which holders of at least 60% of the votes that may be cast (exclusive of Newcrest International) are in favour of those resolutions and will not (and must ensure that its related bodies corporate do not), directly or indirectly: a. solicit, invite facilitate, encourage or initiate any enquiries, negotiations or discussions; b. communicate any intention to do any of the things described above in paragraph (a); or c. with other shareholders with a view to voting against any authorized issue resolution or any disapplication resolution; (d) that subject to the Newcrest Board Appointment Right, it will vote as the Board recommends to shareholders, on any resolution in respect of the appointment or removal of any director (the "Newcrest Board Recommendation") and will not (and must ensure that its related bodies corporate do not), directly or indirectly: a. solicit, invite facilitate, encourage or initiate any enquiries, negotiations or discussions; b. communicate any intention to do any of the things described above in paragraph (a); or c. with other shareholders with a view to voting against any Newcrest Board Recommendation; and (e) for so long as Newcrest International holds at least 5% of the Ordinary Shares on issue, neither Newcrest International, Newcrest Mining nor any of their subsidiaries shall (and must procure that their respective representatives and advisers do not) without the prior written consent of the Company: a. directly or indirectly solicit, initiate or enter into any discussions or negotiations with any other creditor of the Company, nor purchase or agree to purchase any debt of the Company; b. in any way contact or communicate with, or attempt to contact or communicate with any representative, landlord, customer or supplier of the Company or ENSA or any of their related bodies corporate, except in the ordinary course of business; c. solicit, canvass, induce or encourage any employee of the Company or ENSA or any of their related bodies corporate to leave the employment of the Company or ENSA or any of its related bodies corporate, as the case may be, except where Newcrest International, Newcrest Mining or any of their subsidiaries is: i. advertising employment vacancies in any newspaper, website or other publication or through a recruitment agency or interviewing, negotiating with, and employing any person responding to such advertisement; or ii. employing any person following cessation of such person's employment with the Company without any solicitation or encouragement by Newcrest International, Newcrest Mining or any of their subsidiaries.

- 75 - Technical Advisory Agreement Pursuant to the Newcrest Subscription Agreement (as varied by the Further Deed of Variation), the Company and Newcrest International will have agreed to enter into a technical advisory agreement ("TAA"), pursuant to which Newcrest International will provide to the Company, at the Company's request, advice relating to, amongst other matters: a. exploration activities including the design and implementation of future programs collection and interpretation of data; b. prefeasibility and feasibility planning; c. mine planning and design; d. resource and financial modelling; and e. negotiations or permitting, fiscal development planning and implementation. Newcrest International will be entitled to charge such fees and costs for the provision of services under the TAA as are commensurate with the fees and costs charged for similar services provided throughout the mining and exploration industry, by persons of similar expertise and experience. As at the date of this AIF, the parties have not yet entered into a formalised TAA. BHP SUBSCRIPTION AGREEMENT On 16 October 2018, the Company and BHP Billiton Holdings Limited entered into a share subscription agreement (the "BHP Subscription Agreement"), pursuant to which BHP Billiton subscribed for 100,000,000 Ordinary Shares at a price of £0.45 per Ordinary Share for aggregate gross proceeds of £45,000,000. Board Appointment Right Pursuant to the BHP Subscription Agreement, the Company has granted BHP Billiton a right (the "BHP Board Appointment Right") to nominate an individual to be appointed as a director of the Company for so long as BHP Billiton holds at least 10% of the fully paid Ordinary Shares of the Company ("BHP Minimum Shareholding"). BHP Billiton is only permitted to nominate an individual that: (i) the Board believes, in its reasonable opinion, has the requisite business acumen and relevant experience, and is otherwise suitable to be a director of the Company; (ii) the Board believes, in its reasonable opinion, is suitable to be a director of a company listed on the LSE and TSX in accordance with their rules. Any nominee that is appointed by BHP Billiton and subsequently appointed to the Board shall hold office until the next annual general meeting of the Company following the nominee's appointment. At such annual general meeting of the Company, the nominated director shall stand for re-election to the Board and the shareholders of the Company will have the opportunity to vote on the nominee's re-election to the Board. A nominated director retires by rotation in the same manner as any other director of the Board. Upon a nominated director's regular retirement by rotation from the Board, shareholders of the Company will have the opportunity to vote on the nominee's re-election to the Board. If the shareholders of the Company decide not to re-elect a relevant nominee, BHP Billiton may, subject to maintaining the BHP Minimum Shareholding, nominate a new nominee. BHP Billiton has the right to remove its nominee from the Board at any time and may propose a new nominee, in which case the Company shall take all steps necessary to appoint that new nominee to the Board as soon as practicable, by giving written notice to the Company. Where BHP Billiton's current nominee is due to retire by rotation and BHP Billiton nominates another person as its new nominee: (i) the current nominee will not be eligible for re-election; and (ii) the new nominee will be considered for election at an annual general meeting of the Company.

- 76 - If BHP Billiton's interest in the Ordinary Shares of the Company falls below the BHP Minimum Shareholding as a result of (i) failing to participate in any further raising, or (ii) as a result of the voluntary sale of Ordinary Shares by BHP Billiton, then provided that the Company has not breached any of its obligations under clauses 7.1(a) and 7.1(b) of the BHP Subscription Agreement, BHP Billiton shall take the necessary action, at its cost, to procure the resignation of BHP Billiton's nominee director no later than three business days after the date that BHP Billiton ceases to hold the BHP Minimum Holding and BHP Billiton shall have no further rights to appoint a nominee to the Board, even in the event that its shareholdings exceeds the BHP Minimum Shareholding at some future date. Should BHP Billiton fail to procure the resignation of its nominee, the Company is entitled to take such steps as are reasonably necessary to remove the appointee as director or officer, including by seeking a shareholder resolution to remove the appointee and is entitled to be indemnified for all costs and expenses incurred by the Company in taking such action. Standstill Subject to limited exceptions, for a period of 24 months after issuance of the Subscription Shares, without prejudice to any obligations which BHP Billiton may have at law or pursuant to the City Code, BHP Billiton undertakes that it shall not, and shall procure that none of its Associates or entities controlled (within the meaning of the City Code) directly or indirectly by BHP Billiton (each a "Standstill Party") directly or indirectly, either alone or in conjunction with a third party, acquire an interest in any Ordinary Shares without the prior consent of the Company, which would result in BHP Billiton or any Standstill Party, either separately or when aggregated together, owning, controlling or otherwise having any interest in more than 246,634,271 Ordinary Shares of the Company. For a period of 24 months after issuance of the Subscription Shares, the Subscriber shall not, without the prior consent of the Company acquire an interest in any shares in Cornerstone. Anti-Dilution Right Subject to the passage of any necessary authorised issue resolution and/or disapplication resolution (which the Company must use its reasonable endeavours to secure), if the Company wishes to allot and issue any equity securities either for cash (a "Further Raising") or pursuant to a transaction for non-cash consideration (an "Other Transaction"), and at that time BHP Billiton holds at least 10% of the Ordinary Shares in the Company, then the Company must give BHP Billiton the opportunity to subscribe for: (a) in the case of a Further Raising, such number of Ordinary Shares in the Further Raising; and (b) in the case of an Other Transaction, such number of Ordinary Shares (a "New Issue"), that following the allotment and issue of all Ordinary Shares pursuant to the Further Raising or the Other Transaction (as the case may be), BHP Billiton holds the same percentage of Ordinary Shares on issue as it held immediately prior to the Further Raising or the Other Transaction (as the case may be) (the "Anti-Dilution Right"). If at the time of a Further Raising or the Other Transaction, BHP Billiton holds more than 10% of the Ordinary Shares, then the Company shall give BHP Billiton the opportunity to subscribe for so many Ordinary Shares that following the allotment and issue of all Ordinary Shares issued pursuant to the Further Raising or the New Issue, BHP Billiton holds 10% of the Ordinary Shares then issued and outstanding. The Anti-Dilution Right will not apply where the New Issue is solely to Newcrest International and is limited to the number of Ordinary Shares which is Company is required to allow Newcrest International to subscribe for under the anti-dilution rights and top-up rights set out in clause 7 of the Newcrest Subscription Agreement (the "Newcrest Anti-Dilution Issue"). The Anti-Dilution Rights will not apply where a Newcrest Anti-Dilution Issue is solely as a result of a New Issue to BHP Billiton pursuant to the Anti-Dilution Right. If at any time before the Further Raising or the Other Transaction, BHP Billiton held less than 10% of the Ordinary Shares on issue as a result of failing to take part in an earlier Further Raising or New Issue or due to a voluntary sale of Ordinary Shares, then the Anti-Dilution Right ceases to apply.

- 77 - The Anti-Dilution Right does not apply to an allotment or issue of equity securities that would, apart from any renunciation or assignment of their right to their allotment, be held under an employee share scheme, employee share option scheme, directors and officers share scheme or directors and officers share option scheme. The issue price of Ordinary Shares issued under a New Issue will be the 10-day VWAP on the LSE calculated as at the date 10 business days after completion of the Other Transaction. Top-Up Right Subject to the passage of any necessary authorised issue resolution and/or disapplication resolution (which the Company must use its reasonable endeavours to secure), if at the beginning of each 6 month following October 19 , 2018 (each a "Relevant Period") BHP Billiton holds at least 10% of the Ordinary Shares and the Company allots and issues equity securities during the Relevant Period either: (a) as part of an employee share scheme, employee share option scheme, directors and officers share scheme or directors and officers share option scheme; (b) as a result of the conversion of debt (including the exercise of convertible notes); or (c) upon the exercise of options over unissued Ordinary Shares, (each a "Top-Up Event"), then, BHP Billiton will be entitled, at the same time or immediately following the Top-Up Event, to subscribe for so many Ordinary Shares (the "Top-Up Shares") so that following the issue of those Top-Up Shares, BHP Billiton holds the same percentage of Ordinary Shares on issue as it held immediately prior to the Top-Up Event (a "Top-Up") ("BHP Billiton's Top-Up Right"). However, in the event that BHP Billiton has been issued convertible notes or options during a Relevant Period and those notes or options may be converted or exercised, then BHP Billiton must first convert those convertible notes or exercise those options (as the case may be) in order to Top-Up, and if the resulting number of Ordinary Shares issued to it after having done so is insufficient to Top-Up, then BHP Billiton may subscribe for Top-Up Shares. Any Top-Up Shares will be issued at the higher of: (a) the conversion price of the last convertible notes converted or the exercise price of the last options exercised during the Relevant Period; (b) the 10-day VWAP on the LSE calculated as at the date of issue of the Top-Up Shares; and (c) the highest subscription price at which a bona fide independent third party offers in writing to subscribe for Ordinary Shares representing not less than 5% of the issued Ordinary Share capital of the Company during or at the end of the Relevant Period (the "Subscription Offer"), on terms acceptable to and capable of acceptance by the Company where: (i) the Subscription Offer is a cash offer; (ii) the Subscription Offer is made no more than 2 months prior to the end of the Relevant Period; and (iii) a copy of the Subscription Offer has been provided to BHP Billiton. If at any time before a Top-Up Event, BHP Billiton has held less than 10% of the Ordinary Shares on issue as a result of failing to take part in an earlier Further Raising or due to a voluntary sale of Ordinary Shares, then BHP Billiton's Top-Up Right ceases to apply. On November 8, 2018, the Company issued and allotted 2,596,826 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to BHP Billiton, pursuant to BHP Billiton’s Top-Up Right. The allotment to BHP Billiton was prices at 38.88 pence per Ordinary Share, based on a 10-day VWAP.

- 78 - Undertakings by BHP Billiton BHP Billiton has undertaken to the Company that until October 19, 2020, unless otherwise agreed by the Company, it will: (a) in respect of any Relevant Control Proposal that cannot proceed to completion or conclusion without shareholder approval (the "BHP RCP Shareholder Resolutions"), to vote in favour of the BHP RCP Shareholder Resolutions, provided that: (i) the Relevant Control Proposal is the subject of a favourable report by an independent expert (in the absence of a superior proposal); and (ii) immediately prior to the consideration of the BHP RCP Shareholder Resolutions at the relevant meeting of shareholders, at least 60% of the votes that may be cast in respect of the BHP RCP Shareholder Resolutions (exclusive of BHP Billiton) are in favour of those resolutions; (b) in respect of any Subscription Offer undertaken as a tender offer to shareholders, accept the Subscription Offer, provided that: (iii) the Subscription Offer is the subject of a favourable report by an independent expert (in the absence of a superior proposal); and (iv) holders of at least 60% of all Ordinary Shares to whom the Subscription Offers have been made have accepted the Subscription Offer (not including BHP Billiton) and not withdrawn their acceptance; (c) that it will vote on any authorised issue resolution or disapplication resolution in respect of which holders of at least 60% of the votes that may be cast (exclusive of BHP Billiton) are in favour of those resolutions and will not (and must ensure that its related bodies corporate do not), directly or indirectly: (i) solicit, invite facilitate, encourage or initiate any enquiries, negotiations or discussions; or (ii) communicate any intention to do any of the things described above in paragraph (c)(i) with other shareholders with a view to voting against any authorized issue resolution or any disapplication resolution; (d) that subject to the BHP Board Appointment Right, it will vote as the Board recommends to shareholders of the Company, on any resolution in respect of the appointment or removal of any director (the "Board Recommendation") and will not (and must ensure that its related bodies corporate do not), directly or indirectly: (i) solicit, invite facilitate, encourage or initiate any enquiries, negotiations or discussions; or (ii) communicate any intention to do any of the things described above in paragraph (d)(i); with other shareholders with a view to voting against any Board Recommendation; and (e) for so long as BHP Billiton holds at least 10% of the Ordinary Shares on issue, neither BHP Billiton or any of its subsidiaries shall (and must procure that their respective representatives and advisers do not) without the prior written consent of the Company: (i) directly or indirectly solicit, initiate or enter into any discussions or negotiations with any other creditor of the Company, nor purchase or agree to purchase any debt of the Company;

- 79 - (ii) in any way contact or communicate with, or attempt to contact or communicate with any representative, landlord, customer or supplier of the Company or ENSA or any of their related bodies corporate, except in the ordinary course of business; (iii) solicit, canvass, induce or encourage any employee of the Company or ENSA or any of their related bodies corporate to leave the employment of the Company or ENSA or any of its related bodies corporate, as the case may be, except where BHP Billiton or any of its subsidiaries is: A. advertising employment vacancies in any newspaper, website or other publication or through a recruitment agency or interviewing, negotiating with, and employing any person responding to such advertisement; or B. employing any person following cessation of such person's employment with the Company without any solicitation or encouragement by BHP Billiton or any of its subsidiaries. MAXIT SUBSCRIPTION AGREEMENT On August 16, 2016, the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) entered into the Maxit Subscription Agreement, pursuant to which Maxit Capital agreed to subscribe for 12,501,565 Ordinary Shares at a price of US$0.08 per Ordinary Share for aggregate gross proceeds of US$1,000,125.20 (the Initial Maxit Subscription). Certain fees were payable to Maxit Capital under the Maxit Subscription Agreement relating to the Initial Maxit Subscription, its role in arranging the conversion by DGR Global of approximately US$4,398,000 of debt into approximately 54,862,500 Ordinary Shares and its role in arranging the subscription for 181,687,500 Ordinary Shares by a number of other subscribers for aggregate gross proceeds of US$14,535,000. The total gross proceeds received by the Company pursuant to the Maxit Subscription Agreement was US$15,709,381. These fees were satisfied by the Company through the issuances of 11,758,038 Ordinary Shares, 5,879,019 Options exercisable at 14 pence and 5,879,019 Options exercisable at 28 pence to Maxit Capital. The Options will expire 24 months after completion of the Maxit Subscription Agreement. Board Appointment Right Pursuant to the Maxit Subscription Agreement, the Company has granted to Maxit Capital the right (the "Maxit Board Appointment Right") to nominate (but not an obligation) an individual to be appointed as a director of SolGold, for so long as Maxit Capital holds at least a 1.02% interest in the Ordinary Shares of the Company (the "Maxit Minimum Holding"). Once the nominee is proposed by Maxit Capital, the nominee must be approved by the Board. Maxit Capital is only permitted to nominate an individual that: (i) the Board believes, in its reasonable opinion, has the requisite business acumen and relevant experience; (ii) the Board believes, in its reasonable opinion, is suitable to be a director of SolGold; and (iii) is suitable to be a director listed on AIM, as certified or attested to by SolGold's NOMAD, in accordance with the rules of AIM. Any nominee that is appointed by Maxit Capital and subsequently appointed to the Board shall hold office until the next annual general meeting of the Company following the nominee's appointment. At such annual general meeting of the Company, the nominated director shall stand for re-election to the Board and the SolGold shareholders will have the opportunity to vote on the nominee's re-election to the Board. A nominated director retires by rotation in the same manner as any other director of the Board. Upon a nominated director's regular retirement by rotation from the Board, SolGold shareholders will have the opportunity to vote on the nominee's re-election to the Board. If SolGold shareholders decide not to re-elect a relevant nominee, Maxit Capital may, subject to maintaining the Maxit Minimum Holding, nominate a new nominee. Maxit Capital has the right to remove its nominee from the Board at any time and may propose a new nominee, in which case SolGold shall take all steps necessary to appoint that new nominee to the Board as soon as practicable, by giving written notice to SolGold. Where Maxit Capital's current nominee is due to retire by rotation and Maxit Capital

- 80 - nominates another person as its new nominee: (i) the current nominee will not be eligible for re-election; and (ii) the new nominee will be considered for election at an annual general meeting of the Company. In the event that Maxit Capital's shareholding in the Company falls below the Maxit Minimum Holding, solely as a result of the voluntary sale of Ordinary Shares by Maxit Capital, then Maxit Capital must, if directed by SolGold, procure the resignation of its nominated director within 3 business days after the date it ceased to hold that relevant percentage interest and Maxit Capital shall no longer have a Maxit Board Appointment Right, even in the event that its shareholdings exceeds the Maxit Minimum Holding at some future date. Should Maxit Capital fail to procure the resignation of its nominee, SolGold is entitled to take such steps as are reasonably necessary to remove the appointee as director or officer, including seeking a shareholder resolution to remove the appointee and is entitled to be indemnified for all costs and expenses incurred by SolGold in respect of the same. The Maxit Subscription Agreement contains warranties given by each of the Company and Maxit Capital which expire on the date falling 24 months after completion of the Initial Maxit Subscription. The maximum liability of each of the Company and Maxit Capital under the warranties is capped at an amount equal to the gross proceeds received by the Company pursuant to the Initial Maxit Subscription. The Maxit Subscription Agreement is governed by the laws of Queensland, Australia. MAXIT SECOND TRANCHE SUBSCRIPTION AGREEMENT On October 11, 2016, the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) entered into the Maxit Second Tranche Subscription Agreement, pursuant to which Maxit Capital subscribed for 2,513,359 Ordinary Shares at a price of US$0.16 per Ordinary Share for aggregate gross proceeds of US$402,137. Certain fees were payable to Maxit Capital under the Maxit Second Tranche Subscription Agreement relating to the Maxit Second Tranche Subscription, its role in arranging the subscription for 60,839,979 Ordinary Shares, at a price of US$0.16 per Ordinary Share, by a number of other subscribers for aggregate gross proceeds of US$9,734,397. The total gross proceeds received by the Company pursuant to the Maxit Second Tranche Subscription Agreement was US$10,136,534. These fees were satisfied by the Company through the issuances of 7,833,731 Ordinary Shares, 3,916,865 Options exercisable at 14 pence and 3,916,865 Options exercisable at 28 pence to Maxit Capital. The Options will expire 24 months after the completion of the Maxit Second Tranche Subscription Agreement. The Maxit Second Tranche Subscription Agreement contains warranties given by each of the Company and Maxit Capital which expire on the date falling 24 months after completion of the Maxit Second Tranche Subscription. The maximum liability of each of the Company and Maxit Capital under the warranties is capped at an amount equal to the gross proceeds received by the Company pursuant to the Maxit Second Tranche Subscription. The Maxit Second Tranche Subscription Agreement is governed by the laws of Queensland, Australia. On October 11, 2018, the Company issued and allotted 19,591,768 fully paid Ordinary Shares with a nominal value of 1 pence per Ordinary Share to Maxit Capital pursuant to previously outstanding convertible securities held by Maxit Capital. A portion of the options were exercisable at 14 pence and a portion were exercisable at 28 pence per Ordinary Share. ADMINISTRATION SERVICES AGREEMENT On March 21, 2017, the Company entered into the Administration Services Agreement with DGR Global, pursuant to which DGR Global agreed to provide administration services to the Company. The Administration Services Agreement supersedes the previous longstanding arrangements between the parties, as to the provision of administration services. The services provided under the Administration Services Agreement include, but are not limited to: (i) the grant of a non-exclusive licence for the Company to occupy part of DGR Global's premises; (ii) the use of existing office furniture, equipment and certain stationery; (iii) full information technology infrastructure and maintenance services under licence; (iv) general telephone, reception, meeting room and office facilities; (v) payroll and accounts payable services; and (vi) public investor and shareholder relations service (the "Administration Services").

- 81 - In consideration for the provision of the Administration Services, the Company will initially pay DGR Global a fee of A$30,000 (plus GST) per month. The fee payable is subject to an annual review by the parties. The Company must also reimburse DGR Global for outgoings incurred in conducting the business. The initial term of the Administration Services Agreement is 2 years from the date of the agreement, with the option to extend the term by 2 years any number of times, at the election of either party, upon written notice within the last 30 days of the then existing term. The Administration Services Agreement may be terminated by either party: (i) immediately for cause (including upon the other party's insolvency or material breach of the agreement); (ii) upon 12 months' written notice to the other party, if that other party has undergone a change of control (in respect of the composition of the Board or of more than half of the issued shares of that other party); and (iii) upon 6 months' written notice to the other party (subject to no change of control having occurred). CORNERSTONE TERM SHEETS First Revised Cornerstone Term Sheet On July 24, 2012, the Company entered into an earn-in agreement with Cornerstone, CESA and ENSA, whereby SolGold was granted the right to earn a 65% direct interest in ENSA, an Ecuadorian registered company holding a 100% ownership interest in the Cascabel Project, upon satisfaction of certain earn-in obligations over a period of four years. SolGold did not exercise its earn-in option under this earn-in agreement. On February 18, 2013, the earn-in agreement was amended by the parties (the "First Revised Cornerstone Term Sheet"). Under the First Revised Cornerstone Term Sheet, SolGold subscribed for 100,000 Cornerstone Shares for an aggregate subscription price of C$200,000 and received a 20% direct interest in ENSA. Under the First Revised Cornerstone Term Sheet, SolGold was granted the right to acquire further percentages of direct interest in ENSA by completing certain earn-in obligations. On August 28, 2013, pursuant to the First Revised Cornerstone Term Sheet, the Company subscribed for 7,692,308 Cornerstone Shares in consideration for C$500,000 in cash. Following the completion of this subscription, the Company held a total of 18,653,092 Cornerstone Shares, or approximately 11.7% of the then issued and outstanding Cornerstone Shares. SolGold also received a further 20% direct ownership interest in ENSA, thereby increasing the Company's direct interest in ENSA from 30% to 50%. Second Revised Cornerstone Term Sheet On February 24, 2014, the Company, Cornerstone, CESA and ENSA agreed to further revise the terms of the First Revised Cornerstone Term Sheet (the "Second Revised Cornerstone Term Sheet"). Pursuant to the Second Revised Cornerstone Term Sheet, the Company subscribed for 2,500,000 common shares in the capital of Cornerstone, in exchange for a cash payment in the amount of C$250,000 and an allotment of Ordinary Shares worth C$100,000, both at agreed VWAPs. Following the closing of the placement pursuant to the Second Revised Cornerstone Term Sheet on March 10, 2014, the Company held approximately 21,000,000 Cornerstone Shares or approximately 13% of the then issued and outstanding Cornerstone Shares. SolGold also received a further 35% direct ownership interest in ENSA, thereby increasing the Company's direct ownership interest in ENSA from 50% to 85% pursuant to its exercise of the Optional Subscription (as defined and as more particularly described below). Under the Second Revised Cornerstone Term Sheet, SolGold has been granted a first right of refusal over the remaining holding of Cornerstone in ENSA. Additionally, pursuant to the terms of the Second Revised Cornerstone Term Sheet, SolGold issued to Cornerstone, 488,560 Ordinary Shares at a price of C$0.2047 per Ordinary Share, for aggregate gross proceeds of C$100,000. Cornerstone has agreed to give SolGold 5 business days' notice if it proposes to sell all or part of such Ordinary Shares, to enable SolGold to determine if it can identify an appropriate buyer(s) of such Ordinary Shares. In the event that SolGold is able to identify such a buyer(s), Cornerstone has agreed to sell such Ordinary Shares to the identified buyer(s).

- 82 - Under the Second Revised Cornerstone Term Sheet, each of SolGold and Cornerstone have the right, on 6 month's written notice to the other, to elect for SolGold to be responsible for the provision of administrative services to ENSA from a date specified in the notice and being no less than 6 months after the date of such written notice (the "Administrative Handover Date"). If an election is made, Cornerstone will no longer provide administrative services to ENSA on and from the Administrative Handover Date. From the date of SolGold notifying in writing of its determination to undertake the Optional Subscription to the Administrative Handover Date, SolGold will, subject to budgets being approved by SolGold and Cornerstone and the costs being within the amounts approved in the budgets and compliance by Cornerstone, pay the cost of all of Cornerstone's administration expenses in Ecuador to the extent to which they relate to ENSA or the Cascabel Project plus the cost of all of ENSA's expenditures to the extent required by the Second Revised Cornerstone Term Sheet. Financing Option Under the Second Revised Cornerstone Term Sheet, Cornerstone has the right, within 20 business days from the date of completion of the Optional Subscription, to give notice to SolGold advising whether it will: (a) participate in joint funding the operations and activities of ENSA from and after completion of the Optional Subscription and the FPDP, including any feasibility study undertaken, based on its proportionate interest in ENSA; or (b) elect for SolGold to solely fund all operations and activities of ENSA from and after completion of the Optional Subscription and the FPDP, including any feasibility study undertaken (the "Financing Option"), failing such election within the required timeframe, Cornerstone shall be deemed to have elected the Financing Option. Under the Second Revised Cornerstone Term Sheet, as a result of Cornerstone having elected the Financing Option: (a) SolGold must solely fund all operations and activities of ENSA, including the feasibility study, from the later of the time of the giving of its notice to complete the Optional Subscription and completion of the FPDP until the time of completion of a feasibility study and its delivery to Cornerstone; (b) After completion and delivery of the feasibility study, Cornerstone and SolGold must jointly fund the operations and activities of ENSA based on their respective proportionate interests in ENSA. To the extent that either party fails to fund its proportionate share of the operations and activities of ENSA when due, its equity stake in ENSA shall be diluted down (by way of transfer of shares in ENSA to the other shareholder of ENSA or if the parties agree, the issue of new shares in ENSA to the other party) based on an industry standard dilution mechanism. Cornerstone will have 120 days following receipt of the feasibility study to review it and make a determination and elect in writing to SolGold if it wishes to jointly fund its proportionate share of the costs. If it fails to elect within such period it shall be deemed to have elected not to fund its proportionate share. If it elects to fund its share, its obligation to fund shall be retroactive to the date the feasibility study was delivered to it; and (c) SolGold will receive 90% of Cornerstone's distribution of earnings or dividends from ENSA or the Cascabel Project to which Cornerstone would otherwise be entitled until such time as the amounts so received equal the aggregate amount of expenditures incurred by SolGold that, but for the Financing Option, would have been payable by Cornerstone, plus interest thereon from the dates such expenditures were incurred at a rate per annum equal to the rate of interest at which banks borrow funds from other banks, in marketable size, in the London interbank market (LIBOR) plus 2% until such time as SolGold is fully reimbursed. Dilution and Net Smelter Return Under the Second Revised Cornerstone Term Sheet, in the event CESA's equity stake in ENSA is diluted below 10% pursuant to the Second Revised Cornerstone Term Sheet, CESA's equity stake in ENSA will be converted to a 0.5% interest in the Net Smelter Return (as such term is defined in the Second Revised Cornerstone Term Sheet), in the manner determined by SolGold so as to result in CESA holding a nil equity stake in ENSA. SolGold will have the

- 83 - right to purchase the 0.5% interest in the Net Smelter Return from Cornerstone for US$3.5 million at any time. SolGold will also have the right to buy out the Existing Royalties (as such term is defined in the Second Revised Cornerstone Term Sheet) for the amounts and at the times contemplated in the definition of "Existing Royalties" in the Second Revised Cornerstone Term Sheet. SAMUEL CONSULTANCY AGREEMENT On June 23, 2017, the Company entered into the Samuel Consultancy Agreement with Samuel, a company associated with Mr. Nicholas Mather, pursuant to which Samuel is engaged as an independent contractor to the Company. The Samuel Consultancy Agreement continues for a term of 2 years with an option to extend the arrangement for a further 2 years at the election of either party. Samuel is appointed to provide the Company with the following services: • to cause and procure the provision of an key person, being Mr. Nicholas Mather, or such other person as agreed in writing between the Company and Samuel, to discharge all of the usual duties performed by an Executive Director of a publicly listed gold and copper exploration company; • to liaise with the Chair of the Company; prepare and submit (or procure that the Company's management prepare and submit) to the Board for their approval work programmes and budgets on a regular basis as deemed appropriate by the Board for the progression of a project or programme, and in any event not less than 6 monthly intervals, for all proposed Company activities; • • manage and deliver the implementation of acquisition and divestment strategies; liaise with corporate and financial advisors, bankers, regulators and independent consultants; • manage broker and investor liaison and promotional activities; • • liaise with external advisors and brokers to the Company; • preparation and execution of capital raisings, corporate restructures and change of control transactions; • presentation to the Board of activity reports and new business proposals; and execution of Board directives, • (collectively, the "Services"). In consideration for the provision of the Services listed above, Samuel is entitled to an annual fee (exclusive of GST) of A$600,000, payable in monthly installments (the "Consultancy Fee"). Every 6 months during the term of the Samuel Consultancy Agreement, the Remuneration Committee will undertake a review of the performance of Samuel in providing the Services. Based on that review, the Remuneration Committee may adjust the Consultancy Fee as deemed appropriate and determine whether or not a bonus (up to 40% of the value of the then existing Consultancy Fee) is to be awarded having regard to the key performance indicators (and their respective weightings) set out in the table below:

- 84 -

Key Performance Indicators	Percentage Weighting
Beneficial achievements in the course of execution of approved programmes including: • surpassing targeted works; • cost savings; and • surpassing time estimates	30%
Growth of business through acquisitions, new projects and other means	32.5%
Risk management and safety performance	5%
Share price performance measured against mining and exploration sector of listed companies on any relevant stock exchange	32.5%

In addition to any bonus determined by reference to the key performance indicators, the Board may also in its sole discretion, issue or pay additional bonuses to Samuel.

The Samuel Consultancy Agreement also provides for the payments of A$187,497 and A$100,000 in consideration for the continued provision of Services by Samuel on a month-to-month basis following the expiry of Samuel's prior consultancy agreement with the Company.

The Samuel Consultancy Agreement provides for the issue (subject to any necessary regulatory consents or approvals) to Samuel (or its nominee) of 26,250,000 Options that:

- vest immediately upon the earlier of the date that:
  - is 18 months after the date the Options are issued;
  - a Change of Control Event (as such term is defined in the Samuel Consultancy Agreement) occurs; and
  - Samuel ceases to be a contractor of the Company, other than due to a material breach of the Samuel Consultancy Agreement, fraud or dishonesty.
- have an exercise price of £0.60 per Ordinary Share; and
- expire on the earlier of:
  - third anniversary of the date they are issued;
  - the expiration of 3 months, or any longer period as may be determined by the Board, after Samuel ceases to be a contractor of the Company; or
  - Samuel ceasing to be a contractor of the Company due to material breach of the Samuel Consultancy Agreement, fraud or dishonesty.

The Company will reimburse Samuel for all reasonable and necessary expenses incurred in the performance of the Services, provided that Samuel provides documentary evidence acceptable to the Company. Samuel is also entitled to certain additional including, the reimbursement of the cost of business class airfares for the spouse of the key person to accompany the key person on 3 separate, return, international trips each year during the term of the Samuel Consultancy Agreement.

The Samuel Consultancy Agreement can be terminated by the Company by giving 12 months' written notice to Samuel or by the Company paying Samuel the amount equivalent to the Consultancy Fee for such 12 month period. The Samuel Consultancy Agreement can be terminated by Samuel by giving 3 months' written notice to the Company and

- 85 - if Samuel provides such written notice, the Company may elect to pay Samuel the amount equivalent to the Consultancy Fee for such 3 month period in lieu of retaining the services of Samuel for such 3 month period. In the event that Samuel breaches the Samuel Consultancy Agreement, becomes insolvent, its officers are charged with a criminal offence which brings the Company or its business into disrepute, or Mr. Nicholas Mather resigns as a director due to his resignation, the Company may terminate the Samuel Consultancy Agreement, at its sole discretion, without payment of any fees, remuneration or compensation (other than that which has already accrued). Samuel is solely responsible for the remuneration and benefits of Mr. Nicholas Mather and the staff of Samuel, including their wages or salaries, paid public holidays, annual leave, sick leave, superannuation, pay-as-you-earn tax and other taxes, workers' compensation and other insurances and all other obligations arising out of or in connection with the activities of Samuel. The Samuel Consultancy Agreement is governed by the laws of Queensland, Australia. ENVIRONMENTAL LICENCE On August 23, 2013, the Ministry of Environment of the Republic of Ecuador resolved to approve the environmental impact assessment for the advance exploration phase of metallic minerals at the Cascabel Project and to grant an environmental licence to ENSA for the advance exploration phase of metallic minerals at the Cascabel Project, subject to strict compliance with the environmental impact assessment. The environmental licence is valid from the date of issue until the execution term of the advance exploration phase of metallic minerals at the Cascabel Project. The environmental licence may be revoked or suspended in accordance with applicable legislation if the terms of the environmental licence are breached by ENSA. The Cascabel Technical Report notes that additional environmental licences will be required ahead of any future mine development and operation. WATER CONCESSION Two Concessions for the Use and Consumption of Industrial Water were granted for the Cascabel Project for advanced exploration activities. These ten-year (renewable) licenses were approved in July 2013 and August 2017. The combined concessions allow extraction from a maximum of 14 points or water sources (water collection points are included for use in advanced exploration activities and for use in camps); and an authorised flow rate of 1.5 l/s for each point. The water intake shall be used in mining and industrial exploration activities within the area authorised by the Ministry of Mines. As part of the license, ENSA shall pay US$0.0039 per cubic metre of extracted water to the National Water Secretariat. DIRECTORS AND EXECUTIVE OFFICERS Name, Address, Occupation and Security Holdings The names, province or state and country of residence, positions and offices, and principal occupations of each of the directors and executive officers of the Company during the 5 preceding years are as follows: Name and Place of Residence Position with the Company Principal Occupation(4) Director and/or Officer since Number of Ordinary Shares Held(5) (Percentage Held) Nicholas Mather(2)(3) Queensland, Australia Executive Director and CEO Managing Director and CEO, DGR Global (ASX); Director, Armour Energy Limited (ASX); Director, Aus Tin Mining Limited May 11, 2005 (Executive Director) 89,518,275 (4.85%)

- 86 -

Name and Place of Residence	Position with the Company	Principal Occupation[4]	Director and/or Officer since	Number of Ordinary Shares Held[5] (Percentage Held)
		(ASX); Director, Dark Horse Resources Limited (ASX); Director, Lakes Oil NL (ASX); and Director, IronRidge Resources Limited (AIM).	May 11, 2005 to October 2011 and on and from May 18, 2015 (CEO)	
Brian Moller[(1)(2)(3)] Queensland, Australia	Non-Executive Chairman	Corporate Partner, HopgoodGanim Lawyers; Director, DGR Global (ASX); Director, Dark Horse Resources Limited (ASX); Director, Lithium Consolidated Mineral Exploration Limited (ASX); Director, Aguia Resources Limited (ASX; TSX Venture Exchange (**"TSXV"**)); Director, Platina Resources Limited (ASX); and Chairman, Aus Tin Mining Limited (ASX).	May 11, 2005 (Non-Executive Director) February 28, 2013 (Non-Executive Chairman)	5,189,121 (0.28%)
Dr. Robert Weinberg[(1)(2)(3)] London, England	Non-Executive Director	Director, Medusa Mining Limited (ASX); Director, Kasbah Resources Limited (ASX); and Director, Chaarat Gold Holdings Limited (AIM).	November 22, 2005	4,296,091 (0.23%)
John Bovard[(1)(2)(3)] Queensland, Australia	Non-Executive Director	Director, Aus Tin Mining Limited (ASX) and consultant in the mining industry.	November 1, 2009 Retired December 20, 2018	3,858,813 (0.21%)
Craig Jones[(2)] Queensland, Australia	Non-Executive Director	Executive General Manager, Newcrest Mining Limited (ASX); Director, Morobe Exploration Services Limited.; Director, Morobe Mining JV Services (Australia) Pty Ltd.; Director, Newcrest PNG 2 Limited; Director, Wafi Golpu Services Limited; Director, Cadia Holdings Pty Limited; Director, Harmony PNG 20 Limited (formerly Newcrest PNG 1 Limited); Director, Hidden Valley Services Limited; Director, Newcrest Operations Limited; and Director, Newgen Pty Ltd.	March 3, 2017	Nil (0.00%)
James Clare[(2)] Toronto, Ontario	Non-Executive Director	Partner, Bennett Jones LLP; Non-Executive Director, PJX Resources Inc. (TSXV); Non-Executive Director, Riverside Resources Inc. (TSXV); and Non-Executive Director, Spanish	May 1, 2018	Nil (0.00%)

- 87 - (ASX); Company Secretary, Dark IronRidge Resources Limited (0.00%) Group; Non-Executive (0.54%) Notes: (1) Member of the Audit and Risk Management Committee. Chair of the Audit and Risk Management Committee is Mr Liam Twigger. Member of the Health, Safety, Environment and Community Committee. The full Board performs the role of the Chair of the Health, Safety, Environment and Community Committee. Member the Remuneration Committee. Chair of the Remuneration Committee is Mr James Clare. The information as to principal occupation has been furnished by each director and/or officer individually. Includes direct and indirect interests of the directors and their related entities. (2) (3) (4) (5) See "Audit and Risk Management Committee" and "Corporate Governance – Board Committees". Name and Place of Residence Position with the Company Principal Occupation(4) Director and/or Officer since Number of Ordinary Shares Held(5) (Percentage Held) Mountain GoldLtd.(TSXV; Frankfurt Stock Exchange). Karl Schlobohm Queensland, Australia Company Secretary Company Secretary, IronRidge Resources Limited (AIM); Company Secretary, DGR Global Horse Resources Limited (ASX); Company Secretary, Aus Tin Mining Limited (ASX); and Company Secretary, Armour Energy Limited (ASX). May 6, 2009 4,634,692 (0.25%) Priy (Priyanka) Jayasuriya Queensland, Australia Chief Financial Officer Chief Financial Officer, DGR Global (ASX); Chief Financial Officer, Armour Energy Limited (ASX); Chief Financial Officer, (AIM); Chief Financial Officer, Dark Horse Resources Limited; and Chief Financial Officer, Aus Tin Mining Limited (ASX). November 23, 2010 Nil 1,250,000 (0.07%) Anna Legge(2) London, England Executive Director Head of Communications, SolGold June 17, 2019 Nil (0.00%) Lian Twigger(1)(2)(3) Perth, Australia Non-Executive Director Managing Director & Principal, PCF Capital Director, Gold Corporation June 17, 2019 Nil Jason Ward(2) Brisbane, Queensland Executive Director Head of Exploration, SolGold; President of Exploraciones Novomining S.A. (“ENSA”) June 17, 2019 9,978,581

- 88 - Biographies The following biographical information relates to each of the directors and officers of the Company and includes a description of each individual's principal occupation within the past five years. Nicholas Mather, Executive Director and CEO, graduated in 1979 from the University of Queensland with a B.Sc. (Hons., Geology). Mr. Mather has a special area of experience and expertise is the generation of, and entry into undervalued or unrecognised resource exploration opportunities. He has been involved in the junior resource sector at all levels for more than 30 years. In that time, he has been instrumental in the delivery of major resource projects that resulted in nine corporate takeovers and over 5 billion dollars to shareholders. Mr. Mather was co-founder of Arrow Energy NL (an ASX-listed company) and was responsible for the generation of its Surat Basin Coal Bed Methane project and served as an Executive Director until 2004. He was also founder and Chairman of Waratah Coal Inc. until it was acquired in December 2008 and co-founder and Non-Executive Director of Bow Energy Limited until its recent takeover by Arrow Energy Pty Ltd. in January 2012. Mr. Mather and the DGR Global team founded Orbis Gold in 2006 and continued to hold a significant equity stake and board position through to its takeover in February of 2015. Previously as CEO of BeMax Resources NL (an ASX-listed company), Mr. Mather headed the discovery of the company's Pooncarie mineral sands project in 1998. He has also been a Non-Executive Director of Ballarat Goldfields, having assisted with the recapitalisation of the company in 2002. Mr. Mather is Managing Director and Chief Executive of DGR Global, Executive Chairman of Armour Energy Limited (an ASX-listed company) and Non-Executive Director of IronRidge Resources Limited (an AIM-listed company), Dark Horse Resources Limited (ASX-listed company), Aus Tin Mining Limited (an ASX-listed company) and Lakes Oil NL (an ASX-listed company). Brian Moller, Non-Executive Chairman, is a corporate partner in the Brisbane based law firm HopgoodGanim Lawyers, the Australian solicitors to the Company. He was admitted as a solicitor in 1981 and has been a partner at HopgoodGanim Lawyers since 1983. He practices almost exclusively in the corporate area with an emphasis on capital raising, mergers and acquisitions. Mr. Moller holds an LLB Hons. from the University of Queensland and is a member of the Australian Mining and Petroleum Law Association. Mr. Moller acts for many publicly-listed resource and industrial companies and brings a wealth of experience and expertise to the Board, particularly in the corporate regulatory and governance areas. He is a Non-Executive Director of the following ASX-listed companies: DGR Global, Dark Horse Resources Limited and Lithium Consolidated Mineral Exploration Ltd., the Non-Executive Director of the ASX and TSXV-listed company Aguia Resources Limited and the Non-Executive Chairman of the ASX-listed company Aus Tin Mining Limited and Platina Resources Limited. Dr. Robert Weinberg, Non-Executive Director, gained his doctorate in geology from Oxford University in 1973. He has more than 40 years of experience of the international mining industry and is an independent mining research analyst and consultant. He is a Fellow of the Geological Society of London and also a Fellow of the Institute of Materials, Minerals and Mining. He has been an independent Non-Executive Director of a number of minerals exploration, development and mining companies. Prior to his current activities he was Managing Director of the Institutional Investment at the World Gold Council. Previously he was a Director of the investment banking division at Deutsche Bank in London after having been head of the global mining research team at SG Warburg Securities. He has also held senior positions within Société Générale and was head of the mining team at James Capel & Co. He was formerly marketing manager of the gold and uranium division of Anglo American Corporation of South Africa Ltd. Craig Jones, Non-Executive Director, holds a Bachelor of Mechanical Engineering from the University of Newcastle, Australia, and joined Newcrest International in 2008. He is currently the Executive General Manager Wafi-Golpu. He has held various senior management and executive roles within the Newcrest group, including General Manager Projects, General Manager Cadia Valley Operations, Executive General Manager Projects and Asset Management, Executive General Manager Australian and Indonesian Operations, Executive General Manager Australian Operations and Projects, and Executive General Manager Cadia Valley Operations and Morobe Mining Joint Venture. Mr. Jones is currently the Executive General Manager Wafi-Golpu (Newcrest / Harmony). Prior to joining Newcrest, Mr. Jones worked for Rio Tinto. Mr. Jones' operational and block cave mining expertise, particularly relevant in the context of the Company's existing Alpala deposit at the Cascabel Project. James Clare, Non-Executive Director, is a partner at Bennett Jones LLP, one of Canada's leading corporate law firms. He is a corporate and securities lawyer with extensive experience in the mining sector both domestically and internationally. He was extensively involved with SolGold's TSX listing process and provides ongoing legal and

- 89 - corporate advice to the Company in relation to its Canadian regulatory and business matters. Mr. Clare is recognized by Lexpert as a leading mining lawyer in Canada, and is repeatedly recommended for his experience in mining, corporate finance and securities law by the Canadian Legal Lexpert Directory. Mr. Clare also currently acts as a Non-Executive Director of PJX Resources Inc., Riverside Resources Inc. and Spanish Mountain Gold Ltd. Karl Schlobohm, Company Secretary, has over 25 years of experience in the accounting profession across a wide range of businesses and industries. He has previously been contracted into Company Secretary and Chief Financial Officer roles with ASX-listed resource companies Discovery Metals Limited and Meridian Minerals Limited, and as Company Secretary of ASX-listed Linc Energy Limited, Agenix Limited, Discovery Metals Limited and Global Seafood Australia Limited. Mr. Schlobohm is a Chartered Accountant and holds a bachelor's degree in commerce and economics and a master's degree in taxation. Mr. Schlobohm is also contracted to act as the Company Secretary of the AIM-traded IronRidge Resources Limited and ASX-listed DGR Global, Dark Horse Resources Limited, Aus Tin Mining Limited and Armour Energy Limited. Priy (Priyanka) Jayasuriya, Chief Financial Officer, is a Chartered Accountant with over 20 years' experience in public practice and has a broad knowledge over a number of industries. Mr. Jayasuriya has worked as a chartered accountant in Australia, Singapore and the United States of America and brings a range of expertise in the areas of due diligence, internal control, corporate governance, international financial reporting and statutory compliance. Mr. Jayasuriya commenced his career with Ernst & Young and holds a Bachelor of Commerce Degree from the University of Queensland and is a member of the Institute of Chartered Accountants in Australia. Mr. Jayasuriya has significant experience in mergers and acquisitions, with a strong background in financial management and reporting. Mr. Jayasuriya is currently also the Chief Financial Officer for ASX-listed DGR Global Limited, Armour Energy Limited and Aus Tin Mining Limited and Dark Horse Resources Limited and for AIM-listed IronRidge Resources Limited. Jason Ward, an Executive Director of the Board, is the Head of Exploration of the Company. Mr. Ward has been instrumental in the Company’s success to date and having been involved in the Company since its inception in 2006, Mr. Ward has played a critical role in developing SolGold’s outstanding presence in Ecuador. Alongside developing the Cascabel project, in which capacity he is President of the Ecuadorean holding company Exploraciones Novomining S.A. (“ENSA”), and managing SolGold’s four 100% owned subsidiaries, which have produced an unrivalled exploration portfolio across the rest of Ecuador. Mr. Ward has created a fully comprehensive corporate infrastructure for SolGold in Ecuador, run via the Company office in Quito. In addition to his technical role he oversees all local labour force development, community relations, landholder relations and government relations. Mr. Ward is an exploration geologist with 25 years’ experience with extensive track record of successfully managing exploration teams working with a wide variety of culture in challenging social, physical and geological terrains and remote location around the world. Mr. Ward holds a Bachelor of Applied Science, Geology and is a Fellow of the Australian Institute of Mining and Metallurgy. He is also fluent in Spanish. Anna Legge, an Executive Director of the Board, has worked with SolGold since 2013, initially as a consultant before moving in house with SolGold and establishing the Company’s London office in early 2017. As Head of Communications, Ms. Legge manages media relations, investor and capital market relations, in-country public relations and sustainability reporting. She is closely involved in SolGold’s strategic decision-marking and the development of the Company’s communication strategy in Ecuador and with Government. Ms. Legge has over 10 years’ experience working in financial and corporate communications and has advised AIM, FTSE100, ASX, JSE and TSX-listed mining companies in multiple jurisdiction around the world. Her experience spans crisis communications, M&A transactions, internal communications and corporate reputation management. Liam Twigger, a Non-Executive Director of the Board, is the Managing Director and Principal of PCF Capital Group, a licensed and independent investment banking and corporate advisory business based in Perth, Western Australia. Under Mr. Twigger’s stewardship, PCF Capital Group has grown to become one of Australia’s leading resources sector corporate advisory firms. The firm has completed over 130 transactions for in excess of AUD3.5 billion in value, and is Australia’s leading advisor on mine sales. He is also a Non-Executive Director of the Western Australian Government owned Gold Corporation (trading as the Perth Mint), a gold refining and marketing business that refine 300 tonnes of gold per annum and has an annual turnover of AUD$18 billion. Mr. Twigger holds a Graduate Diploma in Business, a Bachelor of Economics and is a Certified practicing Accountant. Mr. Twigger is a chair of the Company’s Audit Committee.

- 90 - Share Ownership As at the date of this AIF, based on the number of Ordinary Shares and securities convertible into Ordinary Shares beneficially owned, directly or indirectly, or over which control or direction is exercised by all of the directors and officers of the Company as a group, all of the directors and officers are expected to, as a group, beneficially own, directly or indirectly, or exercise control or direction over 108,746,992 Ordinary Shares, representing approximately 5.89% of the issued and outstanding Ordinary Shares on a non-diluted basis. Terms of Directors One third of the directors of the Company retire from office at every annual general meeting of the Company. In general, those directors who have held office the longest time since their election are required to retire. A retiring director may be re-elected and a director appointed by the Board may also be elected, though in the latter case the director's period of prior appointment by the Board will not be taken into account for the purposes of rotation. CONFLICTS OF INTEREST Certain of the directors and officers of the Company will not be devoting all of their time to the affairs of the Company. Certain of the directors and officers of the Company are directors and officers of other companies, some of which are in the same business as the Company. See "Risk Factors – Conflicts of Interest" and "Corporate Governance". The directors and officers of the Company are required by law to act in the best interests of the Company. They have the same obligations to the other companies in respect of which they act as directors and officers. Any decision made by any of such officers or directors involving the Company will be made in accordance with their duties and obligations under the applicable laws of Canada. DIRECTOR COMPENSATION General The Company's directors' compensation program is designed to attract and retain qualified individuals to serve on the Board. Each Non-Executive Director receives an annual retainer of A$70,000, all of which is payable in cash and none of is payable in security based compensation. As Chairman of the Company, Mr Brian Moller receives an annual retainer of A$110,000. The Executive Director will receive an annual retainer of A$600,000. From time to time, the Board, in its discretion, may also compensate directors with fees for their services on Board projects. The Company has agreed to reimburse directors for all reasonable expenses incurred in order to attend meetings. CORPORATE GOVERNANCE Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company. The Board is committed to sound corporate governance practices, which are both in the interest of its shareholders and contribute to effective and efficient decision making. The following is a summary of the Company's approach to corporate governance. Board of Directors The Board is made up of three Executive Directors and five Non-Executive Directors. Nicholas Mather, Jason Ward and Anna Legge are the Executive Directors. NI 58-101 sets out the standard for director independence. Under NI 58-101, a director is independent if he or she has no direct or indirect material relationship with the Company. A material relationship is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment. NI 59-101 also sets out certain situations where a director will automatically be considered to have a material relationship

- 91 -

with the Company. The following members of the Board are independent in accordance with NI 58-101: Mr Liam Twigger, Dr. Robert Weinberg, Mr. Brian Moller, Mr. Craig Jones and Mr. James Clare. Mr. Nicholas Mather, Mr Jason Ward and Ms. Anna Legge are not independent as they are executives of the Company. A majority of the directors are independent.

The Chair of the Board is Brian Moller, who is an independent director. As Chair, Mr. Moller is responsible for leadership of the Board, for efficient organization and conduct of the Board's function and the briefing of all directors in relation to issues arising at Board meetings. The Chair is also responsible for shareholder communication, arranging Board performance evaluation and setting the tone for the Company's approach to corporate governance.

Dr. Robert Weinberg is considered to be the Company's Senior Independent Director ("**SID**"). The role of the SID is to be available to shareholders to discuss any concerns they may have about the running of the Company where the normal channels of communication are not appropriate. The SID is usually expected to lead discussions at meetings of Non-Executive Directors without the Chairman present on an annual basis.

It is the Board's policy to maintain independence by having at least half of the Board comprising Non-Executive Directors who are free from any material business or other relationship with the Company. The structure of the Board ensures that no one individual or group is able to dominate the decision making process.

The independent directors do not hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. However, where deemed necessary by the independent directors, the independent directors hold in-camera sessions exclusive of non-independent directors and members of management, which process facilitates open and candid discussion among the independent directors.

The Board ordinarily meets on a monthly basis providing effective leadership and overall control and direction of the Company's affairs through the schedule of matters reserved for its determination. The Board is collectively responsible for approving the long-term objectives and strategy of the Company. This includes the approval of the budget and business plan, major capital expenditure, acquisitions and disposals, risk management policies and the approval of the financial statements. Formal agendas, papers and reports are sent to the Directors in a timely manner, prior to Board meetings. The Board also receives summary financial and operational reports before each Board meeting.

All directors have access to the advice and services of the Company Secretary, who is responsible for ensuring that all Board procedures are followed. Any director may take independent professional advice at the Company's expense in the furtherance of his duties.

Attendance Record

Since July 1, 2018, there has been 7 Board meetings. Directors' attendance at Board and committee meetings which they were eligible to attend the meetings during 2019 was as follows:

	Full Board	**Audit and Risk Management Committee**	**Remuneration Committee**	**Health, Safety, Environment and Community Committee**
Total Meetings Held	7	3	1	-
Attendance:				
Brian Moller	7	3	1	-
Nicholas Mather	7	-	1	-
John Bovard (Retired December 20, 2018)	3	-	1	-
Robert Weinberg	7	3	1	-

- 92 -

Craig Jones	7	-	-	-
James Clare	7	-	-	-
Liam Twigger (Appointed 17 June 2019)	1	-	-	-
Anna Legge (Appointed 17 June 2019)	1	-	-	-
Jason Ward (Appointed 17 June 2019)	1	-	-	-

Board Mandate

Please see Schedule "B" – "*Matters Reserved for the Board of Directors*" for the text of the Board's written mandate.

Position Descriptions

Please see Schedule "A" – "*Corporate Governance Charter*" for the written description of the roles of the CEO, the Chair of the Board, the Chair of the Audit and Risk Management Committee and the Chair of the Remuneration Committee.

Other Directorships

Except as set for the below, none of the directors of the Company are also directors of other issuers that are "reporting issuers" as that term is defined in and for the purposes of Canadian securities legislation:

Name of Director	Other Reporting Issuer	Market	Position	Director Since
Brian Moller	Aguia Resources Limited	ASX; TSXV	Director	December 18, 2013
James Clare	PJX Resources Inc.	TSXV	Non-Executive Director	March 7, 2011
	Riverside Resources Inc.	TSXV	Non-Executive Director	June 12, 2008
	Spanish Mountain Gold Ltd.	TSXV; Frankfurt Stock Exchange	Non-Executive Director	June 12, 2008

Orientation and Continuing Education

Incoming directors are provided with access to the CEO, and the Company Secretary to gain a full understanding of the Company, its projects, personnel and policies & procedures. Via the CFO and the Company Secretary, incoming directors are able to access the Board materials and minutes for the previous 12 months, and may also obtain copies of any material contracts, reports, or stock market releases to assist with their understanding.

At all times directors are encouraged to attend any professional course or update relevant to the discharge of their duties as a director of the Company. Directors are also encouraged to visit the Company's project sites as practical, and attend any international mining conferences at which the Company may present.

Ethical Business Conduct

In formulating the Company's corporate governance procedures the Board takes due regard of the principles of good governance set out in the UK Corporate Governance Code (the "**Code**") to the extent they consider appropriate in light of the Company's size, stage of development and resources. However, given the size of the Company, at present the Board of does not consider it necessary to adopt the Code in its entirety.

- 93 - The Company has adopted a written corporate ethics policy (the "Corporate Ethics Policy"), which has been agreed to by each of the members of the directors of the Company. The Corporate Ethics Policy sets out the obligations of integrity and honesty of each member of the Board and their obligations with respect to, amongst other matters, conflicts and interests and dealing in securities in the Company. The Corporate Ethics Policy is set out in the Company's Corporate Governance Charter, which is attached as Schedule "A" to this AIF. Whilst the Board does not monitor compliance with its Corporate Ethics Policy, each of the members of the Board are experienced directors and are both familiar with the Corporate Ethics Policy as well as current corporate governance requirements for listed companies in a number of different jurisdictions. Additionally, the Board has the benefit of access to an experienced Company Secretary and legal counsel. This places the members of the Board in a position to satisfy themselves regarding compliance with its code. Board Committees The Board has appointed the Audit and Risk Management Committee, the Remuneration Committee and the Health, Safety, Environment and Community Committee. Audit and Risk Management Committee The Audit and Risk Management Committee meets not less than twice a year and is responsible for ensuring that the financial performance, position and prospects of the Company are properly monitored as well as liaising with the Company's auditor to discuss financial statements and the Company's internal controls. The Executive Director attends meetings by invitation, if appropriate. The members of the Audit and Risk Management Committee are Liam Twigger, Brian Moller and Dr. Robert Weinberg. The Executive Director attends meetings by invitation, if appropriate. Liam Twigger is the Chair of the Audit and Risk Management Committee. See "Audit and Risk Management Committee". Remuneration Committee Remuneration of the Executive Director is established by reference to the remuneration of executives of equivalent status both in terms of the level of responsibility of the position and by reference to their job qualifications and skills. The Remuneration Committee also has regard to the terms which may be required to attract an executive of equivalent experience to join the Board from another company. Such packages include performance related bonuses and the grant of Options. The members of the Remuneration Committee are Mr. James Clare, Mr. Craig Jones, and Mr. Liam Twigger. Mr. James Clare is the Chair of the Remuneration Committee. Health, Safety, Environment and Community Committee The Health, Safety, Environment and Community Committee is responsible for the overall health, safety and environmental performance of the Company and its operations and its relationship with the local community. All of the members of the Board are Chairs and members of the Health, Safety, Environment and Community Committee. Nomination of Directors The Board does not currently have a formal nominating committee. Rather the Board as a whole is responsible for identifying and recommending candidates for the Board. The Board reviews and makes determinations with respect to: (i) the size and composition of the Board; (ii) the organization and responsibilities of the appropriate committees of the Board; (iii) the evaluation process for the Board and committees of the Board and the Chair of the Board and such committees; and (iv) creating a desirable balance of expertise and qualifications among members of the Board. The Board does not take any formal steps to ensure that objectivity in the nomination process. In the nomination

- 94 - process, the Board assesses its current composition and requirements going forward in light of the stage of the Company and the skills required to ensure proper oversight of the Company and its operations. Pursuant to the Newcrest Subscription Agreement (as varied by the Further Deed of Variation), the Company has granted to Newcrest International the Newcrest Board Appointment Right. For more information, see "Newcrest Subscription Agreement". Pursuant to the Maxit Subscription Agreement, the Company has granted to Maxit Capital the Maxit Board Appointment Right. For more information, see "Maxit Subscription Agreement". Pursuant to the BHP Subscription Agreement, the Company has granted BHP Billiton the BHP Board Appointment Right. For more information, see "BHP Subscription Agreement". The nominee director policy setting out the principles to be followed by the Board in respect of any directors that are nominated by a shareholder and the nominating shareholders is set out in the Corporate Governance Charter, which is attached as Schedule "A". Compensation The Board with the assistance of the Remuneration Committee, is responsible for approving compensation objectives and the specific compensation programs for policies and practices of the Company. Assessments The Board is responsible for assessing the effectiveness and contributions of the Board as a whole, its committees and individual directors. The Board undertakes this assessment periodically, although, no formal report in this regard has been prepared to date. Policies Regarding the Representation of Women The Company supports diversity at all levels of the organization, including the Board. The Board has not adopted any written policy relating to the identification and nomination of women directors. The Company does not believe that a written policy is the best way to achieve its diversity or business objectives. Rather, the Company believes that each potential nominee should be evaluated based on his or her individual merits and experience, taking into account the needs of the Company and the current composition of the Board and management team, including the current level of representation of women in such positions. Similarly, the Company has not established a target regarding the number of women on the Board or in executive officer positions, as the Company has determined that a target would not be the most effective way of achieving the Company's diversity or business objectives. As noted above, on appointing individuals to the Board and executive officer positions, the Company considers a number of factors, including the skills and experience required for the position and the personal attributes of the candidates. The level of representation of women in senior leadership roles is considered by the Company as one such factor. As part of the discharge of the Board's responsibilities under the Corporate Governance Charter, the Board is required to recommend procedures, including but not limited to strategies to address Board diversity and increasing the proportion of women in the Company, for adoption by the Board for the proper oversight of the Board and senior management. When the Board considers the Company to be of a sufficient size or complexity, it intends to establish a sub-committee of the Board dedicated to reporting on diversity-related matters, from time to time, by way of a report submitted to the Board which must include: (i) details of the policies introduced to address Board and employee diversity, including but not limited to strategies to increase the proportion of women at all levels of the Company; and (ii) details of the proportion of women employees in the whole organisation, women in senior executive positions and women on the Board. Currently, no such procedures or strategies have been developed. However, in June of 2019 Ms. Anna Legge was appointed as a director of the Board. As such, as of the date of this Circular, there is one woman on the Board (representing 14.3% of the total number of directors). Anna Legge was appointed as an Executive Director on June 17, 2019. If all of the Directors’ nominees for

- 95 - election as directors of the Company are elected, the Board will include one woman representing 14.3% of the total number of directors. AUDIT AND RISK MANAGEMENT COMMITTEE Audit and Risk Management Committee Charter The responsibilities of the Audit and Risk Management Committee are set out in the Company's Corporate Governance Charter, which is attached as Schedule "A". Composition of the Audit and Risk Management Committee The Audit and Risk Management Committee meets not less than twice a year and is responsible for ensuring that the financial performance, position and prospects of the Company are properly monitored as well as liaising with the Company's auditor to discuss financial statements and the Company's internal controls. The Executive Director attends meetings by invitation, if appropriate. The Audit and Risk Management Committee is comprised of three members, namely: Liam Twigger, Brian Moller and Dr. Robert Weinberg are independent in accordance with National Instrument 52-110 – Audit Committees. Liam Twigger is the Chair of the Audit and Risk Management Committee. Relevant Education and Experience External Auditor Service Fees Since 2006, BDO LLP has been the Company's auditor. The fees billed to the Company by the Company's auditor since July 1, 2018, by category, are as follows: RISK FACTORS An investment in Ordinary Shares, as well as the Company's mineral projects and prospects, is highly speculative due to the high-risk nature of its business and the present stage of its development. Investors may lose their entire Period Audit Fees Audit Related Fees Tax Fees All Other Fees July 1, 2018 – June 30, 2019 US$196,238 US$62,237 Nil US$139,081 Name Relevant Education and Experience Financially Literate Liam Twigger Managing Director and Principal of PCF Capital Group, a licensed independent Western Australian based investment banking and corporate advisory business from 1999 to present. Yes Brian Moller Member of the audit committee of DGR Global since 2003, member of the audit committee of Dark Horse Resources Limited since 2011, member of the audit committee of Aguia Resources Limited since 2014, chair of the audit committee of Platina Resources Limited since 2010 and a member of the audit and risk management committee of Aus Tin Mining Limited since 2010. Yes Dr. Robert Weinberg Managing director of the Institutional Investment at the World Gold Council from 2000 until 2004 and director of the investment banking division at Deutsche Bank in London from 1995 until 1999. Yes

- 96 - investment. The risks described below are not the only ones facing the Company. Additional risks not currently known to the Company, or that the Company currently deems immaterial, may also impair the Company's operations. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks. If any of the following risks actually occur, the Company's business, financial condition and operating results could be adversely affected. Investors should carefully consider the risks below and the other information elsewhere in this AIF and consult with their professional advisors to assess any investment in the Company. The Company may not be able to obtain the financing needed to fund its activities The Company's ability to effectively implement its business strategy over time may depend in part on its ability to raise additional funds and/or its ability to generate revenue from its projects. The need for and amount of any additional funds required is currently unknown and will depend on numerous factors related to the Company's current and future activities. If required, the Company would seek additional funds, through equity, debt or joint venture financing. There can be no assurance that any such equity, debt or joint venture financing will be available to the Company in a timely manner, on favourable terms, or at all. Any additional equity financing will dilute current shareholdings, and debt financing, if available, and may involve restrictions on further financing and operating activities. If adequate funds are not available on acceptable terms, the Company may not be able to take advantage of opportunities or otherwise respond to competitive pressures, as well as possibly resulting in the delay or indefinite postponement of the Company's activities. Estimating mineral reserves and mineral resources involves significant uncertainty There is no certainty that the Company will identify commercially mineable mineral reserves or mineral resources at any of its mineral projects or prospects. The exploration for, and development of, mineral deposits involves significant uncertainties and the Company's operations will be subject to all of the hazards and risks normally encountered in such activities, particularly given the terrain and nature of the activities being undertaken. Although precautions to minimise risks will be taken, even a combination of careful evaluation, experience and knowledge may not eliminate all of the hazards and risks. The targets identified by the Company's personnel and consultants, are based on current experience and modelling and all available data. There is no guarantee that surface sample grades of any metal or mineral taken in the past will persist below the surface of the ground. Furthermore, there can be no guarantee that the estimates of quantities and grades of gold and minerals disclosed will be available for extraction and sale. Mineral reserve and mineral resource estimates are expressions of judgement based on knowledge, experience and industry practice. Estimates which were valid when originally calculated may alter significantly when new information or techniques become available. In addition, by their very nature, mineral reserve and mineral resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. The Cascabel Project is the Company's sole material property The Cascabel Project is the Company's sole material property. Actual development costs may differ materially from the Company's estimates and may render the development of the Cascabel Project economically unfeasible. The Company is largely dependent upon the Cascabel Project for future revenue and profits, if any. Should the development of the Cascabel Project not be possible or practicable for political, engineering, technical or economic reasons, then the Company's business and financial position will be significantly and adversely affected. If the Company discovers a potentially economic mineral resource or mineral reserve at the Cascabel Project, there is no assurance that the Company will be able to develop a mine thereon, or otherwise commercially exploit such mineral resource or mineral reserve which could materially adversely affect the Company's financial condition and prospects.

- 97 - Exploration, development and mining involve a high degree of risk The Company's operations will be subject to all the hazards and risks normally encountered in the exploration, development and production of mineral products, including, without limitation, unusual and unexpected geologic formations, seismic activity, rock bursts, pit-wall failures, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and legal liability If the Company successfully develops and commissions a mine at the Cascabel Project, the operations of the Company, which would include mining and processing, may be affected by a range of factors. These include, but are not limited to, a failure to locate or identify deposits and a failure to achieve predicted grade in exploration, mining and processing, the ability to attract and retain personnel, technical difficulties encountered in commissioning and operating plant and equipment, mechanical failures, metallurgical problems which affect extraction rates and costs, adverse weather conditions, industrial and environmental accidents, industrial disputes, unexpected shortages or increases in the costs of consumables, spare parts, plant and equipment, and the ability to develop and maintain the properties held by the Company. There is no assurance that title defects do not and will not exist SolGold's tenements and interest in tenements are subject to the various conditions, obligations and regulations which apply in the relevant jurisdictions including Ecuador in South America, Queensland, Australia and the Solomon Islands. If applications for title or renewal are required this can be at the discretion of the relevant government minister or officials. If approval is refused, SolGold will suffer a loss of the opportunity to undertake further exploration, or development, of the tenement. SolGold currently knows of no reason to believe that current applications will not be approved, granted or renewed. Some of the properties may be subject to prior unregistered agreements or transfers or native or indigenous peoples' land claims and title may be affected by undetected defects or governmental actions. No assurance can be given that title defects do not exist. If a title defect does exist, it is possible that SolGold may lose all or a portion of the property to which the title defects relates. The Company must comply with permitting regimes in different jurisdictions As with all jurisdictions in which SolGold operates, a particular permitting regime exists in Ecuador with which SolGold must comply. Before commencing any exploration activity, SolGold may be required to negotiate access and compensation arrangements with any interested land access groups and relevant authorities in Ecuador. SolGold has engaged experienced advisors and consultants to assist with negotiations; however, there is no guarantee that all necessary access and compensation arrangements will be entered in a timely manner, on favourable terms, without onerous conditions or at all. Similarly, no guarantees can be made as to timeframes within which negotiations may be finalized or the reasonableness of third parties. Failure to obtain all necessary permits, licences and access and compensations arrangements may have a material adverse effect on SolGold. There is a risk that native titles may exist in relation to SolGold's projects in Australia The effect of the Native Title Act 1993 (Cth), as amended ("NTA") is that existing and new tenements held by SolGold in Australia may be affected by native title claims and procedures. SolGold has not undertaken the historical, legal or anthropological research and investigations at the date of this report that would be required to form an opinion as to whether any existing or future claim for native title could be upheld over a particular parcel of land covered by a tenement. There is a potential risk that a determination could be made that native title exists in relation to land the subject of a tenement held or to be held by SolGold which may affect the operation of SolGold's business and development activities. In the event that it is determined that native title does exist or a native title claim is registered, SolGold may need to comply with procedures under the NTA in order to carry out its operations or to be granted any additional rights such as a mining lease. Such procedures may take considerable time, involve the negotiation of significant agreements, involve a requirement to negotiate for access rights, and require the payment of compensation to those persons holding or claiming native title in the land which is the subject of a tenement. The administration and

- 98 - determination of native title issues may have a material adverse impact on the position of SolGold in terms of its cash flows, financial performance, business development, ability to pay dividends and share price. Commodity price fluctuations can result in unanticipated losses There is a possibility that SolGold's future revenues will be derived mainly from gold and copper and/or from royalties gained from potential joint ventures or from mineral projects sold. Also, during operations by SolGold, the revenues earned will be dependent on the terms of any agreement for the activities. Consequently, SolGold's potential future earnings could be closely related to the price of either of these commodities. Gold and copper prices fluctuate and are affected by numerous industry factors, many of which are beyond the control of SolGold. Such factors include, but are not limited to, demand for CDIs, technological advancements, forward selling by producers, production cost levels in major producing regions, macroeconomic factors, inflation, interest rates, currency exchange rates and global and regional demand for, and supply of, gold and copper. If the market price of gold and copper sold by SolGold were to fall below the costs of production and remain at such a level for any sustained period, SolGold would experience losses and could have to curtail or suspend some or all of its proposed mining activities. In such circumstances, SolGold would also have to assess the economic impact of any sustained lower commodity prices on recoverability. There is no certainty the Company's current or future projects and strategies will develop as anticipated If the Company discovers a potentially economic mineral resource or mineral reserve, there is no assurance that the Company will be able to develop a mine thereon, or otherwise commercially exploit such mineral resource or mineral reserve. Further, there can be no assurance that the Company will be able to manage effectively the expansion of its operations or that the Company's current personnel, systems, procedures and controls will be adequate to support the Company's operations as operations expand. Any failure of management to manage effectively the Company's growth and development could have a material adverse effect on the Company's business, financial condition and results of operations. There is no certainty that all or, indeed, any of the elements of the Company's current strategy will develop as anticipated. Currency fluctuations can result in unanticipated losses The future of the Ordinary Shares and the Company's asset and liability values may fluctuate in accordance with movements in the foreign currency exchange rates. For example, it is common practice in the mining industry for mineral production revenue to be denominated in US$, although most but not all of the costs of exploration and production will be incurred in US$ and not all of the mineralized material or metal obtained from the tenements will, if sold, be sold in US$ denominated transactions. Accordingly, foreign currency fluctuations may adversely affect the Company's financial position and operating results. The loss of land access would be material and adverse Land access is critical for exploration and evaluation to succeed. In all cases the acquisition of prospective tenements is a competitive business, in which propriety knowledge or information is critical and the ability to negotiate satisfactory commercial arrangements with other parties is often essential. Access to land for exploration purposes can be affected by land ownership, including private (freehold) land, pastoral lease and native title land or indigenous claims. Immediate access to land in the areas of activities cannot in all cases be guaranteed. SolGold may be required to seek consent of land holders or other persons or groups with an interest in real property encompassed by, or adjacent to, SolGold's tenements. Compensation may be required to be paid by SolGold to land holders so that SolGold may carry out exploration and/or mining activities. Where applicable, agreements with indigenous groups have to be in place before a mineral tenement can be granted.

- 99 - Rights to mineral tenements carry with them various obligations in regard to minimum expenditure levels and responsibilities in respect of the environment and safety. Failure to observe these requirements could prejudice the right to maintain title to a given area. Mining and exploration operations in the Solomon Islands involve a complex land tenure structure. While the tenements and access agreements entered into with each of Australian Resource Management Pty Ltd. and Honiara Holdings Pty Ltd. and various landowners have permitted exploration on such tenements for the duration of the term of each prospecting licence, the existing legislative framework only provides for limited forms of negotiation between the landowners/community leaders and mining companies. It is the Director of Mines and the mining tenement holder that ultimately determine which landowners and community leaders the Company will need to negotiate with. SolGold does not guarantee that the identifications made to date and upon which the access agreements are currently based may not be contested. As a consequence, there may be unexpected difficulties experienced in progressing a promising resource into a commercial mining operation. While SolGold believes that it is entitled to rely on its access agreements in order to conduct exploration within these areas, no assurance can be given that there may not be some future challenge to SolGold's ability to do so. Whilst SolGold has entered into access agreements with landowners covering the majority of the prospective areas identified by SolGold within the tenements, its ability to carry out exploration in the residual areas will require additional access agreements to be entered into. The ability of SolGold to secure the benefits of all the access agreements is dependent upon, inter alia, the contracting parties' willingness to perform and discharge their obligations thereunder. There may be legal and commercial limitations in respect of enforcement of contractual rights. Additionally, SolGold will not be permitted to explore in areas nominated by the landowners as reserved or protected areas in the Solomon Islands under Section 4(2) of the Mining Act. Whilst SolGold is actively seeking to liaise with landowners to identify relevant reserved or protected areas, some considerable uncertainty exists as to the precise location of these areas, the identification of which requires the input of the indigenous population. The inability of SolGold to identify these areas, or a claim by landowners that reserved or protected areas exist over areas identified by SolGold as prospective, may have a material adverse effect on the ability of SolGold to conduct its exploration programme in the manner identified in this document. Government policy, impassable or difficult access as a result of the terrain, seasonal climatic effects or inclement weather can also adversely impact SolGold's activities. Compliance with environmental regulations can be costly SolGold's operations and projects are expected to have an impact on the environment, particularly if advanced exploration or mine development proceeds. The Company's activities are or will be subject to in-country national and local laws and regulations regarding environmental hazards. These laws and regulations set various standards regulating certain aspects of health and environmental quality and provide for penalties and other liabilities for the violation of such standards. In certain circumstances, these laws and regulations require the remediation of current and former facilities and locations where operations are or were conducted. Significant liability could be imposed on SolGold for damages, clean-up costs, or penalties in the event of certain discharges into the environment, environmental damage caused by previous owners of property acquired by SolGold or its subsidiaries, or non-compliance with environmental laws or regulations. SolGold proposes to minimise these risks by conducting its activities in an environmentally responsible manner, in accordance with applicable laws and regulations, and where possible, by carrying appropriate insurance coverage. Nevertheless, there are certain risks inherent in SolGold's activities which could subject it to extensive liability. The Company conducts its business and operations in different jurisdictions and is subject to geopolitical, regulatory and sovereign risks The availability and rights to explore and mine, as well as industry profitability generally, can be affected by changes in government policy that are beyond the control of SolGold.

- 100 - SolGold's mineral exploration tenements are located in Ecuador, the Solomon Islands and Australia and are subject to the risks associated with operating both in domestic and foreign jurisdictions. As the Solomon Islands and Ecuador are developing countries, their legal and political systems are emerging when compared to those in operation in Australia and the United Kingdom. Such risks include, but are not limited to: • economic, social or political instability or change; • hyperinflation, currency non-convertibility or instability; changes of law affecting foreign ownership, government participation, taxation, working conditions, rates of exchange, exchange control, exploration licensing, export duties, resource rent taxes, repatriation of capital, environmental protection, mine safety, labour relations; • government control over mineral properties or government regulations that require the employment of local staff or contractors or require other benefits to be provided to local residents; and • delays and declines in the standard and effective operation of SolGold's activities, unforeseen and un-budgeted costs, and/or threats to occupational health and safety as a consequence of geopolitical, regulatory and sovereign risk. • Ecuador The Company's exploration and development activities and its operations depend on its ability to obtain, sustain or renew various mineral rights, licences, permits, authorisations and regulatory approvals (collectively, "Regulatory Consents") from governmental and quasi-governmental authorities. The Company's ability to obtain, sustain or renew such Regulatory Consents on acceptable terms and on a timely basis is subject to changes in regulations and policies and to the discretion of the Ecuadorian governmental and quasi-governmental bodies. The Company may not be able to obtain, sustain or renew its Regulatory Consents and they may not be obtainable on reasonable terms or on a timely basis. The Cascabel Project is subject to certain risks and possible political and economic instability specific to Ecuador, such as political unrest, labour disputes, invalidation of government orders, permits or property rights, risk of corruption including violations under applicable foreign corrupt practices laws, civil disturbances, criminal acts, arbitrary changes in laws, expropriation, nationalization, renegotiation or nullification of existing agreements and changes to monetary or taxation policies. The occurrence of any of these risks may adversely affect the mining industry, mineral exploration and mining activities generally in Ecuador and could result in the impairment or loss of mineral concessions or other mineral rights. The Ecuadorian government has broad authority to shut down and/or levy fines against companies that do not comply with Ecuadorian legal regulations or standards. The Cascabel Project may be exposed to potentially adverse risks associated with the evolving rules and laws governing mining expansion and development in Ecuador. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, limitations on foreign ownership, ownership of assets, expropriation of property, environmental legislation and mine safety. Additionally, the Company's operations may be detrimentally affected in the event that the Ecuadorian government were to default on its foreign debt obligations or become subject to wider global economic and investment uncertainty. Whilst the Company is not aware of any current material changes in legislative, regulatory and public policy initiatives in Ecuador, recent presidential election may result in a change of policy, which may adversely affect the Cascabel Project or the Company's ability to operate successfully in Ecuador. The Company is not, however, able to ascertain any potential risk as a result of any change of policy at this time given the short period that has passed since the new president was elected. Under the current legislative regime, a mining company must enter into an exploitation contract with the Ecuadorian Government prior to exploitation of natural resources. There is no certainty that the Company will be able to successfully enter into an exploitation contract, or enter into one on commercially favourable terms, and such a scenario may adversely impact the Cascabel Project or render it uneconomical. Without the protection of a signed

- 101 - exploitation agreement, there is also a risk that successor governmental bodies will revoke or significantly alter the conditions of the applicable exploration and mining authorisations and surface rights. In addition, such exploration and mining authorisations and surface rights may be challenged or impugned by third parties. In addition, there is a risk that the Company will not be able to renew the Cascabel concession in the future. Inability to renew the Cascabel Project concession could result in the loss of the Cascabel Project. Furthermore, the Company may not be able to acquire any additional surface rights required on reasonable terms or at all. Queensland The Queensland Minister for Natural Resources, Mines and Energy conducts reviews from time to time of policies relating to the granting and administration of mining tenements. At present, SolGold is not aware of any proposed changes to policy that would affect its tenements. In Queensland, the Aboriginal Cultural Heritage Act 2003, as amended and the Torres Strait Islander Cultural Heritage Act 2003, as amended (which commenced on April 16, 2004) impose duties of care which require persons, including SolGold, to take all reasonable and practical measures to avoid damaging or destroying Aboriginal cultural heritage. This obligation applies across the State and requires SolGold to develop suitable internal procedures to discharge its duty of care in order to avoid exposure to substantial financial penalties if its activities damage items of cultural significance. Under this legislation, indigenous people can exercise control over land with respect to cultural heritage without necessarily having established the connection element (as required under native title law). This creates a potential risk that the tenement holder may have to deal with several indigenous individuals or corporations, where no native title has been established, to identify and manage cultural heritage issues. This could result in tenement holders requiring lengthy lead times to manage cultural heritage for their projects. Changing attitudes to environmental, land care, cultural heritage and indigenous land rights' issues, together with the nature of the political process, provide the possibility for future policy changes. There is a risk that such changes may affect SolGold's exploration plans or, indeed, its rights and/or obligations with respect to the tenements. Solomon Islands The Solomon Island Mineral Board oversees mining and exploration in the Solomon Islands. The Solomon Islands Minerals Board may, from time to time, amend and review its policies on mining and exploration in the Solomon Islands. Any such changes in government policy may affect the ability of SolGold to conduct and undertake mining and exploration in the Solomon Islands. The Company is subject to foreign exchange risks relating to its foreign subsidiaries Foreign operations may require funding if their cash requirements exceed operating cash flow and the Company expects such funding to be required in the immediate future. To the extent that funding is required, there may be exchange controls limiting such funding or adverse tax consequences associated with such funding. In addition, taxes and exchange controls may affect the dividends that the Company receives from its foreign subsidiaries or branch offices of foreign subsidiaries. Exchange controls may prevent the Company from transferring funds abroad and the Company may have to register funds in order to repatriate capital and profits. There can be no assurance that the Ecuadorian governmental authorities will not require prior authorization or will grant such authorization for the Company's foreign subsidiaries or branch offices of foreign subsidiaries to make dividend payments to the Company and the Company cannot assure that there will not be a tax imposed with respect to the expatriation of the proceeds from the Company's foreign subsidiaries or branch offices of foreign subsidiaries. The implementation of a restrictive exchange control policy, including the imposition of restrictions on the repatriation of earnings to foreign entities, could affect the Company's ability to engage in foreign exchange activities, and could also have a material adverse effect on the Company's business, financial condition and results of operations. Certain foreign exchange transactions, including those between Ecuadorian companies and foreign companies, must be made through authorized foreign exchange intermediaries, such as commercial banks.

- 102 - The Company is subject to certain risks as an emerging market issuer The Company is also aware that emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the emerging markets are more susceptible to destabilization resulting from domestic and international developments. Economic instability in Ecuador and in other Latin American and emerging market countries has been caused by many different factors, including but not limited to, the following: (i) high interest rates; (ii) changes in currency values; (iii) high levels of inflation; (iv) exchange controls; (v) wage and price controls; (vi) changes in economic or tax policies; (vii) the imposition of trade barriers; (viii) internal security issues; (ix) renegotiation, cancellation or forced modification of existing contracts; (x) political factors, including political instability and sudden or arbitrary changes to laws; (xi) legal and regulatory framework in the foreign jurisdiction which may increase the likelihood that laws will not be enforced and judgements will not be upheld; (xii) legislation may be subject to conflicting interpretations; (xiii) application of and amendments to legislation could adversely affect the Company's mining rights or make it more difficult or expensive to develop the Company's projects and continue mining; (xiv) certain facts and statistics contained in this AIF have come from official government sources or other industry publications, the reliability of which cannot be assumed or assured; (xv) corruption, bribery, civil unrest and economic uncertainty, which may negatively impact and disrupt business operations; (xvi) lack of certainty with respect to foreign legal systems, corruption and other factors that are inconsistent with the rule of law; (xvii) unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure, could adversely affect the Company's business; and (xviii) restrictions on the ability of local operating companies to hold U.S. dollars or other foreign currencies in offshore bank accounts. Investors may have difficulty in enforcing their legal rights as against the Company, the subsidiaries of the Company and certain of the officers and directors of the Company, as they are located outside of Canada The Company and its subsidiaries are organized under the laws of foreign jurisdictions and certain of the Company's directors, management personnel and advisors are located in foreign jurisdictions. Given that the Company's material assets and certain of its directors, management personnel and experts are located outside of Canada, investors may have difficulty in effecting service of process within Canada and collecting from or enforcing against the Company or its directors, officers and advisors, any judgments obtained by the Canadian courts or Canadian securities regulatory authorities and predicated on the civil liability provisions of Canadian securities legislation or otherwise. Similarly, in the event a dispute arises from the Company's foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdictions of courts in Canada. The Company is reliant on experts outside of Canada The Company uses and relies upon a number of legal, financial and industry experts outside of Canada as required given its corporate and operational structure. Some of these industry professionals may not be subject to equivalent educational requirements, regulations, and rules of professional conduct or standards of care as they would be in Canada. The Company manages this risk through the use of reputable experts and review of past performance. In addition the Company uses, where possible, experts and local advisers linked with firms also operating in Canada to provide any required support. The Company's directors and officers may face conflicts of interests Some of the persons who are or will be the Company's directors and officers are directors or officers of other natural resource or mining-related companies and these associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, the Company may fail to take advantage of opportunities to participate in certain transactions, which may have a material adverse effect on the Company's financial position. Ordinary Shares are subject to trading and volatility risks The trading price of securities of mineral exploration companies is subject to substantial volatility. This volatility is often based on factors both related and unrelated to the financial performance or prospects of the companies involved.

- 103 - The market price of the Ordinary Shares could be subject to significant fluctuations in response to variations in the Company's operating results, financial condition, liquidity and other internal factors and the outcome of the Company's mineral exploration activities. Factors that could affect the market price of the Ordinary Shares that are unrelated to the Company's performance include global commodity prices and market perceptions of the attractiveness of mineral exploration companies. The market price of the Ordinary Shares could fluctuate significantly based on a number of factors in addition to those listed in this document, including: the Company's operating performance and the performance of competitors and other similar companies; • • the market's reaction to the Company's press releases, other public announcements and the Company's filings with various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Ordinary Shares or the shares of other companies in the resource sector; • • changes in general economic conditions; the number of Ordinary Shares publicly traded; • the arrival or departure of key personnel; • • acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and • the factors associated with forward-looking statements. Additional financing may result in dilution of existing shareholders The Company intends to pursue the acquisition of additional investments in the resource sector through the purchase of royalties, revenue streams, and other direct and indirect investments. However, the Company will require additional funds to further such activities. To obtain such funds, the Company may sell additional securities including, but not limited to, the Ordinary Shares or some form of convertible security, the effect of which may result in a substantial dilution of the equity interests of the existing shareholders. Capital raised through debt financing would require the Company to make periodic interest payments and may impose restrictive covenants on the conduct of the Company's business. Furthermore, additional financings may not be available on terms favourable to the Company, or at all. A failure to obtain additional funding could the Company from making expenditures that may be required to implement the Company's growth strategy and grow or maintain the Company's operations. The Ordinary Shares do not pay dividends The Company does not currently anticipate declaring and paying dividends to its shareholders in the near future. It is the Company's current intention to apply net earnings, if any, in the foreseeable future to increasing its working capital. Prospective investors seeking dividend income should, therefore, not purchase the Ordinary Shares. The future dividend policy of the Company will be determined by the Board after taking into account many factors including the Company's operating results, financial condition and current and anticipated cash needs. Until the time that the Company does pay dividends, which it may never do, the shareholders will not be able to receive a return on their Ordinary Shares unless they sell them. The future sale of Ordinary Shares by existing shareholders could reduce the market price of the Ordinary Shares Sales of a substantial number of Ordinary Shares in the public market could occur. These sales, or the market perception that the holders of a large number of Ordinary Shares intend to sell Ordinary Shares, could reduce the market price of Ordinary Shares.

- 104 - There is a risk of publication of inaccurate or unfavourable research by securities analysts or other third parties The trading market for Ordinary Shares may rely in part on the research and reports that securities analysts and other third parties choose to publish about the Company. The Company does not control these analysts or other third parties. The price of the Ordinary Shares could decline if one or more securities analysts downgrade the Ordinary Shares or if one or more securities analysts or other third parties publish inaccurate or unfavourable research about the Company or cease publishing reports about the Company. LEGAL PROCEEDINGS AND REGULATORY ACTIONS Except as set forth below, there are no legal proceedings outstanding, threatened or pending, as of the date of this AIF, by or against the Company or which the Company is a party, nor to the Company's knowledge are any such legal proceedings contemplated, which could become material to the shareholders. On August 21, 2017, Major Drilling Group International Ecuador ("Major") filed an arbitration claim before the Arbitration Center of the Quito Chamber of Commerce against ENSA for the amount of US$350,000. Major alleged a breach of the drilling contract signed by the parties on September 22, 2016. On September 1, 2017 ENSA filed a counterclaim against Major for the amount of US$360,000 for compensation for damages caused by Major. On August 5, 2019 Major and ENSA agreed to settle their dealings out of court by way of a USD$200,000 payment to Major for outstanding invoices. No additional penalties of payments will be paid by either company in excess of this USD$200,000. There have not been any penalties or sanctions imposed against the Company by a court relating to provincial and territorial securities legislation or by a securities regulatory authority, nor have there been any other penalties or sanctions imposed by a court or regulatory body against the Company, and the Company has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority. INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS Within the 3 most recently completed financial years and during the current financial year, no director, executive officer, or shareholder who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding Ordinary Shares, or any known associates or affiliates of such persons, has or has had any material interest, direct or indirect, in any transaction or in any proposed transaction that has materially affected or is reasonably expected to materially affect the Company. AUDITOR, TRANSFER AGENTS AND REGISTRARS The auditor of the Company is BDO LLP, located at 55 Baker Street, London, W1U 7EU, United Kingdom. The transfer agent and registrar for the Ordinary Shares in the United Kingdom is Computershare Investor Services PLC, which is located at The Pavilions, Bridgwater Road, Bristol, BS99 7NH, United Kingdom. The transfer agent and registrar for the Ordinary Shares in Canada is Computershare Investor Services Inc., which is located at 1500 Robert-Bourassa Blvd., Montreal, QC, H3A 3S8, Canada. MATERIAL CONTRACTS Except for contracts made in the ordinary course of business, the following are the only material contracts entered into by the Company to the date hereof which are currently in effect and considered to be currently material: 1. Second Revised Cornerstone Term Sheet among the Company, Cornerstone, Cornerstone Ecuador S.A. and ENSA dated February 24, 2014. See "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet".

- 105 - 2. Medea Engagement Letter dated between the Company and Medea Capital Partners Ltd. dated January 8, 2016. See "Description of the Company's Business – History – Fiscal Year 2016". 3. Maxit Subscription Agreement between the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) dated August 16, 2016. See "Maxit Second Tranche Subscription Agreement". 4. Maxit Second Tranche Subscription Agreement between the Company and Maxit Capital (by its general partner, Maxit Capital Inc.) dated on or about October 7, 2016. See "Description of the Company's Business – History – Fiscal Year 2017". 5. Newcrest Subscription Agreement among the Company, Newcrest International and Newcrest Mining dated August 30, 2016 (as varied pursuant to the Further Deed of Variation between the parties dated September 26, 2016 and the Third Deed of Variation dated June 21, 2017). See "Newcrest Subscription Agreement". 6. BHP Subscription Agreement between the Company and BHP Billiton Holdings Limited dared October 16, 2018. See "BHP Subscription Agreement". 7. Administration Services Agreement between the Company and DGR Global dated March 21, 2017. See "Administration Services Agreement". 8. Samuel Consultancy Agreement between the Company and Samuel dated June 23, 2017. See "Samuel Consultancy Agreement". 9. November 2017 Underwriting Agreement among the Company and the Underwriters dated November 30, 2017. See "Description of the Company's Business – History – Fiscal Year 2018". The material contracts described above are available on SEDAR at www.sedar.com under the Company's issuer profile and may be inspected by shareholders during normal business hours at the Company's registered office located at c/o Locke and Lord (UK) LLP, 201 Bishopsgate, London, EC2M 3AB, United Kingdom. INTERESTS OF EXPERTS No person or company, whose profession or business gives authority to a statement made by the person or company and who is named has having prepared or certified a part of this AIF or as having prepared or certified a report or valuation described or included in this AIF, holds any beneficial interest, directly or indirectly, in any property of the Company or any of the Company's associates or affiliates, and no such person or company is expected to be elected, appointed or employed as a director, senior officer or employee of the Company or of an associate or affiliate of the Company. BDO LLP, located at 55 Baker Street, London, W1U 7EU, United Kingdom, the auditor of the Company, has advised that it is independent with respect to the Company. Information of a scientific or technical nature in respect of the Cascabel Project is included in this AIF based upon: 1. A Technical Report On The Maiden Mineral Resource Estimate For The Alpala Deposit, Ecuador (with and effective date of 18 December 2017) [MRE#1] a. James Gilbertson, CGeol, MCSM, FGS (SRK Exploration Services Ltd) b. Martin Frank Pittuck, CEng, MIMMM, FGS (SRK Consulting (UK) Ltd) c. John Willis, BE(Met), PhD, MAusIMM (CP) (SRK Consulting (UK) Ltd) 2. A Technical Report On An Updated Mineral Resource Estimate For The Alpala Deposit, Cascabel Project, Northern Ecuador (Dated 21 December, 2018 and with an effective date of 7 November, 2018) [MRE#2]

- 106 - a.James Gilbertson, CGeol, MCSM, FGS (SRK Exploration Services Ltd) b.Martin Frank Pittuck, CEng, MIMMM, FGS (SRK Consulting (UK) Ltd) 3.Cascabel Project, Northern Ecuador Alpala Copper-Gold-Silver Deposit Preliminary Economic Assessment (National Instrument 43-101 - Technical Report) [PEA] a. Martin Frank Pittuck, CEng, MIMMM, FGS (SRK Consulting (UK) Ltd) b. James Gilbertson, CGeol, MCSM, FGS (SRK Exploration Services Ltd) c. Aaron Spong MAusIMM CP(Mining) (Mining Plus) d. Stephen Guy Cowley BScEng, MEngSc, MIEAust, CPEng (Ret), RPEQ (Wood Plc) e. Peter Jens Gron BSc, MAusIMM (Wood Plc) f. Ken Embree P.Eng (Knight Piésold) Authors are independent "qualified persons" under NI 43-101. To the best of the Company's knowledge, after reasonable inquiry, as of the date hereof, the aforementioned individuals and, as applicable, their firm, do not beneficially own, directly or indirectly, any Ordinary Shares. ADDITIONAL INFORMATION Additional information relating to the Company may be found on SEDAR at www.sedar.com. Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Company's securities, options to purchase securities and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Company's most recent management information circular, which was mailed to shareholders and filed on SEDAR. Additional financial information is available in the comparative audited consolidated financial statements of the Company, together with the auditor's report thereon for the Company's most recently completed fiscal year and the Company's management's discussion and analysis in relation thereto, which are available on SEDAR.

- 107 - GLOSSARY OF TERMS In this AIF, unless otherwise indicated or the context otherwise requires, the following terms shall have the meaning set forth below: "3D IP" has the meaning ascribed to it under the heading "Cascabel Project – Exploration". "AAS" means atomic absorption spectroscopy. "ACN" means Australian Company Number. "Administration Services" has the meaning ascribed to it under the heading "Administration Services Agreement". "Administration Services Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "Administrative Handover Date" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet". "Ag" means silver. "AIF" means this annual information form of the Company dated September 16, 2019. "AIM" means the Alternative Investment Market of the London Stock Exchange. "Anti-Dilution Right" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Anti-Dilution Right". "ARCOM" means the Agency for Regulation and Control of Mining (Agencia de Regulacion y Control Minero). "ARM" means Australian Resource Management (A.R.M) Pty Ltd. "Articles" means the articles of association of the Company as at the date of this document. "Au" means gold. "Audit and Risk Management Committee" means the audit and risk management committee of the Company. "BHP Billiton" means BHP Billiton Holdings Limited. "BHP Billiton's Top-Up Right" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right". "BHP Board Appointment Right" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Board Appointment Right". "BHP Minimum Shareholding" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Board Appointment Right". "BHP RCP Shareholder Resolutions" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Undertakings by BHP Billiton".

- 108 - "Board" means the board of directors of the Company. "Board Recommendation" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Undertakings by BHP". "Cascabel Project" has the meaning ascribed to it under the heading "Notice to Investors – Technical Information". "Cascabel Technical Report" has the meaning ascribed to it under the heading "Notice to Investors – Technical Information". "CEO" means chief executive officer. "CESA" means Cornerstone Ecuador S.A. "CFO" means chief financial officer. "CIM" means Canadian Institute of Mining. "City Code" means The City Code on Takeovers and Mergers issued and administered by the Panel on Takeovers and Mergers as recognised in the Companies Act. "Code" means the UK Corporate Governance Code, as amended. "Committee" has the meaning ascribed to it under the heading "Options to Purchase Securities – Share Incentive Plan". "Company" means SolGold plc, company number 05449516, a public limited company incorporated in England and Wales, and all successors thereto. "Consultancy Fee" has the meaning ascribed to it under the heading "Samuel Consultancy Agreement". "Cornerstone" means Cornerstone Capital Resources Inc. "Cornerstone Shares" means the common shares in the capital of Cornerstone. "Corporate Ethics Policy" has the meaning ascribed to it under the heading "Corporate Governance – Ethical Business Conduct". "CRMs" means Certified Reference Materials. "Cu" means copper. "CuEq" means copper equivalent. "DGR Global" means DGR Global Limited, ACN 052 354 837, an Australian listed public company registered in Queensland, Australia. "ENSA" means Exploraciones Novomining S.A., an Ecuadorian registered company. "Executive Director" means the Executive Director of the Company. "Financing Option" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet".

- 109 - "First Revised Cornerstone Term Sheet" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – First Revised Cornerstone Term Sheet". "forward-looking statement" means statements made regarding future events or future performance, including management's expectation of future growth, results of operations and performance and business and the performance and business of the Company. "FPDP" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet". "Further Deed of Variation" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement". "Further Raising" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Anti-Dilution Right". "GRMA" means the General Regulation of the Mining Act (Ecuador), as amended. "GST" has the meaning given to it in the GST Law. "GST Law" means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and the related imposition acts. "Health, Safety, Environment and Community Committee" means the Health, Safety, Environment and Community Committee of the Company. "HP" means Hubbard Perforaciones. "INEMIN" means the Belgian Mission and the Ecuadorian Institute of Mining. "Initial Maxit Subscription" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "LSE" means the London Stock Exchange. "Main Market" means the Main Market of the LSE. "Maxit Board Appointment Right" has the meaning ascribed to it under the heading "Maxit Subscription Agreement – Board Appointment Right". "Maxit Capital" means Maxit Capital LP. "Maxit Minimum Holding" has the meaning ascribed to it under the heading "Maxit Subscription Agreement – Board Appointment Right". "Maxit Second Tranche Subscription" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "Maxit Second Tranche Subscription Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "Maxit Subscription Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017".

- 110 - "Mbetilonga Application" has the meaning ascribed to it under the heading "Other Exploration – Solomon Islands". "Mining Act" means the Mining Act, 2009 (Ecuador), as amended. "Mo" means molybdenum. "MRE" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "New Issue" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Anti-Dilution Right". "Newcrest" means collectively, Newcrest International and Newcrest Mining. "Newcrest Anti-Dilution Right" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Anti-Dilution Right". "Newcrest Board Appointment Right" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Board Appointment Right". "Newcrest Board Recommendation" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Undertakings by Newcrest International". "Newcrest Further Raising" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Anti-Dilution Right". "Newcrest International" means Newcrest International Pty Ltd., ACN 007 449 194, an Australian private company registered in Victoria, Australia. "Newcrest Minimum Holding" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Board Appointment Right". "Newcrest Mining" means Newcrest Mining Limited., ACN 005 683 625, an Australian listed public company registered in Victoria, Australia. "Newcrest New Issue" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Anti-Dilution Right". "Newcrest Other Transaction" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Anti-Dilution Right". "Newcrest Relevant Period" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right". "Newcrest Subscription Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "Newcrest Top-Up Event" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right". "Newcrest Top-Up Period" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right".

- 111 - "Newcrest International's Top-Up Right" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right". "Newcrest Top-Up Shares" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right". "NI 43-101" means National Instrument 43-101 – Standards of Disclosure for Mineral Projects. "NI 58-101" means National Instrument 58-101 – Disclosure of Corporate Governance Practices. "NOMAD" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Board Appointment Right". "Non-Executive Director" means the Non-Executive Director of the Company. "November 2017 Private Placement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "November 2017 Underwriting Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "NSR" means net smelter return. "NTA" has the meaning ascribed to it under the heading "Risk Factors". "Offer" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right". "Optional Subscription" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet". "Options" has the meaning ascribed to it under the heading "Description of Capital Structure – Options". "Ordinary Shares" means ordinary shares in the capital of the Company. "Other Transaction" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Anti-Dilution Right". "Pb" means lead. "QAQC" means quality assurance and quality control. "RCP Shareholder Resolutions" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Undertakings by Newcrest International". "Regulatory Consents" has the meaning ascribed to it under the heading "Risk Factors – The Company conducts its business and operations in different jurisdictions and is subject to geopolitical, regulatory and sovereign risks – Ecuador". "Relevant Control Proposal" means an "Offer" (as that term is defined in the City Code), or other proposal or transaction for control of the Company, or any bid or proposal for control of, or major dealing with or in respect of the Cascabel Project or any of the Cascabel mining concessions (including but not limited to any proposal to make any of the Cascabel concessions subject to a security interest), which Offer, bid, transaction or other proposal is made by any person other than DGR Global or a party who is acting in concert, or affiliated with, DGR Global.

- 112 - "Relevant Period" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right". "Remuneration Committee" means the Remuneration Committee of the Company. "RO" means the Romeral terrane. "RTZ" means Rio Tinto Zinc Corporation. "Samuel" means Samuel Capital Pty Ltd., ACN 078 336 044, an Australian private company registered in Queensland, Australia. "Samuel Consultancy Agreement" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "Santa Barbara" means Santa Barbara Resources Ltd. "SBCG" means Santa Barbara Copper & Gold S.A. "Second Revised Cornerstone Term Sheet" has the meaning ascribed to it under the heading "Cornerstone Term Sheets – Second Revised Cornerstone Term Sheet". "SEDAR" means the System for Electronic Document Analysis and Retrieval. "Services" has the meaning ascribed to it under the heading "Samuel Consultancy Agreement". "Share Incentive Plan" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "SID" means Senior Independent Director. "SolGold" means SolGold plc, Company Number 05449516, a public limited company incorporated in England and Wales, and all successors thereto. "SRK Consulting" means SRK Consulting (UK) Ltd. "SRK Exploration" means SRK Exploration Services Ltd. "Standstill Party" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Standstill". "Subscription Offer" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right". "TAA" has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Technical Advisory Agreement". "Top-Up" in respect of the Newcrest Subscription Agreement has the meaning ascribed to it under the heading "Newcrest Subscription Agreement – Top-Up Right" and in respect of the BHP Subscription Agreement has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right". "Top-Up Event" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right".

- 113 - "Top-Up Shares" has the meaning ascribed to it under the heading "BHP Subscription Agreement – Top-Up Right". "TSX" means Toronto Stock Exchange. "TSXV" means the TSX Venture Exchange. "UKCA" means the Companies Act 1985 (United Kingdom), as amended. "Underwriters" has the meaning ascribed to it under the heading "Description of the Company's Business – History – Fiscal Year 2017". "VTEM" means versatile time domain electromagnetic. "VWAP" means volume weighted average price. "Zn" means zinc.

SCHEDULE "A" CORPORATE GOVERNANCE CHARTER See attached.

Corporate Governance Charter SolGold plc Company Number 05449516 (SolGold or Company) Adopted pursuant to a resolution of the Board dated 28 June 2017

TABLE OF CONTENTS

Page

SECTION A - DEFINITIONS A-1

SECTION B - PRINCIPLES OF CORPORATE GOVERNANCE A-3

B.1 Board of Directors A-3
B.2 The Chairperson A-5
B.3 Chief Executive Officer/Managing Director A-5
B.4 Corporate Ethics A-6
B.5 Corporate Code of Conduct A-6
B.6 Selection of External Auditor and rotation of Audit Engagement Partner A-8
B.7 Committees A-9

SECTION C - CORPORATE GOVERNANCE COMMITTEE CHARTER A-9

C.1 CG Committee Members A-9
C.2 Purpose A-9
C.3 Definition and Objectives of the CG Committee A-9
C.4 Powers and Authority of the CG Committee A-10
C.5 Reporting A-10
C.6 Application of Standing Rules A-11

SECTION D - AUDIT & RISK MANAGEMENT COMMITTEE CHARTER A-11

D.1 Committee Members A-11
D.2 Purpose A-12
D.3 Definition and Objectives of the Committee A-12
D.4 Reporting A-13
D.5 Risk Management Policies A-14
D.6 Attendance at Meetings A-15
D.7 Access A-15
D.8 Application of Standing Rules A-15

SECTION E - REMUNERATION COMMITTEE CHARTER A-15

E.1 Committee Members A-15
E.2 Purpose A-15
E.3 Definition and Objectives of the Remuneration Committee A-16
E.4 Remuneration Policies A-17
E.5 Approval A-18
E.6 Reporting A-18
E.7 Meetings A-19
E.8 Attendance at Meetings A-19
E.9 Application of Standing Rules A-19

SECTION F - NOMINATIONS COMMITTEE CHARTER A-20

F.1 Committee Members A-20
F.2 Purpose A-20
F.3 Definition and Objectives of the Committee A-20
F.4 Reporting A-21
F.5 Attendance at Meetings A-22
F.6 Access A-22
F.7 Application of Standing Rules A-22

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TABLE OF CONTENTS
(continued)

Page

SECTION G - STANDING RULES OF COMMITTEES A-23

G.1 Application A-23
G.2 Composition A-23
G.3 Chairperson A-23
G.4 Meetings A-23
G.5 Fees A-24
G.6 Review of Charter A-24
G.7 Duties and Responsibilities A-24

SECTION H - CORPORATE ETHICS POLICY A-24

H.1 Introduction A-24
H.2 Directors' Duties A-24
H.3 Dealing in Company securities A-26
H.4 Confidentiality A-27

SECTION I - DIVERSITY POLICY A-27

I.1 General Purpose and Principle A-27
I.2 Measurable Objectives, Targets and Key Performance Indicators – Gender Diversity A-28
I.3 Compliance Requirements A-28
I.4 Communication A-28
I.5 Accountability A-28
I.6 Addenda to this Policy A-28
I.7 Overriding Caveat A-29

SECTION J - NOMINEE DIRECTOR POLICY A-29

J.1 General Purpose A-29
J.2 Compliance with this Policy A-29
J.3 Principles for Nominees A-30
J.4 I.4 Provision of information to Nominating Shareholder by Nominee A-31
J.5 I.5 Nominating Shareholder principles – Confidential Information A-31
J.6 I.6 Nominating Shareholder principles - Announcements and disclosure A-31
J.7 Nominating Shareholder principles - Inside Information A-32
J.8 Restrictions on Nominees A-32
J.9 Qualifications A-32
J.10 Interpretation A-33

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- A-1 - Section A - Definitions AIM means the market of that name operated by the London Stock Exchange. AIM Rules means the rules for companies admitted to AIM published by the London Stock Exchange. Articles means the Articles of Association of the Company. Audit & Risk Management Committee or A&R Committee means that Committee charged with determining, implementing and assessing controls for financial management and financial reporting generally for the Company. Board means the board of directors of the Company. CA 2006 means the UK Companies Act 2006 as amended from time to time. Charter means the charter of any Committee set out in this Corporate Governance Charter. Committee means each committee created by the Board including without limitation, the Audit & Risk Management Committee, the Remuneration Committee, the Corporate Governance Committee and the Nominations Committee. Company or SolGold means SolGold plc a company registered in England and Wales with Company Number 05449516 and registered in Australia as a foreign company with Australian Registered Business Number 65 117 169 856. Company Dealing Code means the Company Code Regarding Dealings in Company Securities (Adopted by Board Resolution passed on 30 June 2016), as may be amended from time to time. Connected Person has the meaning given to that term in the CA 2006. Corporate Code of Conduct means the code of conduct set out in Section A.5. Corporate Ethics Policy means the policy set out in Section G setting out directors' duties and various other obligations given their position with the Company. Corporate Governance Committee or CG Committee means the Committee charged with reviewing compliance by the Board with amongst other matters, the provisions of this document. Corporate Governance Charter means the policies, procedures and charters set out in this document. Corporations Act means the Australian Corporations Act 2001 (Cth) as amended from time to time. Director means a director of the Company. Diversity includes, but is not limited to, gender, age, ethnicity and cultural background. Diversity Policy means the policy developed from time to time by the Board establishing measurable objectives for achieving Diversity.

- A-2 - Exchange means an internationally recognised securities exchange (eg. ASX, TSX, LSE) other than AIM. Exchange Rules means the official rules of an Exchange. Independent means a Director who has a sufficient level of independence to the Company, determined in accordance with Section A.1(c) of this document. London Stock Exchange means the London Stock Exchange plc. Management means those employees of the Company that are responsible for the Company's day-to-day management. Nominations Committee means the Committee for assisting the Board in relation to the appointment of members to the Board and of senior Management and in assessing the performance of such individuals. Remuneration Committee means the Committee charged with and reviewing remuneration levels for directors and senior Management. Standing Rules means the general and procedural rules of each Committee set out in Section F of this Corporate Governance Policy. UK Corporate Governance Code means the UK Corporate Governance Code published in April 2016 and the best practice guidance issued by the Financial Reporting Council (as may be amended from time to time).

- A-3 - Section B - Principles of Corporate Governance B.1 Board of Directors (a) General This document sets out the main principles adopted by the Board in order to implement and maintain a culture of good corporate governance both internally and in its dealings with outsiders. The Board is committed to administering the policies and procedures with openness and integrity, and pursuing the true spirit of corporate governance commensurate with the Company's needs. The Directors of the Company are required to operate to high ethical standards and in compliance with all relevant laws, regulations and codes as may be applicable to the Company from time to time. The matters set out in this document are subject to: - the CA 2006; - the Corporations Act (as may be relevant to the Company having regard to its registration as a foreign company in Australia pursuant to Part 5B.2 of the Corporations Act); - the Articles; - where the Company is admitted to trading on AIM, the AIM Rules; and - where the Company is listed or otherwise admitted to trading on an Exchange, the relevant Exchange Rules of that Exchange (or Exchanges, as the case may be). The purpose of preparing and disclosing the matters set out in this document is to: (1) formalise the procedures so as to ensure that the Company and the Board act in a transparent and appropriate manner in both its internal and external dealings; (2) ensure that appropriate checks, balances and procedures are in place to monitor the operations of the Company and those charged with its management; and (3) provide for a transparent method for shareholders to evaluate the performance of the Company from a corporate governance perspective. In preparing and implementing these strategies, the Company and the Board are mindful of the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time. (b) Functions, Powers and Responsibilities of the Board Generally, the powers and obligations of the Board are governed by the CA 2006 and the general law. Without limiting those matters, the Board expressly considers itself responsible for the following: (1) ensuring compliance with the CA 2006, the AIM Rules, any relevant Exchange Rules and all relevant laws; (2) developing, implementing and monitoring operational and financial targets for the Company;

- A-4 - (3) appointment of appropriate staff, consultants and experts to assist in the Company's operations, including the selection, monitoring and removal of a Chief Executive Officer; (4) ensuring appropriate financial and risk management controls are implemented; (5) approving and monitoring financial and other reporting; (6) setting, monitoring and ensuring appropriate accountability for directors' and executive officers' remuneration; (7) establishing and maintaining communications and relations between the Company and third parties, including its shareholders and relevant regulatory authorities; (8) implementing appropriate strategies to monitor performance of the Board in implementing its functions and powers; (9) oversight of the Company including its framework of control and accountability systems to enable risk to be assessed and managed; (10) ratifying the appointment and, where appropriate, removal of the Chief Financial Officer and the Company Secretary; (11) input into and final approval of the Management's development of corporate strategy and performance objectives; (12) reviewing and ratifying systems of risk management and internal compliance and control, codes of conduct and legal compliance; (13) monitoring senior Management's performance, implementation of strategy and ensuring appropriate resources are available; (14) approving and monitoring the progress of major capital expenditure, capital management and acquisitions and divestitures; (15) approval of the annual budget; (16) monitoring the financial performance of the Company; (17) liaising with the Company's external auditors; (18) monitoring, and ensuring compliance with, all of the Company's legal obligations; (19) approving and monitoring financial and other reporting; and (20) appointing and overseeing Committees where appropriate to assist in the above functions and powers. For the avoidance of any doubt, the Board may from time to time delegate its authority in respect of any of the above matters to such persons or committees as is permitted and deemed appropriate. (c) Structure of the Board The structure of the Board is determined in accordance with the following principles: (1) to have at least three Directors.

- A-5 - (2) to aim for, so far as is practicable given the size and complexity of the Company: (A) a majority of the Board being Independent Directors; (B) the appointment of a Chairperson who is an Independent Director; (C) a Chairperson who is not the Chief Executive Officer; and (D) a Board comprising of members with diverse backgrounds. In assessing the Independence of directors, the Company has regard to the UK Corporate Governance Code and regards an Independent Director as a non-executive Director (that is, not a member of Management) who: (1) is not a substantial shareholder of the Company or an officer of, or otherwise associated directly with, a substantial shareholder of the Company; (2) within the last five years has not been employed in an executive capacity by the Company or another group member, or been a director after ceasing to hold any such employment; (3) within the last three years has not been a principal of a material professional advisor or a material consultant to the Company or another group member, or an employee materially associated with the service provided; (4) is not a material supplier or customer of the Company or other group member, or an officer of or otherwise associated directly or indirectly with a material supplier or customer; (5) has no material contractual relationship with the Company or another group member other than as a Director of the Company; (6) has not served on the Board for a period which could, or could reasonably be perceived to, materially interfere with the directors' ability to act in the best interests of the Company; and (7) is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the directors' ability to act in the best interests of the Company. For the avoidance of any doubt, the determination of the Board as to the independence of a Director for the purposes of this Corporate Governance Charter, is in no way determinative as to the independence of a Director for any other purpose (including, without limitation, pursuant to any Exchange Rules). B.2 The Chairperson The Chairperson is responsible for leadership of the Board, for efficient organisation and conduct of the Board's function and the briefing of all Directors in relation to issues arising at Board meetings. The Chairperson is also responsible for shareholder communication and arranging Board performance evaluation. B.3 Chief Executive Officer/Managing Director The Chief Executive Officer and/or Managing Director (if any) are responsible for running the affairs of the Company under delegated authority from the Board and to implement the policies and strategies set by the Board. In carrying out their responsibilities, they must report to the Board in a timely manner and ensure all reports to the Board present a true and fair view of the Company's financial position and operating results.

- A-6 - The Chief Executive Officer and/or Managing Director (if any) (together with the Chief Financial Officer, if there is one) shall be required to state in writing to the Board that the financial reports of the Company represent a true and fair view in all material respects, of the Company's financial conditions and operating results and are in accordance with relevant accounting standards. B.4 Corporate Ethics The Company has adopted a separate Corporate Ethics Policy (refer Section G) which has been agreed to by each member of the Board, setting out, in addition to these principles, the obligations of integrity and honesty on each member of the Board and their obligations with respect to, amongst other matters, conflicts of interest and dealing in securities in the Company. B.5 Corporate Code of Conduct The Company also adheres to the following statement of principles and responsibilities with respect to both its internal dealings with employees and consultants, and external dealings with shareholders and the community at large (such principles and responsibilities constitute the Company's Corporate Code of Conduct). The Corporate Code of Conduct sets out the standard which the Board, Management and employees of the Company are encouraged to comply with when dealing with each other, shareholders, and the broader community. (a) Commitment of the Board and Management to the Corporate Code of Conduct The Board and Management approve and endorse this Corporate Code of Conduct. The Board and Management encourage all staff to consider the principles of the Corporate Code of Conduct and use them as a guide to determine how to respond when acting on behalf of the Company. (b) Responsibilities to Shareholders and the Financial Community Generally The Company aims: (1) to increase shareholder value within an appropriate framework which safeguards the rights and interests of the Company's shareholders and the financial community; (2) comply with systems of control and accountability which the Company has in place as part of its corporate governance; and (3) to act with honesty, integrity and fairness. (c) Responsibilities to Clients, Customers and Consumers The Company is to comply with all legislative and common law requirements which affect its business. Any transgression from the applicable legal rules is to be reported to Management as soon as a person becomes aware of such a transgression. (d) Employment Practices The Company will employ the best available staff, both male and female, from a diverse background, with skills required to carry out their roles. The Company will ensure that Diversity objectives are adopted at all levels of the Company.

- A-7 - The Company will ensure a safe work place and maintain proper occupational health and safety practices commensurate with the nature of the Company's business and activities. (e) Responsibility to the Community The Company will recognise, consider and respect legal requirements impacting upon its operations and comply with all applicable legal requirements. The Company will act with honesty, integrity and fairness in all dealings with the community. (f) Responsibility to the Individual The Company recognises and respects the rights of individuals and to the best of its ability will comply with the applicable legal rules regarding privacy, privileges, private and confidential information. The Company will maintain the confidentiality of the information of its shareholders, customers and suppliers, unless required to be disclosed by law or disclosure is otherwise authorised. (g) Obligations Relative to Fair Trading and Dealing The Company will deal with others in a way that is fair and will not engage in deceptive practices. (h) Conflicts of Interest The Board, Management and employees must not involve themselves in situations where there is an actual, perceived or potential conflict of interest (either direct or indirect) between them as individuals and the interest of the Company (excluding those matters which may be subject to legal professional privilege). Where an actual, perceived or potential conflict of interest arises, the matter should be: (1) in the case of a member of the Board, dealt with in accordance with the Corporate Ethics Policy and the Articles; (2) in the case of a member of Management, brought to the attention of a member of the Board; and (3) in the case of an employee, brought to the attention of that employee's supervisor, a member of Management or a member of the Board. In disclosing any actual, perceived or potential conflict of interest, disclosure should occur as soon as possible and should contain such details and particulars to allow it to be considered and dealt with in an appropriate manner for all concerned. (i) Compliance with the Corporate Code of Conduct Any breach of compliance with this Corporate Code of Conduct is to be reported directly to the Chief Executive Officer, Managing Director or Chairperson, as appropriate. (j) Periodic Review of Corporate Code of Conduct The Company will monitor compliance with the Corporate Code of Conduct periodically by liaising with the Board, Management and staff especially in relation to any areas of difficulty which arise from the Corporate Code of Conduct and any other ideas or suggestions for improvement of the Corporate Code of Conduct. Suggestions for improvements or amendments to the Corporate Code of Conduct are welcomed by the Company and can be made at any time.

- A-8 - (k) Code of Conduct for employees (and contractors) The Company shall ensure that the above principles are implemented and adopted by employees and contractors of the Company, by importing the following principles into the terms of such engagements: (1) to actively promote the highest standards of ethics and integrity in carrying out their duties for the Company; (2) to disclose any actual, potential or perceived conflicts of interest of a direct or indirect nature of which they become aware and which they believe could compromise in any way the reputation or performance of the Company; (3) to respect confidentiality of all information of a confidential nature which is acquired in the course of the Company's business and not disclose or make improper use of such confidential information to any person unless specific authorisation is given for disclosure or disclosure is legally mandated; (4) to deal with the Company's customers, suppliers, competitors and each other with the highest level of honesty, fairness and integrity and to observe the rule and spirit of the legal and regulatory environment in which the Company operates; (5) to protect the assets of the Company to ensure their availability for legitimate business purposes and to ensure all corporate opportunities are enjoyed by the Company and that no property, information or position belonging to the Company or opportunity arising from these are used for personal gain or to compete with the Company; (6) to provide a workplace that is free of harassment and discrimination; and (7) to report any breach of the above principles to Management or a member of the Board, who will treat reports made in good faith with respect and in confidence. B.6 Selection of External Auditor and rotation of Audit Engagement Partner (a) Responsibility The Board is responsible for the initial appointment of the external auditor and in conjunction with the Audit & Risk Management Committee, the appointment of a new external auditor when any vacancy arises. (b) Selection Criteria Mandatory criteria Candidates for the position of external auditor of the Company must be able to demonstrate complete independence from the Company and an ability to maintain independence through the engagement period. Further the successful candidate must have arrangements in place for the rotation of the audit engagement partner on a regular basis. Other criteria Other than the mandatory criteria noted above, the Board (in conjunction with the Audit & Risk Management Committee) may select an external auditor based on criteria relevant to the business of the Company such as experience in the industry in which the Company operates, references, cost and any other matters deemed relevant by the Board and the Audit & Risk Management Committee.

- A-9 - (c) Review The Audit & Risk Management Committee will review the performance of the external auditor on an annual basis in accordance with the A&R Charter. B.7 Committees As set out in A.1(b), one of the functions of the Board is to form and monitor any special purpose Committees established to review certain aspects of the operations of the Company, having regard to these principles. As at the date of this Corporate Governance Charter, the Board has established - an Audit & Risk Management Committee; and - a Remuneration Committee. As at the date of this Corporate Governance Charter, the Board has not yet formally established: - a Corporate Governance Committee; or - a Nominations Committee, as the Directors consider that the Company is not of a size nor are its affairs of such complexity as to justify the formation of these Committees at the time of adoption of this Corporate Governance Charter. Rather, the Board as a whole is able to address the issues that would otherwise be addressed by such Committees and is guided by the Charters set out in this document. The Company will review this position annually and determine whether additional special purpose Committees need to be established. Section C - Corporate Governance Committee Charter C.1 CG Committee Members As noted in Section A, the Company has not formally established a Corporate Governance Committee (CG Committee) as the Directors consider that the Company is not of a size nor are its affairs of such complexity as to justify the formation of the CG Committee. Rather, the Board as a whole is able to address these issues and is guided by the Corporate Governance Committee Charter (the CGC Charter) set out below. The Board will review this position annually and determine whether a CG Committee needs to be established. C.2 Purpose (a) The CGC Charter sets out the role, responsibilities, powers, authority and membership requirements of the CG Committee of the Company. (b) Key features of the CGC Charter will be outlined in the Annual Report. The CGC Charter is available to shareholders of the Company via the website. C.3 Definition and Objectives of the CG Committee (a) The CG Committee is a Committee of the Board and such other persons appointed by the Board from time to time. (b) The CG Committee is responsible for: (1) ensuring performance of members of the Board is reviewed;

- A-10 - (2) reviewing the compliance by the Company with the provisions of the CGC Charter and more broadly with the Corporate Governance Charter; (3) ensuring an appropriate Board and CG Committee structure is in place so that the Board can perform a proper review function; (4) implementing the Diversity Policy and ensuring that the Company achieves its objectives set out in the Diversity Policy across all levels in the Company; (5) assessing the adequacy and quality of information provided to the Board prior to and during its meetings; (6) reviewing periodically the Company's Corporate Ethics Policy, Diversity Policy and Nominee Director Policy and any other issues related to corporate governance, and recommending any proposed changes to the Board for approval; (7) ensuring that the necessary controls are in place for risk management to be maintained; (8) conducting an annual performance self-evaluation of the CG Committee; (9) apprising the Board regularly of significant developments in the course of performing the above duties, including reviewing with the full Board any issues that arise; and (10) ensuring, so far as is practicable or required having regard to the size and complexity of the Company and its operations, compliance by the Company and the Board with the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time. (c) The purposes and provisions specified in this CGC Charter are meant to serve as guidelines, and the CG Committee is delegated the authority to adopt such additional procedures and standards as it deems necessary from time to time to fulfil its responsibilities. Nothing in this CGC Charter is intended to expand applicable standards of liability under the Corporations Act, the CA 2006 or other applicable securities legislation for directors of a corporation. C.4 Powers and Authority of the CG Committee (a) The CG Committee has the ability to direct any special investigations deemed necessary and to consult independent experts where considered necessary to carry out its duties and has the authority to retain persons having special competencies (including, without limitation, legal or other consultants and experts) to assist the CG Committee in fulfilling its responsibilities. (b) The costs of consultations commissioned by the CG Committee will be borne by the Company. (c) The CG Committee has been, and shall be, granted by the Board unrestricted access to all information and all employees have been, and shall be, directed to cooperate as requested by members of the CG Committee. C.5 Reporting (a) Proceedings of all meetings of the CG Committee are to be minuted and signed by the Chairperson of the CG Committee and then circulated to the Board as part of the reports outlined below. (b) The CG Committee through its Chairperson, is to report to the Board at the earliest possible Board meeting after each CG Committee meeting (each report shall constitute a Periodic CG Report). Each Periodic CG Report shall include, but is not limited to:

- A-11 - (1) the minutes of the relevant CG Committee meeting and any formal resolutions put at that meeting; (2) information about any examination or assessment resolved at the meeting to be carried out by the CG Committee; (3) information about the results of any examination or assessment that has been carried out by the CG Committee but not yet reported to the Board; (4) any recommendation of change to procedures implemented by the Company, the Board or any Committee; and (5) any matters that in the opinion of the CG Committee should be brought to the attention of the Board and any recommendations requiring Board approval and/or action. (c) In addition to the Periodic CG Reports, the Chairperson of the CG Committee must submit an annual report to the Board (at the Board meeting at which the year end financial statements are approved), summarising the CG Committee's activities during the year (Annual CG Report). The Annual CG Report shall include, but is not limited to: (1) a summary of the CG Committee's main authority, responsibilities and duties; (2) to the extent requested by the Company, biographical details of the CG Committee's members, including expertise, appointment dates and terms of appointment; (3) details of meetings, including the number of meetings held during the relevant period and the number of meetings attended by each member of the CG Committee; (4) if applicable, an explanation for any departures by the CG Committee from the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time; (5) if applicable, details of any change to the Independent status of each member during the relevant period; and (6) details of any determinations made by the CG Committee in satisfying its objectives. C.6 Application of Standing Rules The Standing Rules for Committees apply to, and are deemed to be incorporated into this CGC Charter, save where the Standing Rules conflict with any of the terms of this CGC Charter. Section D - Audit & Risk Management Committee Charter D.1 Committee Members The Board has established an Audit & Risk Management Committee (A&R Committee). The A&R Committee, where practical or otherwise required, is to consist of the following: (a) a minimum of three members, of which: (1) if the Company has three or more non-executive Directors, only non-executive Directors may constitute the Committee; or (2) if the Company does not have not three or more non-executive Directors, the Board may, in addition to two non-executive Directors, appoint an executive Director to the Committee;

- A-12 - (b) a majority of Independent Directors; and (c) an Independent Chairperson. Each member of the A&R Committee is to be financially literate and at least one member of the Committee is to have recent and relevant accounting or related financial management experience. As at the date of this Audit & Risk Management Committee Charter (A&R Charter), the members of the A&R Committee are: (a) Brian Moller (as Chairperson); (b) John Bovard; and (c) Dr. Robert Weinberg. The Chief Financial Officer, Company Secretary and representatives of the auditors are normally expected to attend meetings of the A&R Committee upon invitation. D.2 Purpose (a) The A&R Charter sets out the role, responsibilities, composition, authority and membership requirements of the A&R Committee of the Company. (b) Key features of the A&R Charter will be outlined in the Annual Report. (c) The A&R Charter is available to shareholders of the Company via the website. D.3 Definition and Objectives of the Committee (a) The A&R Committee is a Committee of the Board. (b) The A&R Committee's primary function is to assist the Board in discharging its responsibility to exercise due care, diligence and skill in relation to the Company by: Audit Related (1) monitoring the integrity of the financial statements of the Company and any formal announcements relating to the Company's financial performance and reviewing significant financial reporting judgements contained in them prior to their approval by the Board; (2) reviewing the Company's internal financial controls; (3) monitoring and reviewing the effectiveness of the Company's internal audit function; (4) reviewing the scope and results of both th external and internal audits; (5) monitoring corporate conduct and business ethics, including auditor independence and ongoing compliance with laws and regulations; (6) maintaining open lines of communication between the Board, Management and the external auditors, thus enabling information and points of view to be freely exchanged; (7) reviewing matters of significance affecting the financial welfare of the Company;

- A-13 - (8) ensuring that systems of accounting and reporting of financial information to shareholders, regulators and the general public are adequate; (9) reviewing the Company's internal financial control system; (10) considering the appointment, re-appointment, removal, remuneration and terms of engagement of the external auditor and making recommendations to the Board in respect of the same; (11) monitoring and reviewing the external auditor's independence, objectivity and the effectiveness of the audit process, taking into consideration relevant professional and regulatory requirements; and (12) developing and implementing policy on the engagement of the external auditor to supply non-audit services, taking into account relevant ethical guidance regarding the provisions of non-audit services by the external audit firm and reporting to the Board in respect of the same. Risk Related (13) ensuring the development of an appropriate risk management policy framework that will provide guidance to Management in implementing appropriate risk management practices throughout the Company's operations, practices and systems; (14) defining and periodically reviewing risk management as it applies to the Company and clearly identify all stakeholders; (15) ensuring the A&R Committee clearly communicates the Company's risk management philosophy, policies and strategies to Directors, Management, employees, contractors and appropriate stakeholders; (16) ensuring that Directors and Management establish a risk aware culture which reflects the Company's risk policies and philosophies; (17) reviewing methods of identifying broad areas of risk and setting parameters or guidelines for business risk reviews; (18) reviewing the Company's internal control and risk management systems and making informed decisions in respect of the same; (19) considering capital raising, treasury and market trading activities with particular emphasis on risk treatment strategies, products and levels of authorities; and (20) implementing and reviewing arrangements by which Directors, Management, employees and contractors may, in confidence, raise concerns about possible improprieties in matters of financial reporting or other matters. D.4 Reporting (a) Proceedings of all meetings of the A&R Committee are to be minuted and signed by the Chairperson of the A&R Committee and then circulated to the Board as part of the reports outlined below. (b) The A&R Committee, through its Chairperson, is to report to the Board at the earliest possible Board meeting after each A&R Committee meeting (each report shall constitute a Periodic A&R Report). Each Periodic A&R Report shall include, but is not limited to: (1) the minutes of the relevant A&R Committee meeting and any formal resolutions put at that meeting;

- A-14 - (2) if applicable, information about the audit process including the results of any internal and external audits; (3) if applicable, procedures for the selection and appointment of the external auditor and for the rotation of external audit partners; (4) if applicable, recommendations for the appointment or removal of an auditor; (5) any determination by the Committee relating to the independence of the external auditor and whether the Committee is satisfied that independence of this function has been maintained having regard to the provision of non-audit services; (6) an assessment of the performance and objectivity of the internal audit function; (7) results of its review of risk management and internal compliance and control systems; and (8) any matters that in the opinion of the Committee should be brought to the attention of the Board and any recommendations requiring Board approval and/or action. (c) In addition to the Periodic A&R Reports, the Chairperson of the Committee must submit an annual report to the Board (at the Board meeting at which the year end financial statements are approved), summarising the Committee's activities during the year (Annual A&R Report). The Annual A&R Report (and where appropriate, any interim report) shall include, but is not limited to: (1) a summary of the A&R Committee's main authority, responsibilities and duties; (2) to the extent requested by the Company, biographical details of the Committee's members, including expertise, appointment dates and terms of appointment; (3) member and related party dealings with the Company; (4) details of meetings, including the number of meetings held during the relevant period and the number of meetings attended by each member of the A&R Committee; (5) if applicable, an explanation for any departures by the A&R Committee from the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time; (6) if applicable, details of any change to the Independent status of each member during the relevant period; and (7) details of any determination by the A&R Committee regarding the external auditor's independence. D.5 Risk Management Policies The A&R Committee will ensure that the necessary controls are in place for risk management policies to be maintained by: (a) devising a means of analysing the effectiveness of risk management and internal compliance and control system and of the effectiveness of their implementation; and (b) reviewing, at least annually, the effectiveness of the Company's implementation of the risk management system.

- A-15 - D.6 Attendance at Meetings (a) Other Directors (executive and non-executive) have a right of attendance at meetings of the A&R Committee. However, no Director is entitled to attend that part of a meeting at which an act or omission of that Director or a contract, arrangement or undertaking involving or potentially involving that Director or a related party of that Director (Interested Director) is being investigated or discussed. (b) Notwithstanding clause C.6(a), if in the opinion of the A&R Committee, their investigation or discussion will be assisted by hearing from the Interested Director, the A&R Committee may invite that Interested Director to address the A&R Committee. The A&R Committee will give fair consideration to that address. The Interested Director will not, however, be invited to take part in the deliberations following that address. D.7 Access (a) The A&R Committee shall have unlimited access to the external and internal auditors, and to senior Management of the Company and any subsidiary. The A&R Committee shall also have the ability and authority to seek any information it requires to carry out its duties from any officer or employee of the Company and such officers or employees shall be instructed by the Board to cooperate fully in provision of such information. (b) The A&R Committee also has the authority to consult independent experts where they consider it necessary to carry out their duties. Any costs incurred as a result of the A&R Committee consulting an independent expert will be borne by the Company. D.8 Application of Standing Rules The Standing Rules for Committees apply to, and are deemed to be incorporated into this A&R Charter, save where the Standing Rules conflict with any of the terms in this A&R Charter. Section E - Remuneration Committee Charter E.1 Committee Members The Company has established a remuneration committee (Remuneration Committee). As at the date of this Remuneration Committee Charter (the Remuneration Charter), the members of the Remuneration Committee are: (a) John Bovard (as Chairperson); (b) Nicholas Mather; (c) Dr Robert Weinberg; and (d) Brian Moller. E.2 Purpose (a) The Remuneration Charter sets out the role, responsibilities, composition, authority and membership requirements of the Remuneration Committee of the Company. (b) Key features of the Remuneration Charter will be outlined in the Annual Report. The Remuneration Charter is available to shareholders via the website.

- A-16 - E.3 Definition and Objectives of the Remuneration Committee (a) The Remuneration Committee is a Committee of the Board which, where practical or otherwise required, shall be comprised of: (1) a minimum of three members; (2) all, if not most, Independent non-executive Directors; (3) an Independent Chairperson; and (4) other persons appointed by the Board from time to time. (b) The Remuneration Committee is responsible for reviewing the remuneration policies and practices of the Company and making recommendations to the Board in relation to: (1) executive remuneration and executive incentive plans, including without limitation: (A) the pension, superannuation rights and compensation payments and any amendments to such policy proposed from time to time by Management; (B) the on-going appropriateness and relevance of the executive remuneration policy and other executive benefit programs; (C) consideration of whether to seek shareholder approval for any aspect of the executive remuneration or executive remuneration policy; (D) the implementation of the executive remuneration policy; (E) the total proposed payments from each executive incentive plan; and (F) the preparation of a report so as to enable the Board to report annually to shareholders on matters relating to executive remuneration as is required by law; (2) the remuneration packages for Management (including the Chief Executive Officer) and the Managing Director (if any), including without limitation: (A) the entire specific remuneration for each individual (including fixed pay, incentive payments, equity awards, retirement rights, service contracts) having regard to the executive remuneration policy; and (B) consideration of whether to seek shareholder approval for any aspect of each specific remuneration package or the remuneration policy generally; (3) non-executive Director remuneration, including without limitation ensuring that the fees for non-executive Directors are within the aggregate amount approved by shareholders or the Board (as the case may be) and do not exceed the amount set out in the Articles (if applicable); (4) the Company's recruitment, retention and termination policies and procedures for senior Management; (5) remuneration by gender; (6) incentive plans and share allocation schemes, including without limitation:

- A-17 - (A) to review and approve the design of all equity based plans; (B) to keep all plans under review in light of legislative, regulatory and market developments; (C) to determine each year whether awards will be made under each equity based plan; (D) to ensure that the equity based executive remuneration is made in accordance with the thresholds set in plans approved by shareholders; (E) to review total proposed awards under each plan; (F) in addition to considering awards to Executive Directors and direct reports to the Managing Director and/or Chief Executive Officer, review and approve proposed awards under each plan on an individual basis for executives as required under the rules governing each plan or as determined by the Remuneration Committee; and (G) to review, approve and keep under review performance hurdles for each equity based plan; (7) superannuation arrangements; and (8) remuneration of members of other Committees of the Board (if applicable). E.4 Remuneration Policies (a) The Committee should design the remuneration policy in such a way that it: (1) attracts, retains and motivates appropriately qualified and skilled corporate officers; (2) motivates Directors and Management to pursue the long-term growth and success of the Company within an appropriate control framework; and (3) demonstrates a clear relationship between key executive performance and remuneration. (b) In performing its role, the Remuneration Committee is required to ensure that: (1) the remuneration offered is in accordance with prevailing market conditions, and that exceptional circumstances are taken into consideration; (2) contract provisions reflect market practice; and (3) targets and incentives are based on realistic performance criteria. (c) The Committee will also: (1) overview the application of sound remuneration and employment practices across the Company; (2) ensure the Company complies with legislative requirements related to employment practices; and (3) have regard to the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time.

- A-18 - E.5 Approval (a) The Committee must approve the following prior to implementation: (1) changes to the remuneration or contract terms of Executive Directors and direct reports to the Managing Director or Chief Executive Officer; (2) the design of new, or amendments to current, equity plans or executive cash-based incentive plans; (3) the total level of award proposed from equity plans or executive cash-based incentive plans; and (4) termination payments to Executive Directors, direct reports to the Managing Director and/or Chief Executive Officer, including consideration of early termination and any other termination payment made to a member of senior Management. E.6 Reporting (a) Proceedings of all meetings of the Remuneration Committee are to be minuted and signed by the Chairperson of the Remuneration Committee, and then circulated to the Board as part of the reports outlined below. (b) The Remuneration Committee, through its Chairperson, is to report to the Board at the earliest possible Board meeting after each Remuneration Committee meeting (each report shall constitute a Periodic Remuneration Report). Each Periodic Remuneration Report shall include, but is not limited to: (1) the minutes of the relevant Remuneration Committee meeting and any formal resolutions put at that meeting; (2) information about any review process undertaken, or resolved at the relevant meeting to be undertaken, by the Remuneration Committee; and (3) any matter that in the opinion of the Remuneration Committee should be brought to the attention of the Board and any recommendation requiring Board approval and/or action. (c) In addition to the Periodic Remuneration Report, the Chairperson of the Remuneration Committee must submit an annual report to the Board (at the Board meeting at which the year end financial statements are approved) summarising the Remuneration Committee's activities during the year (Annual Remuneration Report). The report (and where appropriate, any interim report) must include: (1) a summary of the Remuneration Committee's main authority, responsibilities and duties; (2) to the extent requested by the Company, biographical details of the Remuneration Committee's members, including expertise, appointment dates and terms of appointment; (3) details of meetings, including the number of meetings held during the relevant period and the number of meetings attended by each member of the Remuneration Committee; (4) if applicable, an explanation for any departure by the Remuneration Committee from the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time; (5) if applicable, details of any change to the Independent status of each member during the relevant period; (6) an assessment of:

- A-19 - (A) executive remuneration and incentive plans; (B) remuneration packages for senior Management, Directors and the Managing Director and/or Chief Executive Officer (if any); (C) remuneration by gender (either independently, or in conjunction with the Nominations Committee); (D) the Company's recruitment and retention and termination policies and procedures for senior Management; (E) incentive plans and share allocation schemes; (F) superannuation arrangements; (G) remuneration of members of other Committees of the Board (if applicable); (7) recommendations for setting remuneration levels for senior Management, Directors, the Managing Director and Chief Executive Officer (if any); and (8) at least annually, a review of the formal written Remuneration Charter and its continuing adequacy, and an evaluation of the extent to which the Remuneration Committee has met the requirements of the Remuneration Charter. E.7 Meetings (a) Despite the Standing Rules, there is no requirement that the Remuneration Committee meet a set number of times or intervals during a year. Rather, the Remuneration Committee will meet at such intervals as required to fulfil its obligations. (b) In addition, the Chairperson is required to call a meeting of the Remuneration Committee if requested to do so by any Remuneration Committee member, the internal or external auditors, the Chairperson of the Board or any other Board member. (c) The Remuneration Committee shall have access to employees of the Company and appropriate external advisers. The Remuneration Committee may meet with these external advisers without Management being present. (d) The Remuneration Committee may also seek input from individuals on remuneration policies but no individual should be directly involved in deciding his/her remuneration. E.8 Attendance at Meetings Other Directors (executive and non-executive) have a right of attendance at meetings of the Remuneration Committee. However, no Director is entitled to attend that part of a meeting at which the remuneration of that Director or a related party of that Director is being discussed. E.9 Application of Standing Rules The Standing Rules for Committees apply to, and are deemed to be incorporated into this Remuneration Charter, save where the Standing Rules conflict with any of the terms in this Remuneration Charter.

- A-20 - Section F - Nominations Committee Charter F.1 Committee Members As noted above, the Company has not formally established a nominations committee (Nominations Committee) as the Directors consider that the Company is not of a size nor are its affairs of such complexity as to justify the formation of a Nominations Committee. Rather, the Board as a whole is able to address these issues and is guided by the Nomination Committee Charter (Nominations Charter) set out below. The Company will review this position annually and determine whether a Nominations Committee needs to be established. F.2 Purpose (a) The Nominations Charter sets out the role, responsibilities, powers, authority and membership requirements of the Nominations Committee of the Company. (b) Key features of the Nominations Charter will be outlined in the Annual Report. The Charter is available to shareholders of the Company via the website. F.3 Definition and Objectives of the Committee (a) The Nominations Committee is a Committee of the Board which shall, where practical or otherwise required, be comprised of: (1) a minimum of three members; (2) all, if not most, Independent non-executive Directors; (3) an Independent Chairperson; and (4) other persons appointed by the Board from time to time. (b) The Nominations Committee is responsible for assisting the Board in relation to the appointment of members to the Board and of Management (including, without limitation, the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer (to the extent that the Company has or requires such positions)), and for the review of the performance of such persons. (c) The Committee shall discharge its responsibility by: (1) developing criteria for seeking and reviewing candidates for a position on the Board, including by implementing processes to assess the necessary and desirable skill sets of the Board members including experience, expertise, skills and performance of the Board and the Committees; (2) identifying suitable candidates for appointment to the Board or senior Management positions from diverse backgrounds; (3) reviewing appropriate applications for positions of the Board and recommending individuals for consideration by the Board; (4) recommending procedures, including but not limited to strategies to address board Diversity and increasing the proportion of women in the Company, for adoption by the Board for the proper oversight of the Board and senior Management;

- A-21 - (5) ensuring that such procedures, once adopted, are implemented such that the performance of each member of the Board and of senior Management is reviewed and assessed each year in accordance with the procedures; and (6) annually reviewing the composition of each Committee and presenting recommendations for Committee memberships to the Board. (d) Membership of the Nominations Committee will be disclosed in the Annual Report. F.4 Reporting (a) Proceedings of all meetings of the Nominations Committee are to be minuted and signed by the Chairperson of the Nominations Committee, and then circulated to the Board as part of the reports outlined below. (b) The Nominations Committee, through its Chairperson, is to report to the Board at the earliest possible Board Meeting after each Nominations Committee meeting (each report shall constitute a Periodic Nominations Report). Each Periodic Nominations Report shall include, but is not limited to: (1) the minutes of the relevant Nominations Committee meeting and any formal resolutions put at that meeting; (2) procedures for, and factors taken into account in, the selection and appointment of proposed Board and senior Management representatives and for the monitoring of the performance of Board and senior Management, including whether the Company has developed any board skills matrix to identify any 'gap' in the skills and experience of the Board and whether any professional intermediaries were used to identify and/or assess candidates; (3) the steps taken to ensure that a diverse range of candidates is considered; (4) any determinations by the Nominations Committee relating to the Independence of a proposed Board member; (5) where applicable: (A) recommendations for the appointment or removal of a Board member or member of senior Management; (B) recommendations for the re-election of a Board member; and (C) assessments of the performance of any Board member or member of senior Management; and (6) any matters that in the opinion of the Committee should be brought to the attention of the Board and any recommendations requiring Board approval and/or action. (c) In addition to the Periodic Nominations Report, the Chairperson of the Nominations Committee must submit an annual report to the Board (at the Board meeting at which the year end financial statements are approved) summarising the Nominations Committee's activities during the year (Annual Nominations Report). The Annual Nominations Report (and where appropriate, any interim report) must include: (1) a summary of the Nominations Committee's main authority, responsibilities and duties; (2) details of the mix of skills and Diversity for which the Board is looking to achieve in membership of the Board;

- A-22 - (3) to the extent requested by the Company, biographical details of the Nominations Committee's members, including expertise, appointment dates and terms of appointment; (4) details of meetings, including the number of meetings held during the relevant period and the number of meetings attended by each member; (5) if applicable, an explanation for any departures by the Nominations Committee from the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time; (6) details of the policies introduced (whether independently, or in conjunction with the Remuneration Committee) to address board and employee Diversity, including but not limited to strategies to increase the proportion of women at all levels of the Company; (7) the measurable objectives that are, or will be, set by the board to achieve gender diversity in accordance with the Diversity Policy and progress towards achieving them; (8) details of the proportion of women employees in the whole organisation, women in senior executive positions and women on the Board; (9) if applicable, details of any change to the Independent status of each member during the relevant period; and (10) details of any determination or recommendations made by the Nominations Committee in performing its functions under Section E.3. F.5 Attendance at Meetings (a) Other Directors (executive and non-executive) have a right of attendance at meetings of the Nominations Committee. However, no Director is entitled to attend that part of a meeting at which an act or omission of that Director or a contract, arrangement or undertaking involving or potentially involving that Director or a related party of that Director (Interested Director) is being investigated or discussed. (b) Notwithstanding Section E.5(a) above, if in the opinion of the Committee, their investigation or discussion will be assisted by hearing from the Interested Director, the Nominations Committee may invite that Director to address the Nominations Committee. The Nominations Committee will give fair consideration to that address. The Interested Director will not, however, be invited to take part in the deliberations following that address. F.6 Access (a) The Nominations Committee shall have unlimited access to the external and internal auditors, and to senior Management of the Company and any subsidiary. The Committee shall also have the ability and authority to seek any information it requires to carry out its duties from any officer or employee of the Company and such officers or employees shall be instructed by the Board to co-operate fully in provision of such information. (b) The Committee also has the authority to consult independent experts where they consider it necessary to carry out their duties. Any costs incurred as a result of the Nominations Committee consulting an independent expert will be borne by the Company. F.7 Application of Standing Rules The Standing Rules for Committees apply to, and are deemed to be incorporated into this Nominations Charter, save where the Standing Rules conflict with any of the terms in this Nominations Charter.

- A-23 - Section G - Standing Rules of Committees G.1 Application These Standing Rules apply to, and are deemed to be incorporated into the Charter of each Committee, except where the terms of these Standing Rules conflict with those of the relevant Charter (in which case, the relevant provision of the relevant Charter will apply). G.2 Composition (a) The composition of each Committee will be determined in accordance with the following principles: (1) each Committee will aim to have membership which comprises only non-executive Directors, save where the Board considers that to do so for a particular Committee or Committees would be impractical, unnecessary or undesirable; (2) each Committee will aim to have a majority of Independent Directors (where appropriate, given the size and complexity of the Company); (3) where practicable or otherwise required, the Chairperson of the Committee shall be Independent; and (4) each Committee shall comprise of a minimum of three members. (b) Membership of each Committee will be disclosed in the Annual Report of the Company. (c) Committee members are appointed by the Board. (d) The term of appointment as a member is for a period of no more than one year, with Committee members generally being eligible for re-appointments for so long as they remain Directors of the Board. The effect of ceasing to be a Director of the Board is the automatic termination of appointment as a member of each relevant Committee. (e) Membership of each Committee should be confirmed annually by the Board. (f) Each Director may attend meetings, but will have no voting rights unless he/she is a member of the relevant Committee. G.3 Chairperson (a) The Chairperson of each Committee is selected by the Board. (b) Should the Chairperson be absent from a meeting and no acting Chairperson been appointed by the Board, the members of the relevant Committee present at the meeting have authority to choose one of their number to be Chairperson for that particular meeting. G.4 Meetings (a) Each Committee will meet at such intervals as required to fulfil its obligations but must be at least three (3) times annually. (b) In addition, the Chairperson is required to call a meeting of each Committee if requested to do so by any Committee member, the external auditors, the internal auditors, the Chairperson of the Board or any other Board member.

- A-24 - (c) The Chairperson will appoint an executive to act as Secretary to each relevant Committee who shall be responsible: (1) in conjunction with the Chairperson, for drawing up the agenda, supported by explanatory documentation, and circulating it to the relevant Committee members prior to each meeting; and (2) for keeping the minutes of meeting of each Committee and circulating them to Committee members and to the other members of the Board. (d) A quorum shall consist of two members. (e) The Chairperson shall report to the Board following each meeting. G.5 Fees Committee members are entitled to receive remuneration as may be determined from time to time by the Remuneration Committee. G.6 Review of Charter (a) Each Charter is to be reviewed annually by each relevant Committee to ensure it remains consistent with the Committee's authority, objectives and responsibilities. (b) Significant changes to the Charter must be recommended by the relevant Committee and approved by the Board. G.7 Duties and Responsibilities (a) The duties and responsibilities of a member of each Committee are in addition to those duties set out for a Director of the Board. (b) The duties and responsibilities of a member of each Committee are set out in each Charter. Section H - Corporate Ethics Policy H.1 Introduction Directors of the Company are subject to certain legal requirements regulating their conduct both in terms of their internal conduct as Directors and in their external dealings with third parties both on their own behalf and on behalf of the Company. To assist directors in discharging their duty to the Company and in compliance with relevant laws to which they are subject, the Company has adopted the following Corporate Ethics Policy (Policy). H.2 Directors' Duties Each Director of the Company is required to comply strictly with their legal, statutory and equitable duties as an officer of the Company. These duties include, amongst other matters, the following: (a) Duty to act within powers Each Director must act in accordance with the Company's Articles, and only exercise powers for their proper purpose.

- A-25 - (b) Duty to promote the success of the Company Each Director must act in the way that they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. When considering what is most likely to promote the success of the Company, Directors must have regard to: (1) the likely consequences of any decision in the long term; (2) the interests of the Company's employees; (3) the need to foster the Company's business relationships with suppliers, customers and others; (4) the impact of the Company's operations on the community and the environment; (5) the desirability of the Company maintaining a reputation for high standards of business conduct; and (6) the need to act fairly as between the members of the Company. (c) Duty to exercise independent judgement Each Director must exercise their independent judgement and make their own decisions. (d) Duty to exercise reasonable care, skill and diligence Each Director must exercise the care, skill and diligence which would be exercised by a reasonably diligent person with both: (1) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the functions carried out by each Director in relation to the Company (the "objective" test); and (2) the general knowledge, skill and experience that each Director actually has (the "subjective" test). Accordingly, a Director must display the knowledge, skill and experience set out in the objective test, but where a Director has specialist knowledge, the higher subjective standard must be met. In applying the test, regard must be had to the functions of the particular Director, including their specific responsibilities and the circumstances of the Company. (e) Duty to avoid conflicts of interest Each Director must avoid situations in which a direct or indirect interest of that Director conflicts with, or may conflict with, the Company's interests. This applies in particular to the exploitation of property, information or opportunity (whether or not the Company could take advantage of the property, information or opportunity). Directors should be aware that a conflict of interest may arise in circumstances where a Director has no obvious personal or financial interest at stake. A non-exhaustive list of situations in which a conflict of interest may potentially arise is set out below: (1) where a Director holds multiple directorships (for example, a Director who is a member of the board of several companies may find themselves in a position of conflict if the interests of two or more of those companies conflict, such that they cannot properly fulfil the duties owed to either of them. This may be because the Director holds information about one company, in respect of which they

- A-26 - owe a duty of confidentiality to that company, but which it would be in the best interests of another company of which they are also a director to disclose); (2) where a Director is a major shareholder of the Company; (3) where a Director represents a major shareholder of the Company (4) where a Director has a personal interest in a matter directly or indirectly related to the Company; (5) where a Director also holds a professional advisory position in respect of the Company; and (6) where a Director has a conflict of interest through a Connected Person. Directors should avoid conflicts of interest where possible. It is important that any actual, perceived or potential conflict of interest is promptly identified and disclosed so that the Board may acknowledge the conflict and deal with it in the most appropriate manner. Where a conflict of interest arises, a Director should have regard to the Articles, in particular, the procedure for reporting and the management of conflicts outlined in Article 24. (f) Duty to not accept benefits from third parties Directors must not accept any benefit (including a bribe) from a third party which is conferred because of their being a Director or their doing or not doing anything as a Director. This duty is not infringed if the acceptance of the benefit cannot reasonably be regarded as likely to give rise to a conflict of interest. (g) Duty to declare interests in proposed transactions or arrangements Directors must declare to the other directors the nature and extent of any interest, direct or indirect in a proposed transaction or arrangement with the Company. The Director need not be a party to the transaction for the duty to apply. An interest of another person in a contract with the Company may require the Director to make a disclosure under this duty, if the other person's interest amounts to a direct or indirect interest on the part of the Director. H.3 Dealing in Company securities (a) The Company has established a securities trading policy that covers such matters as insider trading/dealing, market abuse and dealing generally in the Company's securities (the Company Dealing Code). The relevant laws relating to insider trading/dealing, market abuse and dealing generally in the Company's securities can give rise to both criminal and civil liability. For example, the relevant insider trading/dealing laws can give rise to liability for not only the person that acts on the inside information but also the person who provides the inside information. (b) Having regard to paragraph G.3(a): (1) each Director must not, whilst they are in possession of any inside information in relation to the Company, do anything which would constitute a breach of the relevant laws relating to insider trading/dealing, market abuse and dealing generally; (2) each Director must comply with the Company Dealing Code; and (3) each Director must comply with any AIM Rules and/or Exchange Rules which may be applicable from time to time, in relation to dealing and disclosure of any dealings, in the Company's securities.

- A-27 - H.4 Confidentiality (a) Each Director owes a fundamental duty of confidentiality to the Company, and must use or disclose the Company's confidential information only for the benefit of the Company. (b) Directors must not pass, provide or otherwise disclose confidential information to any person who does not have a right to know such information, or who may use such information for personal gain or benefit, or otherwise to the detriment of the Company. Section I - Diversity Policy I.1 General Purpose and Principle (a) The Company respects and values the competitive advantage of diversity (which includes but is not limited to gender, age, ethnicity and cultural background), and the benefit of its integration throughout the Company in order to enrich the Company's perspective, improve corporate performance, increase shareholder value and maximise the probability of achievement of the Company's goals (the Principle). (b) In furtherance of the Company's commitment to the Principle, the Board acknowledges the UK Corporate Governance Code and such other codes or guidelines to which the Company may have regard from time to time. However, having regard to the size, scale, complexity and nature of its operations and projects, the Board does not presently believe the Company to be of sufficient size or complexity to warrant the implementation of formalized diversity practices. Rather, once the Board considers the Company to be of sufficient size or complexity, the Company will formally: (1) put the Principle into practice in the following manner: (A) strategically and operationally, by: (i) being attuned to diverse strategies to deliver the Company's objectives with respect to diversity; (ii) being attuned to diverse corporate, business and market opportunities; and (iii) being attuned to diverse tactics and means to achieve those strategies in (i) and to take advantage of those opportunities in (ii) above. (B) through Management, by: (i) adding to, nurturing and developing the collective relevant skills, and diverse experience and attributes of personnel within the Company; (ii) ensuring that the Company's culture and management systems are aligned with and promote the attainment of the Principle; (2) develop strategies, initiatives and programs to promote the Principle, including the achievement of gender diversity with respect to the matters referred to in Section H.1(b)(1); (3) set measurable objectives, and targets or key performance indicators (KPIs), for the strategies, initiatives and programs to achieve gender diversity with respect to the matters referred to in Section H.1(b)(1); (4) implement the strategies, initiatives, programs and measurable objectives referred to in paragraphs (2) and (3); and

- A-28 - (5) through Management, monitor, review and report to the Board (including via the Remuneration Committee and Nominations Committee) on the achievement of gender diversity with respect to the matters referred to in paragraph H.1(b)(1), the Company's progress under this Policy. I.2 Measurable Objectives, Targets and Key Performance Indicators – Gender Diversity (a) With respect to gender diversity, once the Board considers the Company to be of sufficient size or complexity, Management will: (1) develop, for approval by the Board or its relevant sub-committee, as appropriate: (A) measurable objectives concerning the strategies, initiatives and programs referred to in paragraph H.1(b)(2); (B) targets or KPIs to verify progress towards attainment of those measurable objectives; (2) measure performance against those targets and KPIs; and (3) report from time to time on the progress of the matters referred to in (1) and (2) above. I.3 Compliance Requirements Once the Board considers the Company to be of sufficient size or complexity, the Company will meet its obligations with respect to the issue of diversity, as may be required under the UK Corporate Governance Code and other regulatory requirements (if any). I.4 Communication (a) The Company commits to the communication of this Policy within the Company and to its shareholders and the market, including via its website: (1) by way of transparency and accountability; and (2) to better promote the prospects of attainment of the Principle. I.5 Accountability (a) Reporting and accountability in the terms of this Policy will be a periodic item on the Board agenda. (b) At least annually the Nominations Committee and Remuneration Committee will report to the Board on progress towards attainment of the Principle, and otherwise to facilitate the Board in meeting any applicable compliance requirements. I.6 Addenda to this Policy The following shall constitute addenda to this Policy (as they are adopted by the Board from time to time) as if set out in this Policy: (a) approved strategies, initiatives and programs and measurable objectives referred to in paragraph H.1(b)(2); and (b) approved measurable objectives, targets and KPIs referred to in paragraph H.1(b)(3) as may apply from time to time.

- A-29 - I.7 Overriding Caveat (a) Nothing in this Policy shall be interpreted so as to endorse any of the following matters: (1) the principal criteria for selection and promotion of people to work within the Company being other than their overall relative prospect of adding value to the Company and enhancing the probability of achievement of the Company's objectives, taking into account matters such as the nature of the industry in which the Company operates; (2) any discriminatory behaviour by or within the Company contrary to the law, or any applicable codes of conduct or behaviour for the Company and its personnel; and (3) any existing person within the Company in any way feeling threatened or prejudiced by this Policy in their career development or otherwise, merely because their diversity attributes at any time may be more, rather than less, common with others. Section J - Nominee Director Policy J.1 General Purpose (a) This Nominee Director Policy (Policy) sets out the principles to be followed by the Board, those Directors that are nominated by a shareholder (each a Nominee) and the nominating shareholders (each a Nominating Shareholder). (b) The objective of the Policy is to ensure that all parties operate in a transparent manner and to outline the principles that will assist with the management of risks associated with sharing confidential information and actual, potential and perceived conflicts of interest. (c) For the avoidance of any doubt, this Policy: (1) governs arrangements between the Company, on the one hand, and each Nominating Shareholder and its Nominee, on the other hand. It does not operate as an agreement, arrangement or understanding between any Nominating Shareholder (or its Nominee) and any other Nominating Shareholder (or its Nominee); and (2) does not restrict, amongst other matters, a Nominating Shareholder from exercising at its absolute discretion a right to vote at a general meeting of the Company or acquiring or disposing of any securities in the Company. J.2 Compliance with this Policy (a) Each Nominee and its Nominating Shareholder must, prior to the Nominee's appointment as a Director (unless such Nominee was appointed as a Director before the operation of this Policy, in which case, on or prior to the operation of this Policy), provide to the Company a written confirmation that the Nominee and its Nominating Shareholder will comply with their respective obligations under this Policy. (b) Each Nominee and its Nominating Shareholder must comply with all of the restrictions and obligations under this Policy and the Nominee must not communicate any information concerning the affairs of the Company Group which the Nominee has received in their capacity as a Director of the Company to their Nominating Shareholder or any Affiliate of their Nominating Shareholder, except: (1) where the Chairperson has consented to that disclosure under clause I.4(b) (which information is to be held on the terms of this Policy); or (2) where paragraphs (A), (B) or (C) of the definition of "Confidential Information" are satisfied.

- A-30 - (c) If a Nominating Shareholder or its Nominee, in the opinion of the Chairperson (acting reasonably), fails to comply with this Policy in any material respect and such failure is not ceased or remedied within 5 Business Days after receiving written notice from the Company (including, where the Chairperson determines that the failure is personal to the Nominee, by the resignation of the Nominee and to the extent permitted under any relevant agreement, the nomination of a replacement Director by the relevant Nominating Shareholder), or fails to comply with this Policy where such failure is a Serious Breach of this Policy, then the Chairperson may make any one or more of the following determinations (acting reasonably): (1) that the Nominating Shareholder must cause and procure its Nominee to retire immediately from the Board; (2) that information made available to the Directors (including Board papers), will not be made available to the Nominating Shareholder's Nominee for such time, or on such conditions, as the Chairperson considers appropriate in the relevant circumstances; or (3) such other determination as the Chairperson (acting reasonably) considers is appropriate in the relevant circumstances. J.3 Principles for Nominees (a) In the interests of proper corporate governance, the flow of certain types of information between the Company, Nominees and Nominating Shareholders should be restricted. This is to manage certain actual, potential or perceived conflicts of interest that may arise between the duties and obligations which a Nominee owes to the Company and to their Nominating Shareholder. (b) In the interests of best practice corporate governance, a Nominee must not: (1) request, and must not be given, Confidential Information to the extent relating to matters where there is an actual, potential or perceived risk of conflict of interest between the Nominee's duties to the Nominating Shareholder and the Company (Excluded Information) which should not be provided to a Nominee, as determined by the Chairperson (acting reasonably) from time to time; (2) be present during discussions, or vote on any resolution, to the extent relating to Excluded Information (each discussion or vote being an Excluded Deliberation in respect of that Nominee); and (3) be appointed to any other position within, or by, the Company Group which would result in the Excluded Information being made available to that Nominee. (c) Where the Board holds any Excluded Deliberations, it does so as an ad hoc committee of the Board. (d) If the Chairperson determines that information is Excluded Information under clause I.3(b): (1) the Chairperson will give prior notification to the Nominee, to the extent possible without disclosing Excluded Information, in general terms of the reasons why the Chairperson considers it should be Excluded Information and as much information as possible concerning the content and the nature of the Excluded Information as is possible without disclosing Excluded Information; and (2) if the Nominee or Nominating Shareholder notifies the Chairperson or Board that it disagrees with the Chairperson's determination under clause I.3(b) (the date on which such notification is made being the Notification Date), a Board committee comprising all of the Company's Directors (but excluding the Chairperson, the relevant Nominee and any Director who has also been excluded from the relevant information or deliberation) must review the Chairperson's decision within 10 Business Days (or such other period determined by that Board committee acting reasonably) after the Notification Date, and the Chairperson and Nominee or Nominating Shareholder will be entitled to

- A-31 - present their case to the Board committee. The Board committee will either confirm or overturn the Chairperson's decision and the Board committee's decision will be final. (e) The Nominee may also request to be excluded from deliberations on a particular matter. Such deliberations will be taken to be Excluded Deliberations until the Nominee requests to be included in deliberations again. (f) The Company and the Chairperson must proactively assess whether any deliberations may involve a conflict of interest and use reasonable endeavours to provide the Nominee with the opportunity to be excluded under clause I.3(e). In providing the Nominee with this opportunity, the Company must not disclose more information than is necessary for the Nominee to assess whether the Nominee should exclude themselves from deliberations. (g) If the Chairperson makes a determination under clause I.3(b), the Chairperson must (acting reasonably, and to the extent appropriate) keep the Nominee informed in general terms of the progress and status of the Excluded Deliberations. (h) Notwithstanding anything else in this Policy, at any time, a Nominee may request and must be given any information of the Company or its Affiliates which is not Excluded Information that a director is entitled to at law. J.4 I.4 Provision of information to Nominating Shareholder by Nominee (a) A Nominee must keep all Confidential Information strictly confidential and not disclose or use any such Confidential Information except as permitted by law and this Policy. (b) A Nominee must not communicate any Confidential Information to its Nominating Shareholder or, for the avoidance of any doubt, any other person (for example, any Affiliate of its Nominating Shareholder), except where the Chairperson has consented to such communication. J.5 I.5 Nominating Shareholder principles – Confidential Information (a) In certain limited circumstances, a Nominating Shareholder may receive information from its Nominee that is Confidential Information (but, for the avoidance of any doubt, will not receive Excluded Information). Nominating Shareholders must keep all Confidential Information strictly confidential and not disclose or use any Confidential Information except as is otherwise permitted by this Policy or by law. (b) A Nominating Shareholder must: (1) not, and must procure that its Affiliates, directors, officers or employees do not, improperly use any of the Company's Confidential Information to: (A) gain advantage for itself or any other person; or (B) cause detriment to the Company or the Company Group; and (2) keep all Confidential Information under its effective control and take or cause to be taken all such reasonable precautions as may be necessary to prevent any unauthorised disclosure or use of any Confidential Information. J.6 I.6 Nominating Shareholder principles - Announcements and disclosure (a) To the extent permitted by law, a Nominating Shareholder must give the Company the opportunity to review and comment on the relevant part of any proposed announcement or disclosure relating to any aspect of any Confidential Information (with such announcement or disclosure to include sufficient information for the Company to understand the implications of that disclosure for the Company), which the Nominating

- A-32 - Shareholder (or its Affiliate) is required to make, or wishes to make, under any applicable laws, AIM Rules or Exchange Rules of any Exchange on which the Nominating Shareholder's securities or its Affiliate's securities are quoted, listed or otherwise admitted to trading. Where immediate or prompt disclosure is required, the Company must use reasonable endeavours to provide comments within the timeframe nominated by the Nominating Shareholder (acting reasonably) to allow it or its relevant Affiliate to meet its obligations under law, AIM Rules or relevant Exchange Rules. (b) The Company may (at its absolute discretion) make an announcement disclosing the Confidential Information that the Nominating Shareholder (or its Affiliate) proposes to announce under clause I.6(a) simultaneously with, or before, the Nominating Shareholder (or its Affiliate), provided the Company will not disclose any other information available from the proposed announcement or disclosure of the Nominating Shareholder (or its Affiliate) without the prior written consent of the Nominating Shareholder (such consent not to be unreasonably withheld). J.7 Nominating Shareholder principles - Inside Information (a) The Company has established a securities trading policy that covers such matters as insider trading/dealing, market abuse and dealing in the Company's securities (Company Dealing Code). The relevant laws relating to insider trading/dealing, market abuse and dealing can give rise to both criminal and civil liability for not only the person that acts on inside information but also the person who provides the inside information. Relevantly, Confidential Information may include inside information. Accordingly: (1) each Nominating Shareholder and Nominee must not, whilst it is in possession of any inside information in relation to the Company, do anything which would constitute a breach of the relevant laws relating to insider trading/dealing, market abuse and dealing; (2) each Nominating Shareholder must direct its Affiliates, officers and employees who may possess or be given any inside information in relation to the Company not to do anything which would constitute a breach of the relevant laws relating to insider trading/dealing, market abuse and dealing; and (3) each Nominee must, for so long as it is a Director of the Company, comply with the Company Dealing Code. J.8 Restrictions on Nominees (a) A Nominee must in the Board's reasonable opinion, have the requisite business acumen and relevant experience and otherwise be suitable to be a Director of the Company. (b) A Nominating Shareholder must not nominate a person as a Nominee if that person: (1) has been removed by resolution of the Company's shareholders; or (2) was a Director who retired by rotation, or retired otherwise in accordance with the Articles, and was not re-elected by the Company's shareholders. J.9 Qualifications (a) For the avoidance of doubt, this Policy does not restrict the ability of a Nominating Shareholder to act as underwriter or sub-underwriter in future capital raisings. (b) The provisions of clauses I.5, I.6 and I.7 continue to apply to a Nominating Shareholder until the earlier of: (1) the date that is 12 months after the date its Nominee ceases to be a Director of the Company; and

- A-33 - (2) the date the Nominating Shareholder and its Nominee ceases to be in possession of, or have access to, Confidential Information. (c) Where Confidential Information (including, for the avoidance of doubt, Excluded Information) that has been withheld from a Nominee in accordance with this Policy becomes public, or the Chairperson determines (acting reasonably) that the potential for conflict has passed, the excluded Nominee shall be entitled, at his or her request, to a briefing by the Chairperson or other Directors as to the then status of the matter, particulars of any decision of the Board or a Board committee in respect of that matter and any information previously withheld. J.10 Interpretation (a) In this Policy: (1) "Affiliates" means with respect to any person, associates, and any other person directly or indirectly controlling, controlled by, or under common control with, that person; (2) "Company Group" means the Company and its subsidiaries; (3) "Confidential Information" means all or any information concerning the business or affairs of the Company Group which is made available to the Nominee in their capacity as a Director (or potential Director) of the Company and information contemplated by clause I.3(b), including information made available under the exceptions in clause I.3(b) by the Company in respect of the Company Group, but Confidential Information does not extend to: (A) information that is or becomes public knowledge (other than as a result of breach of this Policy); (B) information that was made available to the Nominee by a person other than a member of the Company Group, provided such person is not known by the Nominee, after having made reasonable investigations, to be bound by any obligation of confidence in respect of that information; (C) information already known to the Nominee or its Nominating Shareholder other than as a result of a breach by any person of an obligation of confidence; (D) provided that the Nominating Shareholder has first complied with clause I.6(a), information which a Nominating Shareholder is required to disclose and does disclose under any applicable law, AIM Rule or the Exchange Rules of any Exchange on which the Nominating Shareholder's securities or Affiliate's securities are from time to time quoted, listed or otherwise admitted to trading; or (E) information, the disclosure of which by, or to, a Nominating Shareholder has been approved by the Chairperson of the Company; (4) "Nominee" has the meaning given to that term in clause I.1(a); (5) "Nominating Shareholder" has the meaning given to that term in clause I.1(a); (6) "Serious Breach" means the failure of a Nominating Shareholder or its Nominee to, in the opinion of the Chairperson (acting reasonably), comply with: (A) clause I.4 or clause I.5, where the failure has a material adverse impact on the Company Group or any employee, officer, agent or contractor of the Company Group; or

- A-34 - (B) clause I.7 in any respect, except for an inadvertent breach which has no material adverse impact on the Company Group or any employee, officer, agent or contractor of the Company Group;

SCHEDULE "B" MATTERS RESERVED FOR THE BOARD OF DIRECTORS 1. MANAGEMENT STRUCTURE AND APPOINTMENTS Board and other senior management (the Chief Executive Officer and the Company Secretary) appointments or removals. Board and senior management succession, training, development and appraisal. Execute appropriate strategies to monitor performance of the Board in implementing its functions and powers. Remuneration, contracts, grants of options and incentive arrangements for senior management (if not delegated to a committee). Delegation of the Board's powers, and establishment of a Delegation of Authority Matrix for the Company. Appoint and oversee the membership of committees and agree terms of reference of board committees and task forces. Matters referred to the Board by the Board committees. Directors' conflicts or potential conflicts of interest. • • • • • • • • 2. STRATEGIC/POLICY CONSIDERATIONS Business strategy. Regulatory compliance with all relevant laws (Corporation Act, CA2006, the ASX Listing Rules and the UK Listing Rules, etc.). Corporate Governance, Policies and Procedures. Specific risk management policies including insurance, hedging, borrowing limits and corporate security. Agreement of codes of ethics and business practices. Review and assess risk management and internal compliance and control, codes of conduct and legal compliance. Avoidance of wrongful or fraudulent trading. • • • • • • • 3. TRANSACTIONS Acquisitions and disposals of subsidiaries or other substantive assets. Investment and other capital expenditure projects. Actions or transactions where there may be doubt over propriety. Approval of public announcements, prospectuses, circulars and similar documents. Disclosure of directors' interests. Transactions with directors or other related parties. • • • • • • 4. FINANCE Approve and monitor Capital expenditure, capital management and Capital adequacy. Raising new capital and confirmation of major financing facilities. Discussion of any proposed qualification to the financial statements. Final approval of annual and interim reports, financial statements and accounting policies. Appointment/proposal of and liaise with the Company's external auditor. Approval annual budgets for the coming year. • • • • • • 5. GENERAL Allotment, calls or forfeiture of shares. Shareholders and RNS communications. Calling of shareholders' meetings. • • •